Exhibit 10.1

CONTRIBUTION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of September, 2015 (the “Effective Date”), by and between Limoneira Company, a Delaware corporation (“LIMCO”), and Lewis Santa Paula Member, LLC, a Delaware limited liability company (“Lewis”). Except as otherwise indicated, the capitalized terms used herein have the meanings ascribed to such terms in this Agreement.

RECITALS

A.           LIMCO is the owner of that certain land in the City of Santa Paula, California (the “City”) described on Exhibit “A-1” attached hereto known as East Area 1 (the “East Area 1 Land”) and that certain land in the City described on Exhibit “A-2” attached hereto known as the Mendez Property (the “Mendez Land”, and together with the East Area 1 Land, the “Land”).

B.           LIMCO and Lewis desire that the following occur in connection with and at the Closing (as defined below), all upon and subject to the terms and conditions hereinafter set forth:

(1)         On the Business Day prior to the Closing Date (as defined below), Limoneira EA1 Land, LLC, a Delaware limited liability company (“Limoneira”), which is an Affiliate of LIMCO, will form Limoneira Lewis Community Builders, LLC, a Delaware limited liability company (the “Company”).

(2)         LIMCO, on behalf of Limoneira, will contribute to the Company a portion of the East Area 1 Property and the Mendez Property (as those terms are defined below) pursuant to this Agreement, which is collectively referred to herein as the Project Property and contains the land which is depicted and marked as the “Project Land” on Exhibit “A-3” attached hereto.

(3)         Lewis will pay to LIMCO the Lewis Initial Cash Consideration (as defined below) pursuant to this Agreement.

(4)         Limoneira, as the sole Member of the Company, will assign to Lewis, a fifty percent (50%) interest in the Company, subject to the terms and conditions of the Company LLC Agreement (the “Lewis JV Interest”).

(5)         Lewis will be admitted as a member of the Company, and Limoneira and Lewis will enter into an amended and restated limited liability company agreement for the Company in the form of Exhibit “B” attached hereto (the “Company LLC Agreement”) such that Limoneira and Lewis will be the sole members of the Company.

(6)         The Company and LIMCO will enter into the Lease Agreement (as defined below).

(7)         The Company and LIMCO will enter into the Retained Property Development Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

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1.          Certain Defined Terms. Exhibit “U” attached hereto contains an index of each defined term used in this Agreement. The following terms shall have the respective meanings set forth below:

1.1           “Additional Permitted Exceptions” has the meaning set forth in Section 4.1.3(c) below.

1.2           “Affiliate” has the meaning set forth in the Company LLC Agreement.

1.3           “Business Day(s)” means any day that is not Saturday, Sunday, a legal holiday in California, or a day on which banking institutions are authorized or required by law to close.

1.4           “CEQA Challenge” means a judicial challenge to the approval by the City of the Specific Plan Amendment (as defined below) based on failure to comply with the California Environmental Quality Act (California Public Resources Code Sec. 21000 et seq.).

1.5           “CEQA Challenge Period” means a period of thirty-two (32) days after the approval by the City of the Specific Plan Amendment.

1.6           “Caltrans Agreement” means that certain agreement captioned “Highway Improvement Agreement” dated July 30, 2014 by and between LIMCO and the State of California acting by and through its Department of Transportation (the “State”).

1.7           “Closing” means the closing of the transactions contemplated by this Agreement.

1.8           “Closing Date” means the date that is two (2) business days after the expiration of the CEQA Challenge Period; provided, however, that if a CEQA Challenge is filed during the CEQA Challenge Period, the Closing Date shall mean the date that is two (2) business days after the “Satisfactory Resolution Date” (as hereinafter defined) of any such CEQA Challenge, which date may not be later than one (1) year from the expiration of the CEQA Challenge Period, or such earlier or later date as may be agreed upon by LIMCO and Lewis.

1.9           “Collateral Agreement” means any agreement, instrument, document or covenant made or entered into under, pursuant to, or in connection or concurrently with this Agreement (including the Company LLC Agreement, the Lease Agreement, the joinder attached to the Company LLC Agreement and the Retained Property Development Agreement), and any certifications made in connection herewith or therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same.

1.10         “Conveyance Map” means that certain map to be recorded by the Company pursuant to the Retained Property Development Agreement, making the Retained Property a separate legal parcel.

1.11         “County” means the County of Ventura, California.

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1.12         “Dedication and Property Improvement Agreement”, means that certain agreement captioned “Dedication and Property Improvement Agreement” dated February 26, 2014 by and between LIMCO and Telegraph 18201 LLC, a Delaware limited liability company, recorded as instrument nos. 20140918-00117553, 20140018-00117554 and 20140918-00117555, in the official records of the County (the “Official Records”).

1.13           Intentionally Omitted.

1.14         “Developer” has the meaning set forth in the Company LLC Agreement.

1.15         “Development Agreement” means that certain agreement captioned “First Amended and Restated Development Agreement by and between the City of Santa Paula and Limoneira Company”, dated as of February 26, 2015, as such agreement may be further amended and/or restated from time to time.

1.16         “Development Approvals” means any of the following approvals and authorizations relating to the Project (as defined below): (a) general plan amendments, (b) specific plans and specific plan amendments, (c) zoning rights, (d) easements, (e) tentative and final subdivision and parcel maps, (f) conditional use permits, (g) preliminary plans, conceptual plans, design review approvals, development review approvals and precise plans, (h) demolition, grading, and other building permits, (i) environmental and regulatory approvals and certifications, (j) any Government Agreements, indemnity, surety or performance bond or similar assurance to any governmental authority in connection with obtaining Entitlements (as defined below) or other governmental approvals for the Project, (k) public or private licenses, easements, approvals or utility connection permits (including other requirements imposed by utility companies as a condition of providing utilities), and (l) any other approvals or authorizations required by the City or any other governmental authorities for the Project.

1.17         “East Area 1 Property” means the following, to the extent owned by LIMCO, (a) the East Area 1 Land, (b) all easements, interests in roadways, strips and other rights appurtenant to any of the East Area 1 Land, including all minerals, oil and gas and other hydrocarbon substances thereon or therein, air rights and sewer rights on, under or above the same or any part or parcel thereof (collectively, the “East Area 1 Appurtenances”), (c) all improvements, structures and fixtures now or on the Closing Date located upon any of the East Area 1 Land (collectively, the “East Area 1 Improvements” and collectively with the East Area 1 Land and the East Area 1 Appurtenances, the “East Area 1 Real Property”), and (d) except as otherwise specifically provided in this Agreement, to the extent assignable and related to the Project Real Property (as defined below), the Project Entitlements, Government Agreements, the Pre-Closing Agreements, reports, pre-paid fees, fee credits, studies, deposits, rights of reimbursement and similar receivables, the names of any projects or communities comprising a portion of the East Area 1 Real Property, advertising material, telephone exchange numbers and any other intangible property directly relating to any of such East Area 1 Real Property (collectively, the “East Area 1 Intangible Property”). Notwithstanding the foregoing, the term “East Area 1 Property” shall not be deemed to include and LIMCO shall not be required to convey to the Company any of, the Excluded Property, nor shall LIMCO be required to convey to the Company any of the East Area 1 Intangible Property with respect to which the transactions contemplated by this Agreement require the discretionary approval of an unrelated third party, until such approval has been obtained, and LIMCO shall use commercially reasonable efforts to obtain such approvals.

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1.18         “Entitlements” means collectively the Project Entitlements and the Excluded Entitlements (as those terms are defined below).

1.19         “Environmental Law(s)” means the Resource Conservation Recovery Act and the Comprehensive Environmental Response Compensation Liability Act and all other federal laws and regulations governing the release, discharge and monitoring of hazardous or toxic materials, as in effect on the date of this Agreement, and all state and local laws and regulations that are equivalent or similar to the federal laws and regulations recited above or that purport to regulate Hazardous Materials.

1.20         “ Environmental Reports” means the reports listed on Exhibit “N” attached hereto.

1.21         “Excluded Agreements” has the meaning set forth in Section 7.1.2(g).

1.22         “Excluded Property” means (a) all of LIMCO’s right, title and interest in and to all of the tangible personal property owned by LIMCO and now or on the Closing Date on or used in connection with the East Area 1 Real Property, including, without limitation, LIMCO’s inventory of trees, plants (including all LIMCO’s seedlings and vegetation on or in the East Area 1 Land whether in containers or planted in the ground), equipment, irrigation facilities, pumps, machinery, furniture, furnishings and supplies (collectively, the “Excluded Personal Property”); (b) all water, water courses, water stock, and water rights (whether riparian rights, appropriative rights, adjudicated or otherwise), and water allocations appurtenant to any of the Land excepting the Project Water Rights described in Section 3.4; (c) all Project Entitlements, Government Agreements, reports, pre-paid fees, fee credits, studies, deposits, rights of reimbursement and similar receivables, and advertising material to the extent related to the Retained Property (as defined below), including the Excluded Entitlements (as defined below), all rights and obligations under the Pre-Closing Agreements other than the Assigned Pre-Closing Agreement Rights (as defined below), which shall be assigned to the Company pursuant to Section 3.2.1 below, and the Excluded Property Information (as defined below) (collectively, the “Excluded Intangible Property”).

1.23         “Excluded Property Information” has the meaning set forth in Section 4.2 below.

1.24         “Government Agreements” means the agreements between LIMCO and, variously, the City, School District, the State of California and other governmental authorities under which LIMCO agreed to take certain actions related to and designed to facilitate the Project and construction of related infrastructure and public facilities for the Project. The Government Agreements in effect as of the Effective Date are listed on Exhibit “M” attached hereto.

1.25         “Hazardous Materials” means petroleum, natural gas, natural gas liquids or synthetic gas usable for fuel, asbestos and asbestos-containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under Environmental Law; provided, however, Hazardous Materials shall not include (a) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline or (b) materials which are stored or used in the ordinary course of business, which are stored and used in compliance with all applicable environmental laws and which do not pose any material threat to the environment or person or property.

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1.26         “Initial Deposit” means the Two Million Dollars ($2,000,000) in cash required to be deposited by Lewis with the Title Company (as defined below) pursuant to Section 2 below.

1.27           Intentionally omitted.

1.28         “Knowledge” has the meaning set forth in Section 7.5.1 hereof.

1.29         “Lease Agreement” means a lease agreement between the Company and LIMCO (or an Affiliate of LIMCO) for the lease of the Property by LIMCO, in the form of Exhibit “C-3”, attached hereto.

1.30         “Lewis Initial Cash Consideration” means the Twenty Million Dollar ($20,000,000) cash consideration required to be paid to LIMCO by Lewis for the JV Interest Assignment in two deposits of $2,000,000 and $18,000,000 as set forth in Sections 2.1 and 2.2 hereof, respectively.

1.31         “LIMCO Closing Payment” means the amount, if any, required to be remitted to the Title Company by LIMCO hereunder (in its capacity as the contributor of the East Area 1 Property and the Mendez Property) in order to consummate the Closing.

1.32         “LIMCO Contribution” means the transfer of fee title to the East Area 1 Property (exclusive of the beneficial interest in Retained Property as more particularly described in Section 3.3 below) and the Mendez Property required to be made to the Company by LIMCO on the Closing Date under Section 2 hereof.

1.33         “LIMCO Contribution Value” means Forty Million Dollars ($40,000,000).

1.34         “Material Adverse Effect” means any fact, event or circumstance that would materially and adversely affect the development of the Project or result in an increase in the cost thereof by Two Million Dollars ($2,000,000).

1.35         “Memorandum of Duty to Reconvey” means the memorandum attached hereto as Exhibit “T”.

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1.36         “Mendez Property” means the following, to the extent owned by LIMCO, (a) the Mendez Land, (b) the easements, interests in roadways, strips and other rights, appurtenant to the Mendez Land including all mineral, oil and gas and other hydrocarbon substances thereon or therein, air rights, and sewer rights on, under or above the same or any part or parcel thereof (collectively, the “Mendez Appurtenances”), (c) the improvements, structures and fixtures now or on the Closing Date located upon any of the Mendez Land (collectively, the “Mendez Improvements” and collectively with the Mendez Land and the Mendez Appurtenances, the “Mendez Real Property”), (d) all tangible personal property located on, and used in connection with, the Mendez Land and/or Mendez Improvements (collectively, the “Mendez Personal Property”) and (e) except as otherwise specifically provided in this Agreement, to the extent assignable and related to the Mendez Real Property, all Project Entitlements, Pre-Closing Agreements, Government Agreements, reports, pre-paid fees, fee credits, studies, deposits, rights of reimbursement and similar receivables, and any other intangible property directly relating to the Mendez Real Property (collectively, the “Mendez Intangible Property”). Notwithstanding the foregoing, the term “Mendez Property” shall not be deemed to include and LIMCO shall not be required to convey to the Company any of the Excluded Property, nor shall LIMCO be required to convey to the Company any of the Mendez Intangible Property with respect to which the transactions contemplated by this Agreement require the discretionary approval of an unrelated third party, until such approval has been obtained and LIMCO shall use commercially reasonable efforts to obtain such approvals.

1.37         “Pre-Closing Agreements” means the agreements entered into by LIMCO to procure services, including design, engineering, business and other services, but expressly excluding the Excluded Agreements (as defined below), relating to and in support of the development of the Project in effect as of the Effective Date as well as those agreements entered into entered into by LIMCO after the Effective Date in accordance with the “Approved Business Plan” (as defined in the Company LLC Agreement) and “Approved Budget” (as defined in the Company LLC Agreement) of the Company approved by LIMCO and Lewis to procure services, including design, engineering, business and other services, relating to and in support of the development of the Project, with Lewis’s consent, as each of the same may be amended from time to time. The Pre-Closing Agreements in effect as of the Effective Date are listed on Exhibit “O” attached hereto.

1.38         “Project” has the meaning set forth in the Company LLC Agreement.

1.39         “Project Entitlements” means all approvals, authorizations and other actions relating to the Project Property obtained from the City as more specifically described in the Property Documents (as defined below), including, but not limited to those Development Approvals. Notwithstanding the foregoing, “Project Entitlements” shall not include any approvals, authorizations or other actions, including but not limited to the Development Approvals, to the extent related to the Excluded Property or the Retained Property or the proposed development thereof (collectively, the “Excluded Entitlements”).

1.40         “Project Land” means the land that is depicted on and marked as “Project Land” on Exhibit “A-3”.

1.41         “Project Property” means the Property but not including the Excluded Property or the Retained Property.

1.42         “Project Real Property” has the meaning set forth in Section 3.3 below.

1.43         “Property” means, collectively, the East Area 1 Property and the Mendez Property.

1.44         “Retained Property” means the following, (a) the land that is depicted on and marked as “Retained Property” on Exhibit “A-3” (the “Retained Land”), and (b) all easements, interests in roadways, strips and other rights appurtenant to any of the Retained Land, including all minerals, oil and gas and other hydrocarbon substances thereon or therein air rights, water rights, water courses, water stock and water rights (whether riparian rights, appropriated rights, adjudicated rights or otherwise), sewer rights on, under or above the same or any part or parcel thereof, (c) all improvements, structures and fixtures now or on the Closing Date located on the Retained Land).

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1.45         “Retained Property Development Agreement” means an agreement between the Company and LIMCO for the reconveyance of the Retained Property and the construction of certain improvements to the Retained Property, in the form of Exhibit C-2.

1.46         “Satisfactory Resolution Date” means the date on which a CEQA Challenge has been finally resolved in favor of LIMCO, whether by judgement, settlement, dismissal or otherwise.

1.47         “School District” means the Santa Paula Unified School District.

1.48         “School Mitigation Agreements” means collectively (i) that certain agreement captioned “School Mitigation Agreement by and between Santa Paula Union High School District and Limoneira Company (East Area 1)”, dated as of October 27, 2010, a memorandum of which agreement was recorded on March 8, 2011 as Instrument No. 20110308-00039926-0 in the Official Records, as amended by that certain agreement captioned “Amendment to School Mitigation Agreement by and between Santa Paula Union High School District and Limoneira Company (East Area 1)”, dated as of May 8, 2013; (ii) that certain “School Impact Mitigation Agreement between Santa Paula Elementary School District and Limoneira Company (East Area 1)”, dated March 23, 2009, a memorandum of which agreement, dated March 10, 2009 was recorded on April 2, 2009 as Instrument No. 20010402-0051538 in the Official Records; and (iii) that certain document captioned “Memorandum of Understanding between Santa Paula Unified School District and Limoneira Company”, dated as of March 11, 2015 (the “MOU”), as such agreements may be further amended from time to time.

1.49         “Second Deposit” means the Eighteen Million Dollars ($18,000,000) in cash required to be deposited by Lewis with the Title Company (as hereinafter defined) pursuant to Section 2 below.

1.50         “Subdivision Map” means that certain Vesting Tentative Tract Map for Tract No. 5854 dated January 27, 2015 prepared by Jensen Design and Survey Inc.

1.51         “Title Company” means Lawyer’s Title Company (which is also to act as escrow agent in connection with the Closing).

1.52         “Title Policy” means an owner’s policy of title insurance substantially in the form attached hereto as Exhibit “D” (the “Pro Forma Title Policy”), modified to include the Additional Permitted Exceptions (as defined below), if any.

2.          Contributions to, and Assignment of Interest in, the Company. On the Closing Date, subject to the terms and conditions set forth in this Agreement, (a) LIMCO shall contribute the East Area 1 Property (exclusive of any beneficial interest in the Retained Property, as more particularly described in Section 3.3 below) and the Mendez Property to the Company; (b)  the remaining portion of the Lewis Initial Cash Consideration, as adjusted by the prorations and credits specified herein, shall be released to LIMCO; (c) Limoneira shall assign the Lewis JV Interest to Lewis; and (d) Lewis shall be admitted as a member of the Company. To evidence the foregoing, on the Closing Date, Limoneira shall assign the Lewis JV Interest to Lewis pursuant to the form of JV Interest Assignment Agreement (as defined below), and LIMCO shall cause Limoneira to execute and deliver and Lewis shall execute and deliver the Company LLC Agreement (and thereby amend and restate the initial limited liability company agreement for the Company entered into by Limoneira). The Lewis Initial Cash Consideration shall be paid by Lewis to LIMCO as follows:

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2.1           Initial Deposit. One (1) business day after the execution and delivery of this Agreement, Lewis shall deliver the Initial Deposit to the Title Company at its offices at 2751 Park View Court, Suite 241, Oxnard, California 93036. The Initial Deposit shall be delivered to the Title Company by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to LIMCO. The Initial Deposit shall be released to LIMCO immediately following Lewis’s delivery of such funds to the Title Company.

2.2           Second Deposit. Provided that (i) all of LIMCO’s deliveries set forth in Section 5.2.1 (except for the deliveries to be made by LIMCO on behalf of the Company on the Closing Date, the LIMCO Closing Payment and the LIMCO Closing Certificate, in lieu of which LIMCO shall deliver a LIMCO Closing Certificate dated as of the Second Deposit Delivery Date, provided, however, that LIMCO shall still be obligated to deliver a LIMCO Closing Certificate at Closing) have been delivered to the Title Company, and (ii) the conditions precedent to Lewis’s obligation to proceed with Closing, as set forth in Sections 4.4, 4.6 and 4.8 (the “Second Deposit Conditions”) of this Agreement have been satisfied or otherwise waived by Lewis, then two (2) business days after the approval of the Specific Plan Amendment by the Santa Paula City Council (the “Second Deposit Delivery Date”), Lewis shall deliver the Second Deposit to the Title Company at its offices at 2751 Park View Court, Suite 241, Oxnard, California 93036. The Second Deposit shall be delivered to the Title Company by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to LIMCO. Notwithstanding anything set forth in Sections 4.4, 4.6 or 4.8 to the contrary, (a) for the purposes of determining whether such The Second Deposit Conditions have been satisfied, the date for such determination shall be the Second Deposit Delivery Date, rather than the Closing Date, provided that Section 4.6 must also be satisfied on the Closing Date, and (b) to the extent that the condition set forth in Section 4.6 is not satisfied as of the Second Deposit Delivery Date, Lewis shall deliver the Second Deposit to the Title Company on that the date that is two (2) business days after Lewis receives notice that such condition has been satisfied. The amounts deposited hereunder shall be held by the Title Company as a deposit against the Lewis Initial Cash Consideration in accordance with the terms and provisions of this Agreement with interest accruing to Lewis. At all times that the Second Deposit is being held by Title Company, the Second Deposit shall be invested by the Title Company in the following investments (“Approved Investments”): (a) United States Treasury obligations, (b) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to LIMCO and Lewis, (c) a money market fund reasonably acceptable to LIMCO and Lewis that invests in U.S. Treasury securities, or (d) such other manner as may be reasonably agreed to by LIMCO and Lewis. The Second Deposit shall be disposed of by the Title Company only as provided in this Agreement.

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2.3           Independent Consideration. Lewis shall deliver to the Title Company concurrently with and in addition to the Initial Deposit the amount of One Hundred Dollars ($100.00) (the “Independent Consideration”). The Independent Consideration shall be non-refundable to Lewis as independent consideration for the rights and options extended to Lewis under this Agreement. The Independent Consideration shall be released to LIMCO immediately following Lewis’s delivery of such funds to the Title Company. In all instances under this Agreement in which Lewis elects to terminate or is deemed to have terminated the Agreement and the Initial Deposit and the Second Deposit (to the extent Lewis has made the Second Deposit) is returned to Lewis, LIMCO shall retain the Independent Consideration when the Initial Deposit and the Second Deposit (to the extent Lewis has made the Second Deposit) is returned to Lewis. The Independent Consideration shall not be applicable towards the Lewis Initial Cash Consideration or treated as consideration given by Lewis for any purpose other than stated in this Section 2.3.

3.          Additional Covenants.

3.1           Project Entitlements. On the Closing Date, subject to the terms and conditions set forth in this Agreement, LIMCO shall assign to Company, without warranty or additional consideration, except for the express representations and warranties of LIMCO in this Agreement and in any of the documents executed by LIMCO and delivered to Lewis in connection with the Closing, all of LIMCO’s right, title and interest in the Project Entitlements, and LIMCO and Lewis shall cause the Company, to assume all of LIMCO’s burdens and obligations under the Project Entitlements, except as otherwise expressly provided in this Agreement, the Company LLC Agreement, or in the applicable assignment documents executed by LIMCO and Company at the Closing.

3.2          Contracts.

3.2.1           Assignment. On the Closing Date, subject to the terms and conditions set forth in this Agreement, LIMCO shall also assign to the Company, to the extent assignable, without warranty or additional consideration except for the express representations and warranties of LIMCO in this Agreement, the Company LLC Agreement (other than the representation and warranty set forth in Section 12.17(o) of the Company LLC Agreement, which shall not apply to this Agreement) and in any of the documents executed by LIMCO and delivered in connection with the Closing, LIMCO’s rights under the Government Agreements and any indemnities and warranties in favor of LIMCO set forth in the Pre-Closing Agreements to the extent the same are assignable to the Company on a non-exclusive basis (collectively, the “Assigned Pre-Closing Agreement Rights”) and Lewis and LIMCO shall cause the Company to assume, all of LIMCO’s obligations thereunder to the extent related to the Project Property, except as otherwise set forth in the applicable assignment documents, provided, however, that the following rights and obligations of LIMCO thereunder shall not be transferred to the Company:

(a)          All rights and obligations related to the Excluded Property;

(b)          All rights and obligations related to the Retained Property;

(c)          All rights and obligations under the Excluded Agreements;

(d)          All rights and obligations under the terms of that certain agreement captioned “Capital Improvement Cost Sharing Agreement for Improvements to Santa Paula Creek Channel, Agreement No. WPD-2-2013-1” dated February 5, 2013 between the Ventura County Watershed Protection District and LIMCO;

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(e)          All rights and obligations under any agreements relating to LIMCO’s agriculture business;

(f)          All rights and obligations under the Pre-Closing Agreements other than the Assigned Pre-Closing Agreement Rights; and

(g)          Except as set forth on Schedule 3.2.1(f) attached hereto, any indemnification obligations or other obligations arising by reason of a breach by LIMCO prior to the Closing of any of the Government Agreements assigned to the Company or arising by reason of a failure by LIMCO to perform an obligation under the Project Entitlements that was required by the City or other applicable governmental authority to be performed by LIMCO prior to the Closing or satisfy a condition required by the City or other applicable governmental authority to be satisfied by LIMCO prior to the Closing.

Except with respect to the Assigned Pre-Closing Agreement Rights, the foregoing assignment is exclusive as to the Project Property provided LIMCO shall retain (i) the right but not the obligation to enforce the Government Agreements and the Pre-Closing Agreements as to the Excluded Property and the Retained Property and (ii) all rights and claims under the Government Agreements and the Pre-Closing Agreements concerning the Excluded Property and the Retained Property. Subject to the provisions of Section 7.6.2 below, LIMCO may amend the list of Pre-Closing Agreements set forth in Exhibit “O” before the Closing as additional Pre-Closing Agreements are signed by LIMCO and shall provide Lewis with copies of all the Pre-Closing Agreements promptly thereafter.

3.3           Retained Property. The parties intend that the real property owned by the Company shall ultimately be limited to the Project Land, the East Area 1 Appurtenances and the Mendez Appurtenances and the East Area 1 Improvements and the Mendez Improvements (other than the Excluded Property) (the “Project Real Property”) and shall not include any of the Retained Property. The parties acknowledge that if LIMCO could legally retain title to the Retained Property, and convey just the Project Real Property to the Company at the Closing, the obligation hereunder to convey real property to the Company would have been limited to the Project Real Property. However, since as of the Closing Date the Conveyance Map that will create the Retained Property as separate legal parcels or tracts will not have been recorded and therefore the Retained Property will not be separate legal parcels or tracts, LIMCO has agreed to convey the East Area 1 Property (which includes the Retained Property) to the Company on the condition that LIMCO and Lewis cause the Company to record the Conveyance Map and reconvey the Retained Property to LIMCO or its designee concurrent with, or immediately after, such recordation without any payment or other consideration. The parties hereby acknowledge and agree that upon the Closing the Company will acquire only bare legal title to the Retained Property, and that in no event will it acquire any beneficial rights or obligations incident to ownership with respect thereto, it being the intent of the parties that the Company hold the Retained Property in trust for the benefit of LIMCO, and at all times subject to (a) the obligation hereunder to reconvey the Retained Property to LIMCO or its designee free and clear of any and all encumbrances the Company may have placed on the Retained Property (except as contemplated by this Agreement or the Retained Property Development Agreement or approved by LIMCO in writing), including any liens of any deeds of trust, and (b) the restrictions on the Company’s use and enjoyment of the Retained Property, as described below. Since the parties do not intend that the Company acquire a present beneficial interest in the Retained Property (i.e., an interest with a value substantially equal to the fee interest) or to transfer the beneficial use of the Retained Property to the Company, all of the LIMCO Contribution Value and the Lewis Initial Cash Consideration shall be allocated to East Area 1 other than the Retained Property. LIMCO shall retain the exclusive rights to use and occupy the Retained Property, and the Company shall have no rights to any income generated by the Retained Property or to develop, improve (except as otherwise contemplated by the Company LLC Agreement or Retained Property Development Agreement), sell, assign, lease or transfer (other than to LIMCO or its designee as required herein), encumber or pledge all or any portion of the Retained Property at any time. At Closing LIMCO and Lewis shall cause the Company to deliver to the Title Company a memorandum of the Company’s reconveyance obligation substantially in the form of Exhibit “T” attached hereto evidencing the obligation of the Company to reconvey the Retained Property to LIMCO or its designee. The parties acknowledge and agree that LIMCO shall be and remain responsible for all real estate taxes, personal property taxes and assessments that may be levied or assessed against the Retained Property, maintenance and repair of the Retained Property (except as otherwise provided in the Company LLC Agreement or the Retained Property Development Agreement), charges for utilities in respect to the Retained Property and property insurance covering the Retained Property. Real estate taxes shall be allocated as between the Project Real Property and the Retained Property on the basis of the relative gross acreage of the Retained Property to all of East Area 1 such that the Retained Property shall be allocated 9.53% of the total real estate taxes on East Area 1. The parties acknowledge and agree that upon recordation of the Conveyance Map and reconveyance of the Retained Property to LIMCO or its designee, the Company will cease to have a record title interest or any other interest in the Retained Property. The terms and provisions of this Section 3.3 shall survive the Closing indefinitely, and shall not be subject to the provisions of Section 7.3.1 below.

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3.4           Water Rights. Upon not less than thirty (30) days’ prior written notice from the Manager (as defined in the Company LLC Agreement), LIMCO shall transfer to the Company sufficient groundwater production and/or water rights to the City to allow the Company to satisfy the requirements of Section 3.2.2 of the Development Agreement, and any other groundwater production and/or water rights required by the City or other governmental agency in connection with existing or future entitlements for the Project.

4.          Conditions Precedent. The obligations of the parties to proceed with the Closing are subject to satisfaction of each of the following conditions precedent on or before the applicable date specified for satisfaction of the applicable condition. Except as set forth in Section 4.8 below, any of the following conditions precedent may be waived prior to the Closing but only in writing and only by the party in whose favor such condition exists. If any of such conditions is not fulfilled (and not waived in writing to the extent permitted hereunder) pursuant to the terms of this Agreement, then the party in whose favor such condition exists may, in its sole discretion, terminate this Agreement by notice to the other party at any time prior to the Closing and, in connection with any such termination, LIMCO, Lewis, the Company and their respective Affiliates shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination). In the event that the failure of the condition is for the benefit of Lewis under Sections 4.1, 4.4, 4.6, 4.8 or 4.9, then the terms of Section 9.1 shall apply. However, except as otherwise set forth in Section 4.8 below, if a party proceeds with the Closing, then it shall be deemed to have waived any unsatisfied conditions precedent for its benefit under this Section 4. Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, each of the parties shall use commercially reasonable efforts to satisfy the conditions precedent to the other party’s obligations.

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4.1          Title Matters.

4.1.1           Pro Forma Title Policy; Survey. Subject to Section 4.1.2 regarding Additional Title Matters first disclosed after the Effective Date and Section 4.1.4 regarding monetary liens, Lewis has approved the exceptions to title shown on the Pro Forma Title Policy, the matters disclosed on the that certain survey that included the Project Real Property dated March 19, 2013, prepared by Jensen Design and Survey and identified as Job No. LIM01.4521 (“Survey”) and matters that would be shown on a survey of the Property updated as of the Effective Date. Lewis has also approved the Interim Binder Form A (the “Binder”), delivered by the Title Company in accordance with the Pro Forma Title Policy, the cost of which shall be initially paid by LIMCO and shall be included in the Limoneira Pre-Assignment Expenses (as defined in the Company LLC Agreement).

4.1.2           Additional Title Matters. Approval by Lewis of any additional exceptions to title or survey matters relating to the Project Real Property first disclosed after the Effective Date that (a) did not arise from acts or omissions of Lewis or any Affiliate or agent of Lewis, and (b) would have a Material Adverse Effect shall be a condition precedent to Lewis’s obligations under this Agreement to proceed with the Closing (each an “Additional Title Matter”). Unless Lewis gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or ten (10) days after receipt of written notice of such Additional Title Matters, Lewis shall be deemed to have approved such Additional Title Matters. LIMCO shall have up to a thirty (30) day period after its receipt of any Title Disapproval Notice within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from Title Company an unconditional and irrevocable commitment to issue an endorsement to the Title Policy at the Closing affirmatively insuring against such items in a form reasonably acceptable to Lewis at no cost or expense to Lewis (LIMCO having the right but not the obligation to do so), and the Closing Date shall be extended, at LIMCO’s option, to allow for such thirty (30) day period. In the event LIMCO determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, LIMCO may give notice to Lewis to such effect; in such event, Lewis may, at its option, terminate this Agreement upon notice to LIMCO but only if given prior to the sooner to occur of the Closing or five (5) Business Days after Lewis receives LIMCO’s notice. If Lewis fails to give such termination notice by such date, Lewis shall be deemed to have waived its objection to, and approved, the matters set forth in LIMCO’s notice.

4.1.3           Exceptions to Title. Notwithstanding the foregoing, the Company shall be obligated to accept title to the Property subject to the following exceptions to title (the “Permitted Exceptions”) as to which Lewis shall have no right to object:

(a)          Real estate taxes and assessments not yet due and payable;

(b)          The exceptions to title or survey exceptions shown on the Pro Forma Title Policy; and

(c)          The following other exceptions to title or survey exceptions: (i) those approved or deemed approved by Lewis pursuant to the above provisions of this Section 4.1, (ii) those that do not relate to the Project Real Property and (iii) those otherwise expressly permitted under this Agreement (the “Additional Permitted Exceptions”).

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Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue the Title Policy to the Company on the Closing Date.

4.1.4           LIMCO Title Obligations. Notwithstanding anything contained in Section 4.1.2 to the contrary, at or before the Closing, LIMCO shall at or prior to the Closing pay and cause to be removed from title to the Project Real Property any LIMCO Monetary Liens (as defined below). LIMCO represents and warrants to Lewis that, to LIMCO’s knowledge, as of the Effective Date there are no unrecorded LIMCO Monetary Liens nor any unrecorded Non-LIMCO Monetary Liens that encumber the Project Real Property unless listed on Schedule 4.1.4 attached hereto and to the best of the knowledge of LIMCO, no unrecorded Non-LIMCO Monetary Liens are pending or threatened. LIMCO shall not record or permit the recordation of any LIMCO Monetary Liens before or at the Closing. “LIMCO Monetary Liens” shall mean trust deeds, mechanics liens, or other monetary liens (other than (i)  any monetary liens created as a result in whole or in part by or through any act or omission of Lewis or any Affiliate or agent of Lewis [individually, a “Lewis Lien” and collectively, the “Lewis Liens”), and (ii)  any monetary liens not created in whole or in part by or through any act or omission of LIMCO or any Affiliate or agent of LIMCO, to the extent that the aggregate amount of such monetary lien or liens equals or exceeds Two Million and No/100 Dollars ($2,000,000) (individually, a “Non-LIMCO Monetary Lien” and collectively, the “Non-LIMCO Monetary Liens”)]. Notwithstanding anything contained herein to the contrary, LIMCO shall have no obligation to pay or otherwise satisfy, remove from title, or cause the Title Company to issue a lien-free endorsement against loss due to any Lewis Lien. With regards to any Non-LIMCO Monetary Lien, upon its receipt of written notice of any Non-LIMCO Monetary Lien, LIMCO shall use commercially reasonable efforts to either cause the removal of such Non-LIMCO Monetary Lien from title or to cause the Title Company to issue a lien-free endorsement insuring against loss due thereto in a form reasonably acceptable to Lewis at no cost or expense to Lewis. Without limitation on the foregoing, “commercially reasonable efforts” shall not include any obligation on the part of LIMCO to pay or otherwise satisfy any such Non-LIMCO Monetary Lien or to provide an indemnity agreement in favor of the Title Company against loss due thereto. LIMCO shall have up to a sixty (60) day period after its receipt of written notice of any Non-LIMCO Monetary Lien, to satisfy its obligation to use commercially reasonable efforts to remove such Non-LIMCO Monetary Lien from title or obtain from the Title Company a commitment to issue a lien-free endorsement insuring against loss due thereto, and the Closing Date shall be extended to allow for such sixty (60) day period. If upon the expiration of such sixty (60) period LIMCO is diligently pursuing a resolution of any such Non-LIMCO Monetary Lien and needs additional time, the Closing Date shall be further extended, at LIMCO’s option, to allow for such extra time, not to exceed a total of ninety (90) days from the date of LIMCO’s receipt of notice of such Non-LIMCO Monetary Lien.  In the event LIMCO determines at any time that it is unable to remove any one or more of such Non-LIMCO Monetary Liens or provide a lien free endorsement insuring against loss with respect thereto,  LIMCO may give notice to Lewis to such effect, in such event, Lewis may, at its option terminate this Agreement upon notice to LIMCO, but only if such notice is given prior to the sooner to occur of the Closing or five (5) Business Days after Lewis receives LIMCO’s notice.  If Lewis fails to timely give such termination notice, Lewis shall be deemed to have waived its objection to, and to have approved any such Non-LIMCO Monetary Liens.  If Lewis terminates this Agreement pursuant to this Section 4.1.4, then no party hereto shall have any further obligation in connection herewith, except under those provisions that expressly survive a termination of this Agreement, and Lewis shall be entitled to return of the Initial Deposit and the Second Deposit (to the extent Lewis has made the Second Deposit).

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4.2           Due Diligence Reviews. Prior to the Effective Date LIMCO delivered to Lewis and Lewis received or was provided access to copies of those documents and other items relating to the Property that are listed on Exhibit “O” (“Property Information”), and LIMCO provided Lewis with reasonable access to the Property. Lewis hereby acknowledges that it has performed and completed (to Lewis’s satisfaction) all of its due diligence examinations, reviews and inspections of all matters pertaining to the Property and its value and suitability for the Company’s purposes, including review of all the Project Entitlements and Pre-Closing Agreements, and all physical, environmental and compliance matters and conditions respecting the Property. Lewis acknowledges and agrees that LIMCO did not and does not have any obligation to make available to Lewis any of the Excluded Property Information (as defined below). Lewis is hereby advised that the Property Information may include reports by third parties prepared exclusively for LIMCO, and Lewis may not be entitled to rely upon such reports. If Lewis desires to rely upon such reports, Lewis shall be responsible for obtaining the agreement of the party who prepared the same to permit Lewis to rely thereon and LIMCO shall, at no cost to LIMCO, cooperate with Lewis in connection with obtaining reliance letters from such parties. “Excluded Property Information” means any documents or other information involving either LIMCO’s financing or refinancing of the Property, pertaining to the potential acquisition of the Property or an interest therein by any past or prospective purchasers, any third party purchase inquiries and correspondence, appraisals, LIMCO’s valuation of the Property, internal budgets or financial projections, pertaining to LIMCO’s agribusiness, campaign and other materials relating to the proposal to amend the City’s 1998 General Plan, Excluded Agreements, and other agreements with consultants (other than the Pre-Closing Agreements), agreements with the School District, with the City or other government entities (other than the Government Agreements), any drafts of the documents that comprise the Project Entitlements, drafts of any agreements that have been executed, any proprietary or confidential documents or documents related to the Excluded Property or the Retained Property (other than documents relating to the physical and/or environmental condition of the Retained Property) and any other internal documents.

4.3           Lewis’s Agreement to Indemnify. Lewis agrees to indemnify, defend and hold LIMCO harmless from and against any liens, claims, causes of action, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively “Claims”) arising out of Lewis’s inspections or tests of the Property or the entry by Lewis or any Affiliate or agent of Lewis into or presence upon the Property prior to the Closing but not including any Claims that arise by reason of the mere discovery by Lewis (or by its Affiliates or consultants) of any physical condition, which physical condition was not caused by an act or omission of Lewis or any of its consultants or Affiliates, that may affect the use or value of the Property including, without limitation, the existence of any Hazardous Materials, or of any protected habitat, species or archeological conditions, or any negative geological condition. Lewis’s obligations under this Section 4.3 shall survive the termination of this Agreement and shall also survive the Closing, and shall not be subject to the provisions of Section 7.3.1 below.

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4.4           Estoppel Certificates. Receipt of an estoppel certificate from the City with respect to the Development Agreement substantially in the form of Exhibit “S” attached hereto (the “City Estoppel Certificate”) shall be a condition precedent to Lewis’s obligation to proceed with the Closing. LIMCO’s sole obligation hereunder with respect to the City Estoppel Certificate shall be to utilize commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not include any obligation to institute legal proceedings, incur any liabilities or expend any monies) to obtain the City Estoppel Certificate. Without limitation on the foregoing, if the City Estoppel Certificate discloses matters that would have a Material Adverse Effect, that are not consistent with the Development Agreement, were not disclosed to Lewis in writing prior to the Effective Date, and are not cured or satisfied by LIMCO on or before the Closing Date, then Lewis shall have the right to terminate this Agreement upon notice to LIMCO, but only if given prior to the sooner to occur of the Closing and five (5) Business Days after receipt (and failure to terminate timely shall be deemed a waiver of the right to terminate by reason thereof); and, if Lewis so terminates this Agreement, then no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement.

4.5           Releases. Receipt of the following releases with regards to the Project Property only, but not the Retained Property or Excluded Property, shall be a condition precedent to LIMCO’s obligation to close the transactions contemplated by this Agreement:

(a)          a release of LIMCO from the City of all liability under the Development Agreement with respect to the burdens and obligations thereunder assumed by the Company under this Agreement;

(b)          a release of LIMCO from the State of all liability under the Caltrans Agreement; and

(c)          a release of LIMCO from the School District of all liability under the School Mitigation Agreements with respect to the burdens and obligations thereunder assumed by the Company under this Agreement.

4.6           Performance by LIMCO and Affiliates. The performance and observance, in all material respects, by LIMCO and its Affiliates of all covenants and agreements in this Agreement to be performed or observed by any of them prior to or on the Closing Date shall be a condition precedent to Lewis’s obligation to proceed with the Closing. Similarly, the truth and accuracy in all material respects of all representations and warranties of LIMCO and its Affiliates made or to be made hereunder or under the Company LLC Agreement, as of the Closing Date, shall be a condition precedent to Lewis’s obligation to proceed with the Closing. LIMCO shall use reasonable efforts to (and to cause its Affiliates to) refrain from taking any action or intentionally omitting to take any action, which action or omission would result in a breach of any such covenant or agreement or an exception to or breach of any such representation or warranty.

4.7           Performance by Lewis. The performance and observance, in all material respects, by Lewis and its Affiliates of all covenants and agreements in this Agreement to be performed or observed by any of them prior to or on the Closing Date shall be a condition precedent to LIMCO’s obligation to proceed with the Closing. Similarly, the truth and accuracy in all material respects of all representations and warranties of Lewis and its Affiliates made or to be made hereunder or under the Company LLC Agreement, as of the Closing Date, shall be a condition precedent to LIMCO’s obligation to proceed with the Closing. Lewis shall use reasonable efforts to (and to cause its Affiliates to) refrain from taking any action or intentionally omitting to take any action, which action or omission would result in a breach of any such covenant or agreement or an exception to or breach of any such representation or warranty.

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4.8           Property Status. Receipt by LIMCO and Lewis of evidence reasonably acceptable to LIMCO and Lewis, which may be in the form of a determination by the County of Ventura that the East Area 1 Land is a legal lot or a Certificate of Compliance with respect thereto from the County that conveyance of the East Area 1 Land to the Company will not violate the California Subdivision Map Act (California Government Code §66410-66499.37) and the issuance by Title Company of a CLTA 116.7 endorsement that the Property is in compliance with the Subdivision Map Act shall be a condition precedent to Closing that neither Lewis nor LIMCO shall have the right to waive. This condition shall be a condition precedent to both Lewis’s and LIMCO’s obligation to proceed with the Closing.

4.9           Amendment to East Area 1 Specific Plan SP-3. The approval of the City Council of the City of Santa Paula of that certain amendment to the East Area 1 Specific Plan SP-3 attached as Exhibit “R” (the “Specific Plan Amendment”) and the expiration of the CEQA Challenge Period shall be a condition to the respective obligations of LIMCO and of Lewis to proceed with the Closing. In the event that a CEQA Challenge is filed before the expiration of the CEQA Challenge Period, the terms of Section 7.6.3 shall apply.

5.          Closing Procedure. The Closing shall occur on the Closing Date, subject to the rights of each party under this Agreement.

5.1           Escrow. The Closing shall be accomplished pursuant to escrow instructions (the “Escrow Instructions”) among LIMCO, Lewis and the Title Company, in form of Exhibit “E” attached hereto, which LIMCO and Lewis shall execute concurrently herewith.

5.2          Closing Deliveries. On or before 11:00 a.m. (Pacific Time) on the Closing Date, the parties shall deliver to the Title Company the following in connection with the Closing:

5.2.1           LIMCO’s Deliveries. LIMCO shall deliver to, or cause to be delivered to, the Title Company the following:

(a)          A duly executed and acknowledged grant deed relating to the Property (the “Deed”) in the form of Exhibit “F” attached hereto;

(b)          A duly executed original general bill of sale, assignment and assumption agreement (the “General Assignment and Assumption”) in the form of Exhibit “G-1” attached hereto;

(c)          A duly executed original partial assignment and assumption of the Development Agreement (the “Partial Assignment and Assumption of Development Agreement”) substantially in the form of Exhibit “G-2” attached hereto;

(d)          Subject to Section 4.4, the City Estoppel Certificate if not previously delivered to Lewis;

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(e)          Intentionally Omitted;

(f)          A duly executed original assignment and assumption of the Dedication and Property Improvement Agreement (the “Dedication and Property Improvement Agreement Assignment and Assumption”) substantially in the form of Exhibit “G-5” attached hereto;

(g)          A duly executed original assignment and assumption of the School Mitigation Agreements (the “School Mitigation Agreements Assignment and Assumption”) substantially in the form of Exhibit “G-6” attached hereto;

(h)          A duly executed original assignment and assumption of the Caltrans Agreement (the “Caltrans Assignment and Assumption”) substantially in the form of Exhibit “G-7” attached hereto;

(i)          The LIMCO Closing Payment, if any, by wire transfer of immediately available federal funds;

(j)          Two (2) original counterparts of the Company LLC Agreement, duly executed by Limoneira;

(k)          Two (2) original counterparts of the Lease Agreement, duly executed by LIMCO;

(l)          An original of the Memorandum of Duty to Reconvey duly executed by LIMCO and the Company and acknowledged;

(m)          Two (2) original counterparts of the Retained Property Development Agreement duly executed by LIMCO;

(n)          A duly executed original certificate of “non-foreign” status in the form of Exhibit “J” attached hereto, and any required state certificate that is sufficient to exempt LIMCO and the Company from any state withholding requirement with respect to the Company’s acquisition of the Property (including a California Form 593-C certificate);

(o)          A duly executed original certificate of LIMCO (the “LIMCO Closing Certificate”) in the form of Exhibit “H” attached hereto updating the representations and warranties contained in Section 7.1 to the Closing Date and noting any changes that would have a Material Adverse Effect;

(p)          A duly executed original assignment agreement (the “JV Interest Assignment Agreement”) substantially in the form of Exhibit “G-8” attached hereto;

(q)          Evidence reasonably satisfactory to Lewis and the Title Company respecting the due organization of LIMCO, Limoneira and the Company and the due authorization and execution by LIMCO of this Agreement and by LIMCO, Limoneira and the Company, as applicable, of the documents required to be delivered by LIMCO hereunder in connection with the Closing; and

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(r)          Such additional documents as are contemplated hereby or as may be reasonably required by Lewis or the Title Company in order to consummate the Closing (provided the same do not increase in any material respect the costs to, or liability or obligations of, LIMCO in any manner not otherwise provided for herein).

5.2.2         Lewis’s Approval of Third Party Agreements. LIMCO shall have the right to present to Lewis for approval, execution copies or executed copies of any of the following: The Partial Assignment and Assumption of Development Agreement, the School Mitigation Agreements Assignment and Assumption, the Caltrans Assignment and Assumption and/or the City Estoppel Certificate. Within five (5) days of receipt of any of the aforementioned documents from LIMCO, Lewis shall, either (a) confirm that such document is acceptable to Lewis and satisfies the delivery requirement under this Agreement, or (b) notify LIMCO that such document is not acceptable to Lewis, in which case Lewis shall concurrently notify LIMCO in writing of the reason why the document is unacceptable to Lewis.

5.2.3         Lewis Deliveries. Lewis shall deliver to or cause to be delivered to the Title Company the following:

(a)          Two (2) originals of the Lease Agreement, duly executed by the Company;

(b)          A duly executed original of the JV Interest Assignment Agreement;

(c)          Two (2) original counterparts of the Company LLC Agreement, duly executed by Lewis;

(d)          Two (2) original counterparts of the Retained Property Development Agreement duly executed by the Company;

(e)          A duly executed original certificate of Lewis (“Lewis Closing Certificate”) in the form of Exhibit “I” attached hereto updating the representations and warranties contained in Section 7.2 to the Closing Date and noting any material changes thereto and confirming the release and other provisions therein contained;

(f)          Evidence reasonably satisfactory to LIMCO and the Title Company respecting the due organization of Lewis and each Lewis Guarantor (as defined in the Company LLC Agreement) and the due authorization and execution of this Agreement and the documents required to be delivered by Lewis and each Lewis Guarantor hereunder in connection with the Closing; and

(g)          Such additional documents as are contemplated hereby or as may be reasonably required by LIMCO or the Title Company in order to consummate the Closing (provided that the same do not increase in any material respect the costs to, or liability or obligations of, Lewis in any manner not otherwise provided for herein).

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5.2.4           Mutual Deliveries. Lewis and LIMCO shall (a) mutually execute and deliver to the Title Company a “Closing Statement” reflecting the LIMCO Contribution, the Lewis Initial Cash Consideration, the payment to LIMCO of the Lewis Initial Cash Consideration, and the prorations and adjustments required hereunder, and such other matters as may be agreed upon by LIMCO and Lewis and (b)cause the execution and delivery of such additional documents as are contemplated hereby or as may be reasonably required by the Title Company in order to consummate the Closing.

5.3           Closing Costs. Lewis and LIMCO shall cause the Company to pay: (i) the title insurance costs for the Title Policy (including all endorsements thereto), including costs to update the Survey, if any (ii) all escrow charges and other escrow-related closing costs in connection with the Closing, (iii) all state, county and city transfer taxes payable, if any, in connection with the Closing, and (iv) any other closing costs relating to the transactions contemplated hereby (excluding any amounts payable to any broker or finder). Lewis shall pay all fees, costs or expenses in connection with Lewis’s due diligence reviews hereunder, LIMCO shall pay the cost of the Binder and Lewis and LIMCO shall each bear their respective legal fees and costs incurred in connection with negotiating and documenting this Agreement, any agreement attached hereto as an Exhibit, and the term sheet relating to the transactions contemplated hereby.

5.4           Prorations and Adjustments.

5.4.1           Items to be Prorated. The following shall be prorated between LIMCO and the Company as of the Closing Date, with LIMCO being responsible for the period prior to the Closing Date, and subject to the terms of the Lease Agreement, the Company being responsible for the period on or after the Closing Date (on the basis of the actual number of days elapsed over the applicable period, the actual number of days elapsed over the applicable period before the Closing Date and the actual number of days elapsed over the applicable period on or after the Closing Date, except as may otherwise be provided below). The parties acknowledge that LIMCO shall be entitled to revenues from the Property for the period prior to the Closing Date and for the period after the Closing Date to the extent generated by or attributable to the Excluded Property, the Retained Property or LIMCO’s agricultural business conducted on any portion of the Property.

(a)          All real estate and personal property taxes and assessments allocated to the Project Real Property for the tax year (the “Current Tax Year”) in which the Closing occurs (with LIMCO and the Company each being responsible for a pro rata share of such taxes and assessments based upon the number of days in such tax year occurring before the Closing Date, in the case of LIMCO, and on or after the Closing Date, in the case of the Company). LIMCO shall be responsible for all real estate and personal property taxes and assessments in respect of the Project Real Property for any tax year prior to the Current Tax Year and all real estate and personal property taxes allocated to the Retained Property. Real estate taxes shall be allocated between the Project Real Property and the Retained Property based upon relative gross acreage such that the Project Real Property would be allocated 90.47% of the total real property taxes on East Area 1. If any assessments are payable in installments, then the installment for the current period shall be prorated (with the Company being allocated the obligation to pay any installments due after the Closing Date). LIMCO shall pay, remain liable for, and shall indemnify, defend and hold harmless the Company and Lewis (as a member of the Company) from all real estate and personal property taxes and assessments on the Project Real Property allocable to all tax periods ending prior to the Closing Date, and all costs, expenses, liabilities and penalties incurred by the Company or Lewis as a result thereof.

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(b)          LIMCO shall be entitled to a credit for all deposits held by utility companies and other third parties in respect of the Property, to the extent assigned to the Company on the Closing Date.

(c)          All charges for utilities in respect of the Project Real Property shall be prorated outside of the escrow as LIMCO vacates and surrenders possession of portions of the Project Real Property to the Company pursuant to the Lease Agreement.

(d)          Pursuant to Section 3.4 above, LIMCO shall pay and remain responsible for all real estate taxes, personal property taxes and assessments on, and insurance and utility charges in respect of, the Retained Property.

5.4.2           Calculation. The prorations and adjustments for the Closing shall be calculated by LIMCO and submitted by written statement to Lewis for reasonable approval prior to Closing. In the event any prorations or apportionments made under this Section 5.4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. The obligations of LIMCO and Lewis under Section 5.4 shall survive the Closing until the end of the Survival Period (as defined below). As soon as reasonably practicable after the end of the calendar year in which the Closing occurs, Lewis shall deliver an accounting and substantiation to LIMCO covering all prorations and adjustments under this Section 5.4. Within a reasonable period after the parties agree on a reasonably acceptable accounting for the Closing, LIMCO and the Company shall pay to the other any monies owed to the other thereunder.

5.5           Possession. LIMCO shall deliver possession of the Project Real Property to the Company at the Closing, subject to LIMCO’s right to remain in possession of the Project Real Property pursuant to the terms and conditions of the Lease Agreement and subject to the provisions of Section 3.3 above restricting Company’s use and enjoyment of the Retained Property.

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6.          Damage or Destruction; Condemnation.

6.1           Damage or Destruction. Except as otherwise set forth below, if prior to the Closing the Project Real Property or any portion thereof is damaged or destroyed, this Agreement shall remain in full force and effect and there shall be no credit, offset or deduction to the Lewis Initial Cash Consideration, but upon the Closing, LIMCO shall deliver and assign to the Company any resulting insurance claim or proceeds (other than a claim relating to LIMCO’s agribusiness, which claim shall be retained by LIMCO). Notwithstanding the foregoing, (a) to the extent that prior to the Closing the Project Real Property or any portion thereof is damaged or destroyed (except for any damage resulting from rock crushing operations, which shall in any event, not be considered damage or destruction) as a result of an act of LIMCO or its agents or affiliates, which would cost in excess of an amount equal to $50,000 to repair or restore, as determined by a contractor mutually acceptable to LIMCO and Lewis in their reasonable discretion, LIMCO shall pay for the cost to repair or restore the damaged portion of the Project Real Property, not to exceed Two Million and No/100 Dollars ($2,000,000), and if the cost to repair or restore such damage or destruction would cost in excess of Two Million and No/100 Dollars ($2,000,000) to repair or restore (either with respect to a single incident or in the aggregate, with respect to multiple incidents) , as determined by a contractor mutually acceptable to LIMCO and Lewis in their reasonable discretion, Lewis may either (i) proceed to Closing, or (ii) terminate this Agreement by written notice thereof delivered to LIMCO within ten (10) days after Lewis has received notice of the contractor’s determination that the cost to repair or restore such damage or destruction would cost in excess of Two Million and No/100 Dollars ($2,000,000), and if such termination right is exercised, the Initial Deposit and the Second Deposit (to the extent Lewis has made the Second Deposit) shall be returned to Lewis and neither party shall have any further rights or obligations under this Agreement except for LIMCO’s indemnification rights from Lewis under Section 4.3 and both parties’ right to recover damages for the other party’s breach of the confidentiality restrictions set forth in Section 10.14, and Lewis shall also be entitled to receive from LIMCO Lewis’s reasonable third-party out-of-pocket expenses reasonably incurred by Lewis in connection with the Project Property, including legal fees, to a maximum of Three Hundred Thousand Dollars ($300,000), and (b) to the extent that prior to Closing the Project Real Property or any portion thereof is damaged or destroyed (except for any damage resulting from rock crushing operations, which shall in any event, not be considered damage or destruction), not as a result of an act of LIMCO, which damage or destruction would have a Material Adverse Effect, Lewis may either (i) proceed to Closing, or (ii) terminate this Agreement by written notice thereof delivered to LIMCO within ten (10) days after Lewis has received notice of the contractor’s determination that the cost to repair or restore such damage or destruction would cost in excess of Two Million and No/100 Dollars ($2,000,000), and if such termination right is exercised, the Initial Deposit and the Second Deposit (to the extent Lewis has made the Second Deposit) shall be returned to Lewis and neither party shall have any further rights or obligations under this Agreement except for LIMCO’s indemnification rights from Lewis under Section 4.3 and both parties’ right to recover damages for the other party’s breach of the confidentiality restrictions set forth in Section 10.14; provided, however, that Lewis shall not have any termination right to the extent such damage or destruction was caused by an act of Lewis or any of its agents or affiliates.

6.2           Condemnation. If prior to the Closing Date, any portion of the Project Real Property is taken pursuant to eminent domain proceedings (or such proceedings are commenced or threatened), upon LIMCO’s receipt of written notice (or LIMCO otherwise attaining knowledge) thereof, LIMCO shall give Lewis prompt notice of the same. This Agreement will remain in full force and effect, and there shall be no credit, offset or deduction to the Lewis Initial Cash Consideration, but upon the Closing, LIMCO shall deliver and assign to the Company any right, title and interest of LIMCO to all claims respecting any related condemnation (other than any claim relating to LIMCO’s agribusiness, which claim shall be retained by LIMCO). Notwithstanding the foregoing, if prior to the Closing, a portion of the Project Real Property is taken or LIMCO or Lewis receives written notice from any governmental agency indicating its intent to exercise its power of eminent domain of all or any portion of the Project Real Property and, in the reasonable estimate of the parties hereto as a result of such taking, the number of residential dwelling units that may be constructed on the Project Real Property or the revenues projected from the sale of residential dwelling units constructed on the Project Real Property will be reduced by more than five percent (5%), then Lewis and LIMCO shall each have the right to terminate this Agreement upon notice to the other and to the Title Company on or before the scheduled Closing Date, in which case this Agreement shall terminate.

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7.            Representations, Warranties and Covenants.

7.1          Representations and Warranties of LIMCO.

7.1.1          General Disclaimer. Except as specifically set forth in this Agreement, in the Deed, the Company LLC Agreement (other than the representation and warranty set forth in Section 12.17(o), which shall not apply to this Agreement) and any other documents delivered to Lewis in connection with the Closing, the transfer of the Project Property hereunder in connection with the Closing is and will be made on an “as is” basis, without representations and warranties of any kind or nature, express, implied or otherwise, including any representation or warranty concerning (a) title to the Property, (b) the physical condition of the Property (including the condition of the soil or any improvements), (c) the environmental condition of the Property (including the presence or absence of Hazardous Materials on or respecting the Property), (d) geological or geotechnical conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (e) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (f) drainage, (g) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (h) the presence of endangered species or any environmentally sensitive or protected areas, (i) zoning or development entitlements to which the Property or any portion thereof may be subject, (j) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (k) usages of adjoining property, (l) access to the Property or any portion thereof, (m) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (n) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (o) the existence or non-existence of underground storage tanks, methane gas, surface impoundments, or landfills, (p) the merchantability of the Property or fitness of the Property for any particular purpose, (q) the truth, accuracy or completeness of the Property Documents, (r) tax consequences, (s) the financial condition of the Property, (t) any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof, or (u) the status of the Entitlements. Lewis acknowledges that it has had the opportunity to examine, review and inspect all matters that in Lewis’s judgment bear upon the Property and its value and suitability for the Company’s purposes, and has either done so or elected not to do so. Except as to matters specifically set forth in this Agreement, in the Deed, the Company LLC Agreement and any other documents delivered in connection with the Closing, Lewis will proceed with the Closing solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Title Policy.

7.1.2           Limited Representations and Warranties of LIMCO. Without limiting the liability and obligations of LIMCO under Section 4.6, LIMCO hereby represents and warrants to Lewis and the Company as follows as of the Effective Date:

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(a)          Due Authority; Consents. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by LIMCO or any Affiliate of LIMCO are and on the Closing Date will be duly authorized, executed and delivered by and binding upon LIMCO and each such Affiliate, as applicable. LIMCO is a corporation, duly formed, validly existing and in good standing under the laws of the state of its formation. LIMCO and each applicable Affiliate of LIMCO is or on the Closing Date will be duly authorized and qualified to consummate the transactions contemplated by this Agreement. LIMCO has the capacity and authority to enter into this Agreement, and on the Closing Date it and each applicable Affiliate of LIMCO will have the authority to consummate the transactions herein provided without the consent or joinder of any other party and will have obtained all consents and permissions related to the transactions herein contemplated and required under any applicable covenant, agreement, encumbrance, law or regulation.

(b)          No Conflicts. The execution, delivery and performance by LIMCO of this Agreement and the other documents contemplated hereunder to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a breach of or constitute a default under any provision of the governing or organizational documents of LIMCO, (ii) conflict with, result in the breach of, or constitute a default or accelerate any right under, any lease, note, bond, mortgage, license, indenture or loan or credit agreement or other binding agreement to which LIMCO may be bound or the Project Property may be subject, (iii) violate any law, regulation or order or decree of any court, arbitrator or other governmental authority (A) against or binding upon LIMCO or (B) to which (to LIMCO’s knowledge) the Project Property is subject.

(c)          Litigation. Except as set forth in Exhibit “K” attached hereto or as otherwise disclosed to Lewis in writing and claims covered by insurance, to the knowledge of LIMCO, there is no pending (and LIMCO has received no written notice of any pending or threatened) action, litigation, arbitration, mediation, reference, condemnation or other proceeding (each, a “Proceeding”) involving any portion of the Project Property, the water rights to be contributed to the Company under Section 3.4 above or Retained Property or against LIMCO that would have a Material Adverse Effect.

(d)          Compliance. Except as set forth on Exhibit “K”, to the knowledge of LIMCO neither the Project Property or Retained Property or the condition thereof, is in violation of any law, statute, ordinance, rule or regulation and LIMCO has not received written notice that is the case.

(e)          Leases. There are no leases, or any other agreement which provides any person or entity with the right to use or occupy any portion of the Project Real Property that will be in force after the Closing, other than as set forth in any of the Permitted Exceptions and the Lease Agreement. There are no security deposits under any of the Leases (as defined below), and neither LIMCO nor any of the respective tenants under the Leases has given written notice of any default under any of the Leases, except as set forth in Exhibit “K”.

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(f)          Environmental Matters. Except as set forth on Exhibit “K” attached hereto described in the Property Information, including the Environmental Reports, or otherwise disclosed to Lewis in writing, LIMCO has not received written notice of any violations of Environmental Laws concerning the Project Real Property or the Retained Property that has not been cured and to LIMCO’s knowledge, there are no present violations of Environmental Laws concerning the Project Property or the Retained Property that have not cured.

(g)          Property Agreements. Except as set forth in Exhibit “K” or otherwise disclosed to Lewis in writing, LIMCO has not entered into any contracts relating to the Project Real Property that  will be in force after the Closing and are not cancelable on thirty (30) days’ or less notice, except for the Property Agreements and the Excluded Agreements (as defined below). As used herein, the term “Property Agreements” means collectively, (i) the Government Agreements, Dedication and Property Improvement Agreement, and (ii) any contracts entered into in accordance with this Agreement that will be assigned to the Company at the Closing, and excludes the Excluded Agreements. Except as set forth in Exhibit “K”, or otherwise disclosed to Lewis in writing, the Property Agreements are in full force and effect and to LIMCO’s knowledge LIMCO is not in monetary default or in material default of any material non-monetary obligation under any of such Property Agreements beyond any applicable notice and cure periods, which default could have a Material Adverse Effect. As used herein, “Excluded Agreements” means LIMCO’s contracts for (i) insurance; (ii) existing property management; (iii) the engagement of attorneys, accountants and brokers; (iv) contracts entered into in the normal course of LIMCO’s agribusiness, (v) that certain agreement captioned “Capital Improvement Cost Sharing Agreement for Improvements to Santa Paula Creek Channel Agreement No. WPD 2 2013 1”, dated February 5, 2013 by and between the Ventura County Watershed Protection District and LIMCO and (vi) that certain agreement captioned “Rough Grading Contract”, dated November 7, 2013 by and between Limoneira EA1 Management LLC and MRC Rock & Sand LLC, which Lewis acknowledges may remain in force and effect for the benefit of LIMCO after Closing, subject to the terms and conditions of the Lease Agreement. The Excluded Agreements are not being assigned to or assumed by the Company hereunder.

(h)          Property Information. To LIMCO’s knowledge, the Property Information includes all of the studies, reports, maps, drawings, agreements and any other documents that contain information material to the Project Property or the development of the Project that is in its possession or under its control, including without limitation the physical condition, current and historic uses, and improvement and development of the Project Real Property and correspondence that LIMCO has caused to be prepared relating to the ownership of the Project Property and the Project or of which it has knowledge, except for the Excluded Property Information and the Excluded Agreements.

(i)          Project Entitlements. Except as set forth on Exhibit “K” or otherwise disclosed to Lewis in writing, and except for the pending Specific Plan Amendment, (i) LIMCO has not modified or amended any of the Project Entitlements, (ii) LIMCO has not received written notice that the Project Entitlements have been modified, reduced or terminated, (iii) LIMCO has not, to its knowledge, failed to satisfy the conditions or requirements of the Project Entitlements required by the City or other governmental authority to be satisfied by LIMCO, and (iv) to LIMCO’s knowledge, the Project Entitlements are in full force and effect.

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Nothing in this Agreement or in any of the documents delivered by LIMCO to Lewis in connection with the Closing, including without limitation the limitations and restrictions in Sections 7.3 or 8 of this Agreement, shall limit or restrict the liability of LIMCO with regards to those representations and warranties set forth in Sections 7.1.2(a), 7.1.2(b) and Section 10.18 of this Agreement, the representations and warranties in the JV Interest Assignment and Assumption, in the Company LLC Agreement, in the Deed and in the Lewis Closing Certificate (collectively the “Excluded Representations”). The representation and warranty set forth in Section 12.17(o) of the Company LLC Agreement is not included as part of the Excluded Representations and shall not apply to this Agreement but its exclusion shall not modify or otherwise effect the representations and warranties of LIMCO expressly set forth in this Agreement.

7.2         Representations and Warranties of Lewis. Lewis hereby represents and warrants to LIMCO as of the Effective Date:

7.2.1           Due Authority; Consents. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed or caused to be executed by Lewis or any Affiliates of Lewis are and on the Closing Date will be duly authorized, executed and delivered by and binding upon Lewis and each such Affiliate, as applicable. Lewis is a corporation, partnership or limited liability company (as applicable), duly formed, validly existing and in good standing under the laws of the state of its formation. Lewis and each applicable Affiliate of Lewis is or on the Closing Date will be duly authorized and qualified to consummate the transactions contemplated by this Agreement. Lewis has the capacity and authority to enter into this Agreement and the authority to consummate the transactions herein provided without the consent or joinder of any other party and will have obtained all consents and permissions related to the transactions herein contemplated and required under any applicable covenant, agreement, encumbrance, law or regulation.

7.2.2           No Conflicts. The execution, delivery and performance by Lewis of this Agreement and the other documents contemplated hereunder to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a breach of or constitute a default under any provision of the governing or organizational documents of Lewis, (ii) conflict with, result in the breach of, or constitute a default or accelerate any right under, any lease, note, bond, mortgage, license, indenture or loan or credit agreement or other binding agreement to which Lewis may be bound, (iii) violate any law, regulation or order or decree of any court, arbitrator or other governmental authority against or binding upon Lewis, or (iv) result in, or require the creation or imposition of, any encumbrance upon or with respect to the assets of Lewis.

7.3         Survival; Basket.

7.3.1          The foregoing representations and warranties under Sections 7.1 and 7.2 and in Section 4.1.4 (with the exception of the Excluded Representations) and all other obligations, provisions and liabilities under this Agreement or any certificate delivered in connection herewith (including any cause of action by reason of a breach thereof) shall, except as otherwise expressly provided in this Agreement or in any other documents delivered in connection with the Closing (including in Section 3.3 and Section 4.3 above), survive until the date that is one (1) year after the Closing (the period beginning on the date hereof and ending on such date being herein called the “Survival Period”), at which time such representations, warranties, covenants, obligations, provisions, and liabilities (and any cause of action from a breach thereof) shall terminate, except that (a) such representations, warranties and liabilities shall continue to survive to the extent written notice of the breach thereof (identifying such breach with reasonable detail) has been theretofore delivered, and (b) the Survival Period for the representations and warranties in Section 8 and Section 10.18 of this Agreement and in the Deed, Lewis Closing Certificate, and JV Interest Assignment (collectively, the “Surviving Provisions”) shall be unlimited.

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7.3.2           Notwithstanding anything to the contrary contained herein, if the Closing of the transactions hereunder shall have occurred: (1) LIMCO shall have no liability (and Lewis shall make no claim against LIMCO) for a breach of any representation or warranty made in this Agreement (with the exception of the Excluded Representations) or a breach of any other obligation of LIMCO in this Agreement that occurred prior to the Closing, but which is not discovered by Lewis until after the Closing or for indemnification under this Agreement applicable to any such breach, unless the valid claims for all such breaches collectively aggregate to more than Fifty Thousand Dollars ($50,000); (2) the liability of LIMCO under this Agreement and such documents shall not exceed, in the aggregate, an amount (the “Maximum Liability Amount”) equal to Two Million Dollars ($2,000,000) minus an amount equal to any legal fees that Lewis claims it is entitled to receive from LIMCO in connection with any breach by LIMCO of the representations and warranties set forth in this Agreement (with the exception of the Excluded Representations) (it being understood that, notwithstanding anything to the contrary in this Agreement or any other document, LIMCO’s liability under this Agreement and the documents executed by LIMCO in connection herewith for a breach of any representation or warranty made in this Agreement (with the exception of the Excluded Representations) or a breach of any other obligation of LIMCO in this Agreement which occurred prior to the Closing but which is not discovered by Lewis until after the Closing or for indemnification under this Agreement applicable to any such breach shall in no event exceed, in the aggregate, the Maximum Liability Amount), and (3) in no event shall LIMCO be liable for any consequential or punitive damages. Notwithstanding anything to the contrary set forth in this Section 7.3.2., the indemnity provision in Section 3.3 of this Agreement and the indemnity provisions in the Retained Property Development Agreement, the Lease Agreement, the Company LLC Agreement and in any other documents delivered to Lewis in connection with the Closing, shall not be subject to the Maximum Liability Amount.

7.4           Limitation of Liability. No constituent member or partner in or agent of LIMCO, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in LIMCO, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Lewis and its successors and assigns and, without limitation, all other persons and entities, shall look solely to LIMCO’s assets for the payment of any claim or for any performance, and Lewis, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in LIMCO (or in any other constituent member or partner of LIMCO), nor any obligation of any constituent member or partner in LIMCO (or in any other constituent member or partner of LIMCO) to restore a negative capital account or to contribute capital to LIMCO (or to any other constituent member or partner of LIMCO), shall at any time be deemed to be the property or an asset of LIMCO or any such other constituent member or partner (and neither Lewis nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute). The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Investor’s waiver, relinquishment or release of any applicable rights or otherwise).

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7.5         Knowledge.

7.5.1           Definition. When a statement is made under this Agreement to the “knowledge” of a party (or other similar phrase), it means that none of the Designated Representatives of such party has any actual knowledge (without further investigation) of any facts indicating that such statement is not true. None of the Designated Representatives shall have any personal liability in such capacity under this Agreement.

7.5.2           Designated Representatives. The “Designated Representatives” are limited to the following individuals:

      (a)          for LIMCO: Harold Edwards, Alex Teague, Joseph D. Rumley and Mike Penrod.

      (b)          for Lewis: Robert Martin, John Goodman and Glen Crosby.

7.5.3           Knowledge as a Defense. Notwithstanding the foregoing provisions of Section 7.3.1, neither Lewis nor LIMCO (“Obligated Party”), or their respective Affiliates, shall have any liability to the other (“Beneficiary”), or its Affiliates or the Company, and Beneficiary shall make no claim against Obligated Party (or its Affiliates), for a breach of any representation or warranty, covenant or other obligation of Obligated Party (or its Affiliates) under this Agreement or any certificate executed by Obligated Party in connection with this Agreement (including for this purpose any matter that would have constituted a breach of LIMCO’s representations and warranties had they been made on the Closing Date) (a) if the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Beneficiary on the Effective Date, (b) if the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Beneficiary prior to Closing and Beneficiary proceeds with the Closing, or (c) to the extent, in the case of a representation and warranty of LIMCO, the same is confirmed by any estoppel from the City with respect to the Development Agreement delivered to Lewis prior to the Closing and Lewis proceeds with the Closing.

7.6         Interim Covenants. Until the Closing Date or the sooner termination of this Agreement:

7.6.1           Existing Entitlements and Agreements. Except for the Specific Plan Amendment, LIMCO shall not modify or otherwise amend any of the Project Entitlements, the Government Agreements or the Dedication and Property Improvement Agreement.

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7.6.2           New Agreements. Except for agreements entered into in the ordinary course of the conduct of its agribusiness and agreements entered into pursuant to this Agreement in furtherance of the Project which are approved by Lewis, including pursuant to Sections 7.6.3, 7.6.4, 7.6.5 and 7.6.6 below, LIMCO shall not enter into any agreement that will survive the Closing and cause the Company to incur a loss in excess of Fifty Thousand and No/100 Dollars ($50,000), without the prior written consent of Lewis, which consent may not be unreasonably withheld, conditioned or delayed so long as LIMCO pays for the loss incurred by the Company, provided, however, that if any new agreement entered into by LIMCO causes the Company to incur a loss in excess of Two Million and No/100 Dollars ($2,000,000), then Lewis may, in its sole discretion, elect to terminate this Agreement by written notice thereof delivered to LIMCO , but only if given prior to the sooner to occur of the Closing and ten (10) days after Lewis has received notice of the determination that the loss to the Company would be in excess of Two Million and No/100 Dollars ($2,000,000), and if such termination right is exercised, the Initial Deposit and the Second Deposit (to the extent Lewis has made the Second Deposit) shall be returned to Lewis and neither party shall have any further rights or obligations under this Agreement except for LIMCO’s indemnification rights from Lewis under Section 4.3 and both parties’ right to recover damages for the other party’s breach of the confidentiality restrictions set forth in Section 10.14. Further, if LIMCO delivers a written request for Lewis’s consent to any of the foregoing, Lewis shall have five (5) Business Days from the date of receipt of such request to reject or deny the same. In the event Lewis does not respond to such written request within such five (5) business-day period, Lewis’s consent shall be deemed granted hereunder.

7.6.3           Specific Plan Amendment. LIMCO and Lewis shall cooperate as may be necessary to facilitate the approval of the Specific Plan Amendment by the Santa Paula City Council. If a CEQA Challenge is filed during the CEQA Challenge Period, (a) LIMCO and Lewis agree to work together to resolve such CEQA Challenge prior to the date that is one (1) year after the expiration of the CEQA Challenge Period, (b) Stowell, Zeilenga, Ruth, Vaughn & Treiger LLP or any other attorney approved by both LIMCO and Lewis shall be hired as counsel to defend the CEQA Challenge, and (c) all commercially reasonable costs or expenses incurred in connection with the resolution and/or defense of any CEQA Challenge shall be split evenly between LIMCO and Lewis.

7.6.4           Local Hiring Program. Pursuant to Section 8.6.5 of the Development Agreement the Developer (as defined therein) agreed to prepare the Local Hiring Program (as that term is defined in the Development Agreement) within one hundred eighty (180) days of the City’s approval of the Vesting Tentative Map (as defined in the Development Agreement). LIMCO and Lewis shall work together and cooperate to prepare the Local Hiring Program and all commercially reasonable costs or expenses incurred in connection therewith shall be split evenly between LIMCO and Lewis. If for any reason the Local Hiring Program is not prepared within the timeframe set forth in Section 8.6.5 of the Development Agreement, then notwithstanding anything contained in this Agreement to the contrary, Lewis agrees (a) such failure alone shall not be deemed a failure to satisfy any of the Second Deposit Conditions or Lewis’s conditions to its obligation to proceed with the Closing or constitute a breach of any of LIMCO’s representations or warranties, and (b) the obligation to prepare and implement the Local Hiring Program shall be assumed by the Company at Closing.

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7.6.5           Leases and Pre-Closing Agreements. On or before the Closing LIMCO shall terminate (a) that certain lease dated January 1, 1995 by and between LIMCO and Juan Mara for that certain property known as 364 Padre Drive, Santa Paula, California (the “Mara Lease”), that certain lease dated January 1, 1995 by and between LIMCO and Gildardo R. Mendez for that certain property known as 187 Padre Drive, Santa Paula, California (the “Mendez Lease”) and that certain lease dated June 30, 2009 by and between the City of Santa Paula and LIMCO relating to the use of certain soccer fields (the “Soccer Fields Lease”, and collectively with the Mara Lease and the Mendez Lease, the “Leases”), subject to LIMCO’s right under the Lease Agreement to enter into subleases with respect to the “Houses” and the “Interim Soccer Fields” (as those terms are defined in the Lease Agreement) and (b) all of the Pre-Closing Agreements; provided, however, that to the extent that any of the Pre-Closing Agreements permit termination by LIMCO prior to the Closing Date without any cost or liability to LIMCO or jeopardy to the continued progress of the development of the Project or the Retained Property, LIMCO shall use commercially reasonable efforts to earlier terminate such Pre-Closing Agreements.

7.6.6           Ongoing Operations. From the Effective Date through Closing LIMCO and Lewis shall cooperate and coordinate their efforts in order to maintain progress on certain matters relating to the development of the Project and the Retained Property, including the hiring of consultants and contractors using Lewis’s standard contract forms reasonably approved by LIMCO, processing modifications to the Entitlements and continuing the planning and permitting process of the related design and engineering work, all in accordance with an agreed upon business plan and budget for such pre-Closing work. LIMCO and Lewis hereby agree that the costs incurred by each of LIMCO and Lewis pursuant to this Section 7.7.6 shall be eligible for reimbursement pursuant to Sections 2.2(b) and 2.2(c) of the Company LLC Agreement as Limoneira’s Pre-Assignment Expenses and Lewis Pre-Assignment Expenses, respectively (as those terms are defined in the Company LLC Agreement).

8.           DISCLAIMER, RELEASE AND ASSUMPTION. AS AN ESSENTIAL INDUCEMENT TO LIMCO TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE LIMCO CONTRIBUTION VALUE, LEWIS ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE AS FOLLOWS:

8.1         DISCLAIMER.

8.1.1           AS-IS, WHERE-IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED TO LEWIS IN CONNECTION WITH THE CLOSING (OTHER THAN IN SECTION 12.17(o) OF THE COMPANY LLC AGREEMENT, WHICH REPRESENTATION AND WARRANTY SHALL NOT APPLY TO THIS AGREEMENT), THE TRANSFER OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS. LIMCO HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO THE AREA OF THE LAND.

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8.1.2           SOPHISTICATION OF LEWIS. LEWIS IS A SOPHISTICATED REAL ESTATE INVESTOR WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT LEWIS HAD ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE PROPERTY AND ITS VALUE AND SUITABILITY FOR THE COMPANY’S PURPOSES IT DEEMS NECESSARY, AND WILL CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY LIMCO (OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED TO LEWIS IN CONNECTION WITH THE CLOSING OTHER THAN THE REPRESENTATION AND WARRANTY IN SECTION 12.17(o) OF THE COMPANY LLC AGREEMENT), WHICH SHALL NOT APPLY TO THIS AGREEMENT.

8.1.3           DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR LEWIS’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. LIMCO HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED TO LEWIS IN CONNECTION WITH THE CLOSING OTHER THAN IN SECTION 12.17(o) OF THE COMPANY LLC AGREEMENT). LIMCO HAS BEEN INVOLVED IN THE PLANNING FOR THE PROPOSED DEVELOPMENT AND ENTITLEMENT OF THE PROPERTY FOR MANY YEARS AND FACTS CONCERNING THE PROPERTY HAVE CHANGED OVER THE YEARS, AND LIMCO HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE CURRENT TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS, AND LEWIS HEREBY ACKNOWLEDGES THAT THE INFORMATION AND DESCRIPTIONS CONTAINED IN THE PROPERTY DOCUMENTS MAY NOT BE ENTIRELY ACCURATE AND IS SUBJECT TO CHANGE AND THAT LEWIS IS REQUIRED TO INDEPENDENTLY REVIEW THE MATERIAL AND BE SATISFIED AS TO ITS ACCURACY AND CORRECTNESS, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED TO LEWIS IN CONNECTION WITH THE CLOSING OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN SECTION 12.17(o) OF THE COMPANY LLC AGREEMENT, WHICH SHALL NOT APPLY TO THIS AGREEMENT, LEWIS IS NOT RELYING UPON ANY STATEMENTS MADE BY LIMCO WITH REGARD TO SUCH ISSUES. LIMCO SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL LIMCO BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY LIMCO, ITS MANAGER, OR BY ANY REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT OR OTHER PERSON OR ENTITY ACTING ON LIMCO’S BEHALF (COLLECTIVELY, “LIMCO RELATED PARTIES”).

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8.2           RELEASE. EXCEPT AS OTHERWISE PROVIDED IN SECTION 7.3.2 ABOVE AND EXCEPT FOR THE EXCLUDED REPRESENTATIONS AND ANY OBLIGATIONS TO BE PERFORMED BY LIMCO OR ANY LIMCO RELATED PARTY AFTER THE CLOSING, LEWIS RELEASES LIMCO AND ALL LIMCO RELATED PARTIES FROM ALL CLAIMS WHICH LEWIS OR ANY PARTY RELATED TO OR AFFILIATED WITH LEWIS (A “LEWIS RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE PROJECT DOCUMENTS AND OTHER INFORMATION REFERRED TO HEREIN, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OR ANY OTHER ACTIVE OR PASSIVE NEGLIGENCE, AND ANY ENVIRONMENTAL CONDITIONS, AND LEWIS SHALL NOT LOOK TO ANY LIMCO RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION, AND, IN THAT REGARD, LEWIS HEREBY EXPRESSLY WAIVES ALL RIGHTS AND BENEFITS IT MAY NOW HAVE OR HEREAFTER ACQUIRE UNDER CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

INITIALS OF LEWIS

8.3         Certain Property Disclosures. With respect to all of the following matters in this Section 8.3 and without limitation on any other provisions of this Agreement, Lewis has evaluated such matters prior to the Effective Date in accordance with the provisions of Section 4. Lewis shall assume all responsibility for such matters and shall not seek any payment or other action from LIMCO (and LIMCO shall have no obligation) with respect to such matters; such matters have already been taken into account in calculation of the LIMCO Contribution Value; and such matters shall not be deemed to expand in any manner the limited representations and warranties of LIMCO contained herein.

8.3.1           LIMCO has informed Lewis and Lewis acknowledges that there is a Native American cultural site located on the Project Real Property in the area designated as “Undeveloped Open Space” on the Subdivision Map, and that such area is required to remain as open space. Lewis acknowledges that the location of such Native American burial ground previously disclosed to Lewis may not be exact.

8.3.2           LIMCO has informed Lewis and Lewis acknowledges that there is a setback requirement along the Western boundary of the Land adjacent to the Santa Paula Creek Channel in which construction is restricted that ranges from 160' to 250'.

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8.3.3           LIMCO’s Environmental Inquiry. LIMCO has informed Lewis and Lewis acknowledges that the sole inquiry and investigation LIMCO has conducted in connection with the environmental condition of the Property on or after the Effective Date is to obtain the Environmental Reports, and that, for all purposes, including California Health and Safety Code Section 25359.7, LIMCO has acted reasonably in solely relying upon said inquiry and investigation. The foregoing shall not limit the terms of Section 7.1.2(f).

8.3.4           Natural Hazard Disclosure Statement Requirement Compliance. Notwithstanding anything to the contrary in this Section 8.3.4 below, Lewis hereby knowingly, voluntarily and intentionally waives its right to disclosure of natural hazards found in the Natural Hazard Disclosure Statement Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, California Public Resources Code Sections 2621.9, 2694, and 4136, and California Civil Code Section 1102.6c(d), and any successor statutes or laws (the “Act”). This waiver is a material inducement to LIMCO’s decision to enter into this Agreement and the calculation of the LIMCO Contribution Value. Lewis acknowledges that LIMCO would not have entered into this Agreement but for this waiver. Lewis acknowledges that prior to the Effective Date, Lewis received the Natural Hazard Disclosure Statements (collectively, “Natural Hazard Disclosure Statements”) and that Lewis shall have executed and delivered to LIMCO the acknowledgement contained in the Natural Hazard Disclosure Statement at or prior to Closing. Lewis acknowledges that the Natural Hazard Disclosure Statement was delivered pursuant to the Act. Lewis acknowledges and agrees that nothing contained in the Natural Hazard Disclosure Statement shall release Lewis from its obligation to fully investigate the condition of the Property, including without limitation whether the Property is located in any natural hazard areas, and that Lewis will have the opportunity to engage a consultant that has the expertise to perform such investigations. LIMCO does not warrant or represent either the accuracy or completeness of the information in the Natural Hazard Disclosure Statement, and Lewis shall use same merely as a part in its overall investigation of the Property. Lewis further acknowledges and agrees that the matters set forth in the Natural Hazard Disclosure Statement may change on or prior to the Closing, that the Natural Hazard Disclosure Statement has been prepared by a third party and that neither LIMCO nor the third-party preparer has an obligation to update, modify or supplement the Natural Hazard Disclosure Statement.

8.4           Survival. This Section 8 shall survive any termination of this Agreement and the Closing indefinitely.

9.           Termination and Certain Remedies.

9.1           Failure of Condition Benefiting Lewis; Default by LIMCO. If the transactions herein provided shall not close by reason of the failure of satisfaction of any conditions benefiting Lewis under Section 4 or the termination of this agreement in accordance with Section 6, then no party shall have any further obligation or liability under this Agreement (other than those obligations that expressly survive the termination of this Agreement); provided, however, that if the transactions herein provided shall not close for any reason other than Lewis’s default under this Agreement, then Lewis shall be entitled, as its sole and exclusive remedy for such default, (a) to terminate this Agreement, and (b) obtain a return of the Initial Deposit from LIMCO within ten (10) days after the termination of the Agreement and the Second Deposit (to the extent Lewis has made the Second Deposit) from the Title Company immediately unless the transactions hereunder shall not close by reason of LIMCO’s default under this Agreement, in which event Lewis shall also be entitled to receive from LIMCO Lewis’s reasonable third-party out-of-pocket expenses reasonably incurred by Lewis in connection with the Project Property, including legal fees, to a maximum of Three Hundred Thousand Dollars ($300,000) and no party shall have any further obligation or liability to the other hereunder. This section does not limit Lewis’s right to indemnification pursuant to Section 10.1 or to recover damages for LIMCO’s breach of the confidentiality restrictions set forth in Section 10.14.

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9.2           CONDITION BENEFITING LIMCO; DEFAULT BY LEWIS. IF THE TRANSACTIONS HEREIN PROVIDED SHALL NOT CLOSE BY REASON OF THE FAILURE OF SATISFACTION OF ANY CONDITIONS BENEFITTING LIMCO OR LEWIS UNDER SECTION 4, THEN NO PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY UNDER THIS AGREEMENT (OTHER THAN THOSE OBLIGATIONS THAT EXPRESSLY SURVIVE THE TERMINATION OF THE AGREEMENT); PROVIDED, HOWEVER, THAT IF THE TRANSACTIONS HEREIN PROVIDED SHALL NOT CLOSE ON ACCOUNT OF LEWIS’S DEFAULT UNDER THIS AGREEMENT, THEN THIS AGREEMENT SHALL AUTOMATICALLY TERMINATE AND LIMCO SHALL RETAIN THE INITIAL DEPOSIT AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER THIS AGREEMENT FOR SUCH FAILURE TO CLOSE. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT LIMCO WILL INCUR EXPENSES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROJECT PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO LIMCO CAUSED BY THE DEFAULT BY LEWIS UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION LIMCO SHOULD RECEIVE AS A RESULT OF LEWIS’S DEFAULT. IN THE EVENT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT DO NOT OCCUR ON ACCOUNT OF LEWIS’S DEFAULT, THEN THE TERMINATION OF THIS AGREEMENT AND THE RETENTION OF THE INITIAL DEPOSIT SHALL BE LIMCO’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT (INCLUDING THIS SECTION 9.2) THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THIS SECTION SHALL NOT LIMIT LIMCO’S RIGHT TO INDEMNIFICATION PURSUANT TO SECTION 4.3 OR 10.1 OR TO RECOVER DAMAGES FOR LEWIS’S BREACH OF THE CONFIDENTIALITY RESTRICTIONS SET FORTH IN SECTION 10.14 OR ITS ATTORNEYS’ FEES UNDER SECTION 10.10.

LIMCO’s Initials	Lewis’s Initials

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10.         Miscellaneous.

10.1         Brokers. Lewis and/or business entities affiliated with Lewis are California BRE licensee(s) acting as principals in this transaction and Lewis was represented by John Goodman (Broker Licensee No. 00853263) and Bob Martin (Broker License No. 00963777), respectively, who are employees of Lewis Operating Corp., an affiliate of Purchaser, and such licensees are not receiving any commission or fee as a licensee and are representing Purchaser exclusively in this transaction. In the event of any claim for a broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon any statement or agreement alleged to have been made or action alleged to have been taken by LIMCO, then LIMCO shall indemnify, defend and hold harmless Lewis from the same. In the event of any claim for a broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon any statement or agreement alleged to have been made or action alleged to have been taken by Lewis, then Lewis shall indemnify, defend and hold harmless LIMCO from the same. No broker or finder shall have any rights by reason of this Agreement.

10.2         Exhibits; Entire Agreement; Modification. All recitals at the beginning of this Agreement and all Exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. Without limitation, LIMCO shall not be in breach or in default for disclosing information on the wrong exhibit, and to the extent any information is disclosed on any exhibit, it shall be deemed disclosed to Lewis for all purposes under this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters (including any term sheets). (For the avoidance of doubt, this Agreement does not supersede the Company LLC Agreement, the Lease or the Retained Property Development Agreement and none of the Company LLC Agreement, the Lease or the Retained Property Development Agreement supersedes this Agreement.) This Agreement may not be modified or amended except by written agreement signed by all parties hereto.

10.3         Business Day. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the immediately following Business Day.

10.4         Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. As used herein, “good faith” means “honesty in fact”, as such phrase is used in the Uniform Commercial Code, as adopted in the State of Delaware as of the date of this Agreement.

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10.5         Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of California (without regard to conflicts of laws), and each of the parties hereto (a) irrevocably and unconditionally agrees to be subject to the exclusive jurisdiction of the courts of the State of California and of the Federal courts sitting in the State of California, (b) does hereby consent to and agree that any action for the enforcement of this Agreement shall be brought to the courts of the State of California sitting in Ventura, California or any Federal court sitting in Ventura County, California and consent to the exclusive jurisdiction and venue of such courts, and (c) hereby waives any objection that it may now or hereafter have to the venue of any such action or any such court or that suit is brought in an inconvenient court.

10.6         Successors and Assigns. Lewis may not assign or transfer its rights or obligations under this Agreement without the prior written consent of LIMCO. LIMCO may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Lewis. No consent to any transfer or assignment of any rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

10.7         Notices. Any notice, demand, request or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the party to whom the same is directed, sent by registered or certified mail, return receipt requested, or sent by Federal Express or any other courier service guaranteeing overnight delivery, addressed to the party at the address appearing below such party’s name in this Section or by electronic transmission to the electronic mail address set below such party’s name (followed by notice by mail sent in the manner described above or by Federal Express or other courier service):

If to LIMCO:

The Limoneira Company
1141 Cummings Road
Santa Paula, California 93060
Attention:    Mr. Harold Edwards
Email:          hedwards@limoneira.com

With Copy To:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention:   Real Estate Notices (KMH/MDS 5735.2)
Email:         realestatenotices@pircher.com
                    khogaboom@pircher.com

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If to Lewis:

Lewis Santa Paula Member, LLC
1156 N. Mountain Avenue
Upland, California 91786
Attention:   John M. Goodman
Email:         john.goodman@lewisop.com

With Copy To:

Lewis Operating Corp.
1156 N. Mountain Avenue
Upland, California 91786
Attn:            W. Bradford Francke
Email:          brad.francke@lewisop.com

or to such other address as each party may from time to time specify by notice in accordance with this Section. Any such notice shall be deemed to have been delivered, given, and received for all purposes as of the date so delivered, at the applicable address; provided that notices received on a day that is not a Business Day, or after 5:00 p.m. (at the location to which delivery is to be made) on a Business Day shall be deemed received on the next Business Day. Notice to a party shall not be effective unless and until each required copy of such notice specified in this Section (or as the parties may from time to time specify by notice in accordance with this Section) is given. The inability to deliver a notice because of a changed address of which no notice was given or an inoperative facsimile number for which no notice was given of a substitute number, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by legal counsel for such party. Any telephone numbers set forth in this Section are provided for convenience only and shall not alter the manner of giving notice set forth in this Section.

10.8         Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other person other than the parties hereto, their respective Affiliates, the Company and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement.

10.9         Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such party for any or no reason.

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10.10       Legal and Other Costs. Except as expressly provided herein or in the Company LLC Agreement, the parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement and other documents pertaining to the transactions contemplated hereby. In addition, if any party obtains a judgment against any other party in connection with a dispute with regard to this Agreement (whether in an action or through arbitration), such party shall be entitled to recover from each non-prevailing party its court (or arbitration) costs, costs of collection and reasonable attorneys’ fees and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, including any bankruptcy proceeding (and any action for relief from the automatic stay of any bankruptcy proceeding), in addition to all other recoverable costs. The provisions of this Section 10.10 shall survive any termination of this Agreement.

10.11       No Recordation. Except for the Memorandum of Duty to Reconvey, in no event shall this Agreement or any document or other memorandum related to the subject matter of this Agreement be recorded without the consent of LIMCO.

10.12       Counterparts; Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of an executed counterpart of this Agreement by facsimile or as a PDF or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

10.13       Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

10.14      Intentionally Omitted.

10.15       Further Assurances. Each of LIMCO and Lewis shall, from time to time after the Closing, execute, acknowledge where appropriate and deliver, such further instruments and documents, and take such other action, as the other party may reasonably request in order to carry out the intent and purpose of this Agreement or of any of the documents executed in connection herewith, at the expense of the party making such request.

10.16      Severability. If any portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, or shall be terminated in accordance herewith, the remaining portion of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

10.17      Cumulative Remedies. Except as otherwise expressly herein provided, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

10.18      OFAC. Each of Lewis, on the one hand, and LIMCO, on the other hand, hereby represents and warrants to the other that:

10.18.1          Neither it nor, to its knowledge, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

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10.18.2          Neither it nor, to its knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

10.18.3          Neither it nor, to its knowledge, its Affiliates (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

10.18.4          Neither it, nor any person controlling or controlled by it, is a country, territory, individual or entity named on a “Government List” (as hereinafter defined); and, to its knowledge, the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

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10.18.5          “Government List” means any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

LEWIS INITIALS	LIMCO INITIALS

10.19       Judicial Reference. The terms and condition of Section 12.11 of the Company LLC Agreement are incorporated herein by reference.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LEWIS:

LEWIS SANTA PAULA MEMBER, LLC,
a Delaware limited liability company

By:	Lewis Operating Corp.,
a California corporation,
Its Manager

By:
Name:	John M. Goodman
Title:	Senior VP/CEO/CFO

LIMCO:

LIMONEIRA COMPANY,
a Delaware corporation

By:
Name:
Title:

EXHIBIT LIST

A-1	–	Legal Description of the East Area 1 Land
A-2	–	Legal Description of the Mendez Land
A-3	–	Depiction of Project Land and Retained Property
B	–	Form of Company LLC Agreement
C-1	–	Reserved
C-2	–	Form of Retained Property Development Agreement
C-3	–	Form of Lease Agreement
D	–	Pro Forma Title Policy
E	–	Form of Escrow Instructions
F	–	Form of Grant Deed
G-1	–	Form of General Assignment and Assumption
G-2	–	Form of Assignment and Assumption of Development Agreement
G-3	–	Reserved
G-4	–	Intentionally Omitted
G-5	–	Form of Dedication and Property Improvement Agreement Assignment and Assumption
G-6	–	Form of School Mitigation Agreements Assignment and Assumption
G-7	–	Form of Caltrans Assignment and Assumption
G-8	–	Form of JV Interest Assignment Agreement
H	–	Form of LIMCO’s Closing Certificate
I	–	Form of Lewis’s Closing Certificate
J	–	Form of Certificate of Non-Foreign Status
K	–	LIMCO’s Exceptions to Representations and Warranties
L	–	Reserved
M	–	List of Government Agreements
N	–	List of Environmental Reports
O	–	List of Pre-Closing Agreements
P	–	List of Property Information
Q	–	Reserved
R	–	Copy of the Application for the Specific Plan Amendment
S	–	Form of City Estoppel Certificate
T	–	Form of Memorandum of Duty to Reconvey
U	–	Index of Defined Terms

Schedules
3.1.2(f)	List of Pre-Closing Assumed Obligations
4.1.4	List of Unrecorded Monetary Liens

Exhibit B to Contribution Agreement

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF

LIMONEIRA LEWIS COMMUNITY BUILDERS, LLC

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") is entered into as of __________, 2015 (the "Effective Date"), by and between LEWIS SANTA PAULA MEMBER, LLC, a Delaware limited liability company ("Lewis"), and LIMONEIRA EA1 LAND, LLC, a Delaware limited liability company ("Limoneira"), as the members and Lewis as the Manager of Limoneira Lewis Community Builders, LLC, a Delaware limited liability company (the "Company"). This Agreement is entered into with reference to the following facts and circumstances:

RECITALS

WHEREAS, the Company was formed under the Act pursuant to the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the "Certificate") on ______, 2015 (the "Formation Date");

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement entered into by Limoneira effective as of the Formation Date (the "Original Agreement");

WHEREAS, Limoneira Company, a Delaware corporation ("LIMCO") and Lewis have entered into that certain agreement captioned "Contribution Agreement" dated as of September __, 2015 (the "Contribution Agreement");

WHEREAS, Limoneira contributed or caused to be contributed to the Company that certain “Project Real Property"” identified on the map attached as Exhibit A together with all of the other “Project Property” as defined in the Contribution Agreement including, in part, the Government Agreement, Pre-Closing Agreements and Project Entitlements, all as defined in the Contribution Agreement. As used herein the term “Property"” means the “Project Property” as defined in Contribution Agreement;

WHEREAS, pursuant to the Contribution Agreement (i) Lewis has agreed to purchase fifty percent (50%) of Limoneira's entire interest in the Company (the "Assigned Interest") for Twenty Million Dollars ($20,000,000), and (ii) Limoneira has agreed to assign and transfer the Assigned Interest to Lewis. The Assigned Interest will be transferred and conveyed by Limoneira to Lewis pursuant to that certain Assignment of Company Interest entered into as of the Effective Date (the "Assignment Agreement");

WHEREAS, the Members desire to cause the Company to develop the Project Real Property as contemplated in the Government Agreement, Pre-Closing Agreements and Project Entitlements, the Approved Business Plan and Approved Budget;

WHEREAS, each Member acknowledges and agrees that, (i) a portion of East Area 1 (such portion, as identified on Exhibit A, the "Retained Property") was conveyed to the Company, but Limoneira has retained beneficial ownership thereof, and the Retained Property will be conveyed to Limoneira (or its designated Affiliate) as soon as possible following the recordation of the Final Tract Map No. 5854 for the Property or other final tact map or parcel map that subdivides the Retained Property as a legal parcel (and, in all events, prior to commencement of construction activity on the Property); (ii) Limoneira has agreed to reimburse the Company for certain infrastructure costs incurred by the Company that will benefit the Retained Property and certain adjacent real property owned by Limoneira commonly known as "East Area 2"; and (iii) the Company has agreed to lease to Limoneira certain agricultural land contained within the Property, until the Company requires such land to develop the Project;

WHEREAS, each Member intends that the Company will (i) own, develop, subdivide, entitle, maintain, improve, hold for investment, market and dispose of the Property in accordance with the business plan and budget approved by the Executive Committee; (ii) perform the Assigned Agreements; and (iii) undertake such other activities that are necessary, incidental, related, or convenient to the foregoing as may be approved by the Executive Committee (the foregoing subdivision, entitlement and development of the Property referred to collectively as the "Project" and the Company's activities in connection with the Project referred to as the "Business"); and

WHEREAS, Limoneira and Lewis desire to enter into this Agreement (i) to provide for the admission of Lewis into the Company as a member therein, and (ii) to amend, restate and supersede the Original Agreement in its entirety to set forth the rights, duties and obligations of the Members and to set forth the terms and conditions for the Company's management including, without limitation, the terms and conditions pursuant to which the Company will undertake the development of the Property.

NOW, THEREFORE, in consideration of the respective obligations undertaken by the parties and other good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend, supersede and completely restate the Original Agreement in its entirety as follows:

SECTION 1.
DEFINITIONS; THE COMPANY

1.1          Definitions.

Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 12.26.

1.2          Admission of Lewis.

As of the Effective Date, Lewis is hereby admitted as a member into the Company and is hereby entitled to exercise all of the rights, powers and privileges, and is hereby obligated to perform all of the duties and obligations, of a member as set forth in this Agreement and under the Act. The Company shall not dissolve or terminate as a result of the foregoing admission; on the contrary, the Company's business shall continue without interruption and without any break in continuity.

1.3          Formation.

The Company was formed as a Delaware limited liability company on the Formation Date pursuant to the Act by the filing of the Certificate. The Members hereby adopt this Agreement as the Company's limited liability company agreement within the meaning of the Act.

1.4          Name.

The name of the Company is Limoneira Lewis Community Builders, LLC. The name of the Company may be changed from time to time upon the approval of the Executive Committee.

1.5          Purposes.

The purposes of the Company are to (a) undertake and complete the Project and operate the Business, and (b) engage in such other activities as may be approved by the Executive Committee and permissible under the Act.

1.6          Intent.

It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a "partnership" for federal and state income tax purposes. No Member shall take any action inconsistent with the express intent of the parties hereto. Notwithstanding the foregoing, the Company is not a "partnership" for purposes of the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act and the Members are not partners of each other.

1.7          Offices.

The Company shall maintain a registered office at a location designated by the Executive Committee. The registered office may be changed to any other place as the Executive Committee may designate from time to time. The Company's principal place of business shall be at 1156 North Mountain Avenue, Upland, California 91786-3633, or at such other location as may be approved by the Executive Committee. The Company may maintain one or more additional offices in such locations as may be approved from time to time by the Executive Committee.

1.8          Public Filings.

The Executive Committee shall designate agents for service of legal process on the Company in Delaware and California from time to time in accordance with applicable law. Any agent(s) so designated may be changed from time to time by the Executive Committee. The Manager shall cause to be filed with the California Secretary of State such documents as are necessary to qualify the Company to transact business in California as a foreign limited liability company (the "Application for Registration"). The Executive Committee shall cause to be filed any amendments to the Certificate and/or the Application for Registration that are necessary to reflect amendments to this Agreement adopted by the Members in accordance with the terms hereof or to comply with the requirements of applicable laws.

1.9          Term.

The term of the Company commenced upon the filing of the Certificate with the Delaware Secretary of State and shall continue until the Company is dissolved in accordance with Section 9.1 of this Agreement.

SECTION 2.
MEMBERS; CAPITAL CONTRIBUTIONS

2.1          Members.

The name, notice address and Percentage Interest of each Member as of the Effective Date are set forth on Exhibit B attached hereto. Upon the admission of any additional or substituted member in accordance with this Agreement, or upon any other change in the notice address or Percentage Interest of any Member, the Executive Committee shall update Exhibit B to reflect the then current Percentage Interests of the Members.

2.2          Member Funding Prior to Obtaining Project Loan.

(a)          Initial Capital Contributions. Solely for federal and California state income tax purposes, as a result of the Assignment Agreement, (i) Lewis is treated as purchasing an undivided fifty percent (50%) interest in the Property and the Company's other assets from Limoneira, and (ii) each of Limoneira and Lewis is treated immediately thereafter as contributing an undivided fifty percent (50%) interest in the Property and each such other asset to the Company in exchange for such Member's Membership Interest. Notwithstanding the foregoing, neither Member has actually acquired title to the Property or any other asset of the Company under California state law or otherwise. The Members acknowledge and agree that the fair market value of the Property is equal to $40,000,000. As a result of the transactions described above in this Section 2.2(a), (A) the balance standing in Limoneira's Capital Account and Unreturned Initial Contribution Balance has been credited on the Effective Date by $20,000,000; and (B) the balance standing in Lewis' Capital Account and Unreturned Initial Contribution Balance has been credited on the Effective Date by $20,000,000. Neither the Capital Account nor the Unreturned Initial Contribution Balance of Limoneira shall be credited as a result of the conveyance of the Retained Property to the Company.

(b)          Limoneira Pre-Assignment Expenses. The parties acknowledge and agree that prior to the Effective Date, Limoneira and/or its Affiliates paid third-party expenses in connection with the Project described on Schedule 2.2(b) attached hereto in the amount of ________________ Dollars ($__________) (the "Limoneira Pre-Assignment Expenses"). The Limoneira Pre-Assignment Expenses shall be treated as Approved Project Costs. Each of the Capital Account and Unreturned Additional Contribution Balance of Limoneira shall be credited with the amount of the Limoneira Pre-Assignment Expenses as of the Effective Date. As of the Effective Date, the balance standing in Limoneira's Capital Account is equal to the amount set forth opposite such Member's name on Exhibit B under the column labeled "Capital Account." Note: As of the execution of the Contribution Agreement, the Limoneira Pre-Assignment Expenses are as identified on Schedule 2.2(b). Schedule 2.2(b) will be (i) updated and replaced prior to the Closing under the Contribution Agreement to include any additional Limoneira Pre-Assignment Expenses incurred after that CA Effective Date in accordance with the Approved Business Plan and Approved Budget or otherwise approved by Lewis, and (ii) reduced by an amount reasonably determined by the Executive Committee to reflect the Retained Property’s allocable share of those costs, and of the Lewis Pre-Assignment Expenses (if any), that benefitted the Retained Property and that were not reimbursed by Limoneira.

(c)          Lewis Pre-Assignment Expenses. The parties acknowledge and agree that prior to the Effective Date, Lewis and/or its Affiliates (i) paid third-party expenses in connection with the Project described on Schedule 2.2(c) attached hereto, and (ii) incurred reimbursable expenses, after the execution of the Contribution Agreement, of the type described in Section 6.8(a) and itemized on Schedule 2.2(c), in the aggregate amount of ________________ Dollars ($__________) (the "Lewis Pre-Assignment Expenses"). Each of the Capital Account and the Unreturned Additional Account Balance of Lewis shall be credited with the amount of the Lewis Pre-Assignment Expenses as of the Effective Date. As of the Effective Date, the balance standing in Lewis' Capital Account is equal to the amount set forth opposite such Member's name on Exhibit B under the column labeled "Capital Account." Note: As of the execution of the Contribution Agreement, the Lewis Pre-Assignment Expenses are as identified on Schedule 2.2(c). Schedule 2.2(c) will be updated and replaced prior to the Closing under the Contribution Agreement to include any additional Lewis Pre-Assignment Expenses incurred after that CA Effective Date in accordance with the Approved Business Plan and Approved Budget or otherwise approved by Limoneira.

(d)          Pre-Financing Contributions.

(i)          If the Company has insufficient funds to pay any Approved Project Costs (the "Shortfall"), then Lewis shall be required to make Capital Contributions to the Company to the extent reasonably necessary to enable the Company to satisfy such Shortfall until the earlier of (i) the Capital Balancing Date, or (ii) the date the initial Project Loan closes. The term "Capital Balancing Date" means the date upon which the sum of (A) the Lewis Pre-Assignment Expenses, and (B) the additional Capital Contributions made by Lewis pursuant to this Section 2.2(d) equal the amount of the Limoneira Pre-Assignment Expenses.

(ii)         If the initial Project Loan has not closed prior to the Capital Balancing Date, then each Member shall be required, after the Capital Balancing Date, to contribute fifty percent (50%) of all Capital Contributions required to enable the Company to satisfy any Shortfall until the earlier of (1) the date the aggregate amount contributed by such Member pursuant to this sentence equals Two Million Five Hundred Thousand Dollars ($2,500,000), or (2) the closing of the initial Project Loan.

(iii)        After the aggregate Capital Contributions made by Limoneira pursuant to Section 2.2(d)(ii) equal Two Million Five Hundred Thousand Dollars ($2,500,000), the Manager shall send a notice to Limoneira that such Capital Contributions have been made. Within ten (10) Business Days after receipt of such notice, Limoneira shall have the right, but not the obligation, to make an initial election to contribute fifty percent (50%) of all Capital Contributions that are required by the Company for the next 12-month period to satisfy any Shortfall, and then shall have that same right, on each anniversary of that first election notice and after notice from the Manager, to make the election for the next 12-month period, all until the date that the initial Project Loan closes by delivering written notice of each such election to Lewis. If Limoneira timely elects to contribute fifty percent (50%) of such Capital Contributions for a 12-month period, then all Capital Contributions required for such 12-month period by the Company to satisfy any Shortfall shall be funded by the Members in accordance with their Percentage Interests. If Limoneira does not timely elect to contribute fifty percent (50%) of Capital Contributions for any 12-month period, then Lewis shall contribute all additional Capital Contributions required to satisfy any Shortfall for such 12-month period (or, if earlier, until the initial Project Loan closes).

(iv)        Any Capital Contribution that a Member contributes pursuant to this Section 2.2(d) is referred to as a ("Pre-Financing Contribution"). The Manager shall promptly notify the Executive Committee of any Shortfalls. The Executive Committee shall have the right, but not the obligation, to approve each such capital call before any Member will be obligated to make any additional Capital Contribution to the Company pursuant to this Section 2.2(d) provided any capital call made to enable the Company to pay any “Budgeted Capital Call” or “Emergency Expense” (each as defined in Section 2.3) shall be deemed automatically approved by the Executive Committee on the date the Executive Committee receives notice of such capital call. The Manager shall send approved requests for Pre-Financing Contributions to all Members, regardless of whether a Member is required to fund any such Capital Contribution. Any Capital Contribution that a Member is required to make under this Section 2.2(d) shall be made on the date requested by the Manager provided each Member shall have at least ten (10) Business Days' notice before it is required to make any such Capital Contributions. Each Member's Capital Account and Unreturned Additional Contribution Balance shall be credited by any Capital Contribution made by such Member pursuant to this Section 2.2(d) on the date such contribution is made.

(e)          Balancing Contribution. If, on the earlier of the date the initial Project Loan closes or the dissolution of the Company, Limoneira or Lewis has not received distributions pursuant to Section 4.2 sufficient to reduce such Member's Unreturned Additional Contribution Balance to zero (0), then the Member (if any) whose Unreturned Additional Contribution Balance is less than the other Member's Unreturned Additional Contribution Balance shall be obligated within ten (10) days thereafter to make a Capital Contribution to the Company equal to fifty percent (50%) of such excess amount (the "Balancing Contribution"). The contributing Member's Capital Account and Unreturned Additional Contribution Balance shall each be credited by any Capital Contribution made by such Member pursuant to this Section 2.2(e) on the date such contribution is made. The Capital Contribution made by the contributing Member under this Section 2.2(e) shall be promptly distributed by the Company to the other Member pursuant to Section 4.2(c) (and shall reduce the non-contributing Member's Capital Account and Unreturned Additional Contribution Balance) on the date such distribution is made.

(f)          Project Loan Contributions. Notwithstanding the terms of Section 2.2(d), if the Executive Committee approves a Project Loan, the terms of which require the Members to contribute additional capital to the Company (such amount, a "Project Loan Capital Shortfall"), then each Member shall be responsible for contributing to the Company, within five (5) Business Days (or such later date designated by the Executive Committee) after receiving notice from the Manager of the Project Loan Capital Shortfall, such Member's Percentage Interest of the amount of such Project Loan Capital Shortfall. Each Member's Capital Account and Unreturned Additional Contribution Balance shall be credited by any Capital Contribution made by such Member pursuant to this Section 2.2(f) on the date such contribution is made.

2.3          Member Funding After Obtaining Project Loan.

If the Company has a Shortfall that is not otherwise required to be funded by either Member pursuant to Section 2.2(d), Section 2.2(e), Section 2.2(f) or Section 2.6, then the Manager shall promptly notify the Executive Committee of such Shortfall. The Executive Committee shall have the right, but not the obligation, to approve each such capital call before any Member will be obligated to make any additional Capital Contribution to the Company pursuant to this Section 2.3 provided any capital call made to enable the Company to pay any Budgeted Capital Call or Emergency Expense shall be deemed automatically approved by the Executive Committee on the date the Executive Committee receives notice of such capital call. The term "Emergency Expense" means an expense that is necessary (i) to prevent an immediate threat to the health, safety or welfare of any individual in the immediate vicinity of the Property, (ii) to prevent immediate damage or loss to any portion of the Property, (iii) to prevent the immediate loss of value to the Property by the incurrence of any liability to the Company or otherwise, (iv) to avoid the suspension of any necessary service in or to any portion of the Property, (v) to avoid criminal or civil liability on the part of the Company and/or any of the Members or the direct and/or indirect owners thereof with respect to activities at the Property or pursuant to this Agreement, or (vi) to prevent any default under any agreement to which the Company is a party, including, without limitation, any loan documents evidencing, securing or relating to any loan made to the Company. The term "Budgeted Capital Call" means an Approved Project Cost which the Executive Committee previously agreed in the Approved Budget or by vote of the Executive Committee to fund by Capital Contributions.

Upon the approval of any capital call by the Executive Committee pursuant to this Section 2.3, the Manager shall deliver written notice to the Members (a "Funding Notice"). The Funding Notice shall specify (A) the amount of funding required (such amount, the "Called Funds"); and (B) the date the Called Funds shall be contributed to the Company, which date (the "Funding Date") shall be not earlier than (1) fifteen (15) days following the date of the Funding Notice if the Called Funds are not required for an Emergency Expense, or (2) three (3) Business Days following the date of the Funding Notice if the Called Funds are required for an Emergency Expense.

If the Executive Committee reasonably determines that the Company will have sufficient funds from a draw under a Project Loan or from other sources to return the Called Funds within six (6) months after the date such funds are advanced, then the Called Funds shall be funded by the Members in proportion to their respective Percentage Interests in the form of a loan to the Company (each such loan, a "Member Loan"), and not as a capital contribution. If the Company does not repay any such Member Loan within such six (6)-month period, then the balance owing under such Member Loan (both accrued and unpaid interest and unreturned principal) shall be deemed to have been contributed to the capital of the Company by the Member that made such Member Loan (on the due date of such Member Loan) (and such Member Loan shall be deemed to have been fully paid by the Company). If the Executive Committee determines that the Company will not have sufficient funds to return the Called Funds within such six (6)-month period, then the Called Funds shall be funded by Capital Contributions to be made by the Members in proportion to their respective Percentage Interests. Each Member's Capital Account and Unreturned Additional Contribution Balance shall be credited by any Capital Contribution made (or deemed made) by such Member pursuant to this Section 2.3 on the date such contribution is made (or deemed made).

2.4          Member Loans.

All Member Loans shall bear interest at the greater of (i) seven and 5/10ths percent (7.5%) per annum, or (ii) the Prime Rate plus two hundred (200) basis points, with such interest under clause (i) or clause (ii) compounded monthly. In addition, each Member Loan shall be (A) due and payable in six (6) months from the date advanced, (B) fully recourse to the Company and its assets, but nonrecourse as to each Member and its assets, (C) repayable at any time in whole or in part without penalty, and (D) evidenced by a promissory note executed by the Executive Committee or by such Representative(s) of the Executive Committee as designated by the Executive Committee on behalf of the Company, which shall contain such terms and conditions as are commercially reasonable or as may be agreed to by the lending Member and the Executive Committee. The repayment of any and all Member Loans shall be subordinate to the payment of any fees or other reimbursements required to be made by the Company pursuant to Sections 6.8, but shall be made prior to the distribution of any Cash Flow and/or liquidation proceeds to the Members. Accordingly, subject to the payment of any fees and/or reimbursements required to be made under Sections 6.8, but notwithstanding the provisions of Sections 4.1 and 9.2(b), until any and all Member Loans are repaid in full, the Members shall receive no further distributions from the Company (except for any such fees and/or reimbursements), and all cash or property otherwise distributable to the Members (except for any such fees and/or reimbursements) shall be paid to the advancing Member(s) as a reduction of the outstanding balances of such Member Loans, with such funds being applied first to reduce any interest accrued thereon, and then to reduce the principal amount of such loans.

2.5          Failure to Fund.

The following provisions shall apply if any Member fails to fund in full when due its Funding Percentage of either a Capital Contribution required under Sections 2.2(d), (e), (f) or Section 2.3, or a Member Loan required under Section 2.3. A Member's "Funding Percentage" with respect to a required funding under Sections 2.2(d), (e), (f) or Section 2.3 means the percentage of each funding that such Member is required to contribute (so that, for example, Lewis' Funding Percentage under Section 2.2(d)(i) prior to the earlier of the Capital Balancing Date or the date the initial Project Loan closes is 100%, but its Funding Percentage under Section 2.3 is 50%).

(a)          Delinquency. If any Member (a "Delinquent Member") fails to fund in full when due its Funding Percentage of either a Capital Contribution required under Sections 2.2(d), (e), (f) or Section 2.3, or a Member Loan required under Section 2.3 and 2.4, and if the other Member (the "Non-Delinquent Member") has fulfilled its required funding obligation (if any), with respect to that particular capital call then (i) the Delinquent Member's funding shortfall shall be referred to as the "Deficit Amount"; and (ii) any amount funded by the Non-Delinquent Member with respect to that particular Funding Notice shall be held by the Company in trust for the benefit of the Non-Delinquent Member until the earlier of (A) the expiration of the period during which the Non-Delinquent Member can elect either remedy pursuant to Section 2.5(b); and (B) the date the Delinquent Member cures its failure to fund in accordance with Section 2.5(c).

(b)          Default Remedies. If the Delinquent Member fails to fund its entire Deficit Amount prior to the expiration of the Funding Cure Period (as defined in Section 2.5(c) below) (the "Capital Default"), then the Non-Delinquent Member shall have the right, but not the obligation, within thirty (30) days following the expiration of the Funding Cure Period, to elect, by written notice to the Manager and the Delinquent Member:

(i)          to cancel the applicable Capital Contributions or Member Loans, in which event all amounts funded by the Members with respect to such Capital Contributions or Member Loans shall be promptly refunded to each of them;

(ii)         to recover the Non-Delinquent Member's Excess Funding Amount and reduce the amount of the required Capital Contribution or Member Loan to an amount equal to the sum of the amounts actually funded by the Members minus the Excess Funding Amount. The term "Excess Funding Amount" means the positive difference, if any of (i) the aggregate amount funded by the Non-Delinquent Member, minus (ii) the excess of (a) the quotient of the amount (if any) funded by the Delinquent Member divided by the Delinquent Member's Funding Percentage minus (b) the amount (if any) funded by the Delinquent Member. As an example, but without limitation on the foregoing, assume that Lewis' Funding Percentage is 25%, Limoneira's Funding Percentage is 75%, there is a Funding Notice for $100 of Called Funds, Lewis funds $10 and Limoneira funds $75. In such case: (1) the Excess Funding Amount is $45, i.e., $75 – [($10/0.25) - $10], (2) Lewis would be treated as funding $10, and (3) Limoneira would be treated as funding $30, i.e., its $75 initial funding minus the $45 refund of the Excess Funding Amount.

(iii)        to advance the entire Deficit Amount as a Default Loan to the Delinquent Member. As of the effective date of the advance of any Default Loan, the Delinquent Member's Capital Account and Unreturned Additional Contribution Balance shall be increased by an amount equal to the original principal balance of the Default Loan advanced to such Delinquent Member. Notwithstanding the provisions of Sections 4.1, 4.2 and 9.2(b)(ii), until any and all Default Loans advanced to the Delinquent Member are repaid in full, the Delinquent Member shall receive no further distributions or other amounts from the Company, and all cash or property otherwise distributable with respect to the Delinquent Member's Membership Interest in the Company (including, without limitation, any reimbursements under Section 6.8) shall be distributed to the Non-Delinquent Member. Any such amounts distributed to the Non-Delinquent Member shall be applied to repay all outstanding Default Loans made to the Delinquent Member on a last in, first out (LIFO) basis, with such funds being applied first to reduce any and all interest accrued on such Default Loan(s) and then to reduce the principal amount thereof. Any amounts so applied shall be treated, for all purposes under this Agreement, as having actually been distributed or paid to the Delinquent Member pursuant to Sections 4.1, 4.2, 6.8 or 9.2(b) and applied by the Delinquent Member to repay such outstanding Default Loan(s). Any Member that has received a Default Loan shall be treated as a Delinquent Member until such Default Loan is paid in full.

(c)          Cure Rights. For a period of thirty (30) days from the due date of a Capital Contribution or Member Loan, as applicable (such period, the "Funding Cure Period"), the Delinquent Member shall have the right to cure its failure to fully fund the Deficit Amount by making a payment to the Company in an amount equal to the Deficit Amount. The Delinquent Member's payment shall be treated as a Capital Contribution or Member Loan, as applicable, as of the date that the Company receives the payment and any such Capital Contribution shall be credited to the Delinquent Member's Capital Account and Unreturned Additional Contribution Balance on the date such contribution is made.

(d)          Loss of Voting Rights. If the outstanding balance of any and all Default Loans made to the Delinquent Member equal or exceed Three Million Five Hundred Thousand Dollars ($3,500,000), then, regardless of any remedy that may be selected by the Non-Delinquent Member (and notwithstanding any other term of this Agreement), (i) the Delinquent Member's Representatives shall not be entitled to serve on the Executive Committee and its Representatives shall not be entitled to otherwise vote upon any matters under this Agreement (exclusive of any Fundamental Decision), (ii) the management of the business and affairs of the Company shall be vested solely in the Representatives of the Non-Delinquent Member, (iii) the rights of the Delinquent Member shall be limited solely to those of an assignee that is not admitted as a substituted member in accordance with the provisions of Section 8.3 (i.e., sharing in any allocations and/or distributions of Profits, Losses (and items thereof) and Net Cash Flow and liquidating distributions to which such Member is entitled to receive under this Agreement), and (iv) the Delinquent Member shall not have any authority to act for or bind the Company. For the avoidance of any doubt, the Members acknowledge that the loss of voting and approval rights provided for in this Section 2.5(d) shall only apply during such time period that the outstanding amount owed on any and all Default Loans to the Delinquent Member equal or exceed Three Million Five Hundred Thousand Dollars ($3,500,000).

The term "Fundamental Decision" means (A) the admission of a new member into the Company (other than as specifically authorized under Section 8), (B) the formation of any Company Entity, or, with respect to any Company Entity, any merger, consolidation, or other similar arrangement, or the entry into of any joint venture, partnership, limited liability company, or other entity or business combination, (C) the lending of Company Entity funds to, or directly or indirectly providing any Credit Enhancement for, any Person, (D) the acquisition of any real property by the Company or any Company Entity, except as provided in the Approved Business Plan last approved by the Delinquent Member, (E) the entering into by the Company of any transaction with any Member or any Affiliate of any Member, except on terms and conditions generally available from third-parties providing similar goods and services of similar quality in the same geographical location as the Project, (F) any amendment of this Agreement that would materially and adversely affect the Delinquent Member disproportionately to the Non-Delinquent Member, (G) any act or omission that would cause the Delinquent Member or its Affiliates to have any liability under a Recourse Document, other than acts in the ordinary course of the business of the Company and consistent with the Approved Business Plan last approved by the Delinquent Member (for example, making draws under a Project Loan or providing guaranties required to obtain subdivision improvement bonds), and (H) a sale of the Project, except as contemplated in the Approved Business Plan last approved by the Delinquent Member.

(e)          Exclusive Remedies. The remedies set forth in Sections 2.3(b) and 2.3(d) are the sole and exclusive remedies for a Member’s failure to make a required Capital Contribution or Member Loan.

2.6          Cost Overrun Provisions.

(a)          Definitions.

(i)          "Base Budget" means, as of a particular date, the Approved Budget last approved in accordance with this Agreement prior to commencement of the construction of the Project (which commencement will be deemed to have occurred no later than the date any third party is instructed to proceed with its work under its construction contract), as the same may have been modified only to reflect (i) a discretionary increase in scope that was approved by the Executive Committee in a writing that expressly specifies that such increase in scope shall be a basis for an adjustment to the Base Budget, (ii) a reduction in scope that was approved by the Executive Committee, or (iii) additional costs that were approved by the Executive Committee in a writing that expressly specifies such additional costs as a basis for an adjustment to the Base Budget (it being understood that the Executive Committee shall not have any obligation to so approve an adjustment to the Base Budget in connection with any such additional costs, and that reallocations among line items by reason of the transfer of cost savings pursuant to Section 2.6(b)(i) shall not constitute modifications to the Base Budget). For avoidance of doubt, (a) the Base Budget shall be used by the Members solely for purposes of determining Controllable Cost Overruns (i.e., it is the baseline budget against which actual expenditures are compared for such purpose) and permitting the specification of sources of funds therefor, and (b) the Approved Budget may be modified in accordance with this Agreement (for example and without limitation, if the Executive Committee approves a revision to the Approved Budget in connection with a change order in respect of additional costs) but no such modification to the Approved Budget shall affect the Base Budget except as expressly provided above.

(ii)         "Controllable Cost Overrun" means (A) a Line Item Overrun, or (B) any cost not covered by a line item (other than the contingency line item) in the Base Budget, in each case that was caused by an act or omission of Lewis (or an Affiliate of Lewis) that constitutes Bad Conduct.

(iii)        "Line Item Overrun" means, as of a particular date for a particular line item of the Base Budget, the amount, if any, by which (x) the costs for such line item actually incurred by the Company on or before such date exceeds (y) the dollar amount of such line item in the Base Budget.

(b)          Controllable Cost Overruns.

(i)          If a Controllable Cost Overrun occurs at any time, it shall be paid one hundred percent (100%) by Lewis. If Lewis fails to pay a Controllable Cost Overrun within ten (10) Business Days of written notice from Limoneira, then Lewis shall be in breach of this Agreement and, without limitation on any other remedies, Limoneira shall have the right to reduce and offset distributions, reimbursements and other payments otherwise required to be paid by the Company to Lewis.

(ii)         The parties acknowledge that Controllable Cost Overruns may be computed upon the completion of the work described in the applicable line items or completion of the Project as a whole or as construction progresses, at the election of Limoneira, and (without limitation on the foregoing) Limoneira's failure to require payment of a Controllable Cost Overrun as construction progresses shall not constitute a waiver of Lewis' obligation to pay such Controllable Cost Overrun.

(iii)        Lewis shall pay all Controllable Cost Overruns under Section 2.6(b)(i) above in its individual capacity and not in its capacity as a member of the Company, and such payments shall not be deemed a Capital Contribution or loan by Lewis to the Company, shall not increase Lewis' Capital Account or Unreturned Additional Contribution Balance, and shall not entitle Lewis to the recoupment or payment of any interest, charge or other credit or consideration in respect thereof.

(iv)        As the final costs of construction with respect to each Base Budget line item are determined, the same shall be added to a schedule maintained by Manager during the construction process (the "Final Cost Schedule") showing the actual project cost ("Actual Project Cost") in the same format (i.e., with the same line item categories) as the Base Budget. The Final Cost Schedule shall be supported by appropriate bills and receipts and such other material as may be in the possession of Manager as verification of Actual Project Cost.

2.7          Contribution of Water Rights.

Upon not less than thirty (30) days' prior written notice from the Manager, Limoneira shall cause LIMCO, to transfer to the Company sufficient groundwater production and/or water rights to the City to allow the Company to satisfy the requirements of Section 3.2.2 of that certain First Amended and Restated Development Agreement entered into by and between the City of Santa Paula and LIMCO, dated as of February 26, 2015 (as such agreement may be further amended and/or restated from time to time), and any other groundwater production and/or water rights required by the City or other governmental agency in connection with existing or future entitlements for the Project. Limoneira shall not be deemed to have made a Capital Contribution or otherwise receive credit to its Capital Account or Unreturned Additional Contribution Balance as a result of such transfer, and neither Limoneira nor LIMCO shall be entitled to the recoupment or payment of any interest, charge or other credit or consideration as a result of such transfer.

2.8          Limitations Pertaining to Capital Contributions.

(a)          Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically provided for in this Agreement or otherwise agreed in writing by all of the Members at the time of such distribution.

(b)          No Interest or Salary. No Member shall receive any interest, salary, or draws with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise expressly provided in this Agreement.

(c)          Liability of Members. Except as expressly agreed upon in any writing signed by the party to be bound thereby (including this Agreement and each Recourse Document described in Section 3.2), no Member or Representative shall be liable for the debts, liabilities, contracts, or any other obligations of the Company. Except as set forth herein or as approved by the Executive Committee, and except as otherwise provided by the Act or by any other applicable state law, no Member shall (i) be obligated to make a Capital Contribution or Member Loan or otherwise provide funding to the Company; (ii) have any personal liability for the repayment of the Capital Contributions or loans of any other Member to the Company; or (iii) have any obligation to restore or repay to the Company any negative balance standing at any time in such Member's Capital Account.

(d)          No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company or other third party, and no creditor of the Company or other third party will be entitled to require any Member to solicit or demand Capital Contributions or Member Loans from any Member. A Member's obligation to make a Capital Contribution or Member Loan cannot be assigned to any other Person without the prior written consent of other Member.

SECTION 3.
PROJECT LOANS

3.1          Terms of the Project Loan.

The Members shall use their commercially reasonable efforts to cause the Company to obtain the initial Project Loan from one (1) or more institutional third-party lenders ("Project Lender") to finance the entitlement and development of the Project on commercially reasonable terms and conditions and on the best terms otherwise available to the Company. Any Project Loan shall be on terms and conditions approved by the Executive Committee, which approval shall not be unreasonably withheld, delayed or conditioned.

At least sixty (60) days prior to the anticipated funding of the initial Project Loan (as reasonably determined by the Manager), the Manager shall present to the Executive Committee for its approval the most favorable initial Project Loan that Manager believes is available to the Company as of such date (the "Proposed Initial Loan"). If Limoneira's Representatives do not approve the Proposed Initial Loan and Lewis' Representatives approve the Proposed Initial Loan, then Limoneira shall have ninety (90) days following the date the Manager presented the Proposed Initial Loan to the Executive Committee to obtain an alternative Project Loan that the Limoneira Representatives approve (the "Alternative Initial Loan") provided such loan is on terms and conditions at least as favorable to the Company and Lewis as the terms of the Proposed Initial Loan. If Limoneira is not able to obtain an Alternative Initial Loan prior to the expiration of such ninety (90)-day period, then Limoneira shall be required either (i) to consent to and approve the Proposed Initial Loan (and use its commercially reasonably efforts to cause the Company to close the Proposed Initial Loan), or (ii) to contribute to the capital of the Company within ten (10) days following the expiration of the ninety (90)-day period above the Balancing Contribution described in Section 2.2(e) (even though the Company will not yet have closed the initial Project Loan).

If Limoneira's Representatives approve the Proposed Initial Loan and Lewis' Representatives do not approve the Proposed Initial Loan, then Limoneira, shall have the right, but not the obligation, for a period of sixty (60) days following the date the Manager presented the Proposed Initial Loan to the Executive Committee, as its sole right and remedy available at law and/or in equity (or otherwise), to elect by delivering written notice to Lewis to purchase the entire Membership Interest of Lewis for an amount equal to the sum of Lewis' Unreturned Initial Contribution Balance and Unreturned Additional Contribution Balance, together with a return thereon calculated like simple interest at a rate equal to the lesser of (i) two hundred (200) basis points in excess of the Prime Rate, or (ii) eight percent (8%) per annum. The closing date for the purchase of Lewis' Membership Interest pursuant to this Section 3.1 shall be within thirty (30) days following Limoneira's delivery of the purchase notice. The terms and conditions of Section 6.9(c)(iii), (iv), (v), (vi) and (viii) shall apply to any purchase of Lewis' Membership Interest pursuant to this Section 3.1 (and any references in such Sections to the Triggering Member shall refer to Lewis and any references to the Non-Triggering Member shall refer to Limoneira); provided, however, if the terms of this Section 3.1 conflict with the terms of Section 6.9(c)(iii), (iv), (v), (vi), or (viii), then the terms of this Section 3.1 shall control.

3.2          Credit Enhancements.

It is the objective of the Members that each Project Loan shall be without recourse to the Members and their Affiliates; provided, however, if a Project Loan may only be obtained with the execution and delivery of one (1) or more cost overrun guarantees, repayment guarantees, completion guarantees, environmental indemnities and/or other guarantees, indemnities, documents or other agreements (collectively, the "Recourse Documents"), then each Member hereby agrees to cause one (1) or more of its Affiliates to provide such Recourse Documents required by the applicable Project Lender provided the terms and conditions of any such repayment or completion guaranty that is required to be executed by any such party are not materially less favorable than the terms and conditions set forth in the form guarantees from US Bank, Union Bank, and Wells Fargo Bank provided by Lewis to Limoneira on August 24, 2015. Each Member further hereby agrees to provide (and cause one (1) or more of its Affiliates) to provide any Recourse Document required to be executed as a condition to obtain any subdivision improvement or maintenance bond required for the development of the Project or any title policy for the Company or any Project Lender. Any such party that executes and delivers any Recourse Document is referred to individually as a "Guarantor" and collectively as the "Guarantors." Notwithstanding any other term of this Agreement (or any fiduciary or other duties that any Member may have), each Member shall have the right to withhold its approval of any Major Decision or other matter that would result in any Guarantor incurring any liability under any Recourse Document.

The Company hereby agrees to indemnify, defend and hold each Guarantor wholly harmless from and against any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, suits, actions, causes of action, awards, assessments, interest, fines, penalties, costs, and expenses of all investigations, proceedings, judgments, orders, and settlements including, but not limited to, fees and expenses of attorneys, accountants and other experts incurred in connection with the settlement or defense of any Action (collectively, "Damages") incurred by such Guarantor that arises out of or relates to any Recourse Document to the extent provided in Section 10.3(b).

The Guarantors will enter into a Reimbursement Agreement in the form attached as Exhibit D (the "Reimbursement Agreement"), which will provide that if the Company does not satisfy its indemnity and other obligations described in Section 10.3(b), then the Guarantors will generally reimburse each other in such amounts as are necessary to cause the total liability that is incurred by all of the Guarantors (for which they are entitled to be indemnified under Section 10.3(b) below) to be borne fifty percent (50%) by the Guarantors affiliated with Lewis (the "Lewis Guarantors") and fifty percent (50%) by the Guarantors affiliated with Limoneira (the "Limoneira Guarantors"). The Lewis Guarantors and Limoneira Guarantors will also each be liable for fifty percent (50%) of any liability incurred by LIMCO (for which LIMCO is entitled to be indemnified under Section 10.3(b) below) under any contracts assumed by the Company for which LIMCO is unable to obtain a release to the extent the Company fails to satisfy its indemnity obligations described in Section 10.3(b). If there is any inconsistency between the terms of this Agreement and the Reimbursement Agreement, then the terms of the Reimbursement Agreement shall control.

SECTION 4.
DISTRIBUTIONS

4.1          Distributions of Net Cash Flow.

Except as provided in Sections 4.2 and 9.2(b), distributions of Net Cash Flow, if available, shall be distributed to the Members on a quarterly basis (or at such more frequent intervals as the Executive Committee may determine) in amounts reasonably determined by the Executive Committee, in the following order of priority:

(a)          First, to the Members in proportion to their respective Additional Capital Contribution IRR Deficiencies (as defined on Exhibit E), until each Member's Additional Capital Contribution IRR Deficiency is reduced to zero;

(b)          Second, forty-eight percent (48%) to Limoneira and fifty-two percent (52%) to Lewis until Lewis' Initial Capital Contribution IRR Deficiency (as defined on Exhibit E) is reduced to zero;

(c)          Third, twenty-five percent (25%) to Limoneira and seventy-five percent (75%) to Lewis until the Company has made aggregate distributions to the Members pursuant to this Section 4.1(c) in an amount equal to Ten Million Dollars ($10,000,000);

(d)          Fourth, sixty percent (60%) to Limoneira and forty percent (40%) to Lewis until the Company has made aggregate distributions to the Members pursuant to this Section 4.1(d) in an amount equal to Twenty Million Dollars ($20,000,000);

(e)          Fifth, fifty percent (50%) to Limoneira and fifty percent (50%) to Lewis until the Company has made aggregate distributions to the Members pursuant to this Section 4.1(e) in an amount equal to Twenty Million Dollars ($20,000,000);

(f)          Sixth, seventy-eight percent (78%) to Limoneira and twenty-two percent (22%) to Lewis until the Company has made aggregate distributions to the Members pursuant to this Section 4.1(f) in an amount equal to Twenty Five Million Dollars ($25,000,000);

(g)          Seventh, ninety-five percent (95%) to Limoneira and five percent (5%) to Lewis until the Company has made aggregate distributions to the Members pursuant to this Section 4.1(g) in an amount equal to Twenty Million Dollars ($20,000,000); and

(h)          Thereafter, seventy percent (70%) to Limoneira and thirty percent (30%) to Lewis.

4.2          Other Special Distributions.

(a)          Limoneira. An amount equal to Limoneira's Unreturned Additional Contribution Balance shall be distributed by the Company to Limoneira from the first disbursement that is made under the initial Project Loan. If there are insufficient funds available from the Initial Project Loan to return Limoneira's entire Unreturned Additional Contribution Balance and all of the amounts that Lewis is entitled to receive under Section 4.2(b), then the Company shall reimburse each such Member in proportion to the amount each such Member is entitled to receive under this Section 4.2(a).

(b)          Lewis. An amount equal to Lewis' Unreturned Additional Contribution Balance shall be distributed by the Company to Lewis from the first disbursement that is made under the initial Project Loan. If there are insufficient funds available from the Initial Project Loan to return Lewis' entire Unreturned Additional Contribution Balance and all of the amounts that Limoneira is entitled to receive under Section 4.2(a), then the Company shall reimburse each such Member in proportion to the amount of the reimbursement that each Member is entitled to receive from the Company under this Section 4.2(b).

(c)          Balancing Distribution. If each of Limoneira and Lewis is not fully reimbursed by the Company for all of the amounts each such Member is entitled to receive under Section 4.2(a) or Section 4.2(b), as the case may be, on the date the initial Project Loan closes, then the Member whose Unreturned Additional Contribution Balance is less than the Unreturned Additional Contribution Balance of the other Member shall be required to make the Balancing Contribution to the Company pursuant to Section 2.2(e). Any such amounts contributed by any Member pursuant to Section 2.2(e) shall be promptly distributed by the Company to the other Member pursuant to this Section 4.2(c). Any such amounts distributed by the Company to any Member pursuant to this Section 4.2(c) shall reduce such Member's Capital Account and Unreturned Additional Contribution Balance on the date such distribution is made.

(d)          Retained Property. The Retained Property shall be conveyed to Limoneira (or its designated Affiliate) as soon as possible following the recordation of the Final Tract Map No. 5854 for the Property or other final tact map or parcel map that subdivides the Retained Property as a legal parcel but, in all events, prior to obtaining a Project Loan and commencement of construction activity on the Property. Such conveyance shall not reduce Limoneira's Capital Account or Unreturned Initial Contribution Balance. Limoneira hereby agrees to reimburse the Company for any loss, expense, damage or liability incurred by the Company with respect to the Retained Property, except to the extent caused by any acts or omissions of the Company or Lewis (or any Affiliates of Lewis) (and except as otherwise set forth in that certain “Retained Property Development Agreement”, as defined in the Contribution Agreement). Any payment made by Limoneira pursuant to the preceding sentence shall be paid by Limoneira in its individual capacity and not in its capacity as a member of the Company and any such payment shall not be deemed a Capital Contribution or loan by Limoneira to the Company, shall not increase Limoneira's Capital Account or Unreturned Additional Contribution Balance, and shall not entitle Limoneira to the recoupment or payment of any interest, charge or other credit or consideration in respect thereof. Limoneira shall also reimburse the Company for any cost incurred by the Company that benefits the Retained Property in accordance with the terms of Exhibit F attached hereto.

4.3          Withholding.

The Company is authorized with notice to the applicable Member to withhold and/or pay to the applicable tax authority from distributions under Sections 4.1 and 4.2 (including by reference thereto pursuant to Section 9.2(b)(ii)) if required to do so by any applicable rule, regulation, or law any amount of federal, state, local or foreign taxes that the Executive Committee determines in good faith and after consultation with the Company's tax advisors, that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. All amounts withheld pursuant to the Code or any provision of any state, local or international tax law or treaty with respect to a distribution made to a Member under this Agreement will be treated as an amount distributed to the Member pursuant to Section 4.1 or 4.2 for all purposes of this Agreement. All amounts withheld pursuant to the Code or any provision of any state, local or international tax law treaty with respect to an allocation will be offset against any future amounts otherwise distributable to such Member and, in the event such amount is not offset against future amounts otherwise distributable to such Member at the time of and taking into account the liquidation of the Company, then such Member shall be obligated to make a contribution to the Company equal to such amount. A Member's authorization and obligations under this Section 4.3 will survive the dissolution, liquidation, or winding up of the Company.

SECTION 5.
TAX ALLOCATIONS

5.1          General Allocation Rules.

(a)          General Allocation Rule. For each taxable year of the Company, subject to the application of Section 5.2, Profits and Losses shall be allocated to the Members in a manner that causes each Member's Adjusted Capital Account Balance to equal the amount that would be distributed to such Member pursuant to Section 9.2(b)(ii) upon a hypothetical liquidation of the Company in accordance with Section 5.1(b).

(b)          Hypothetical Liquidation Defined. In determining the amounts distributable to the Members under Section 9.2(b)(ii) upon a hypothetical liquidation, it shall be presumed that (i) all of the Company's assets are sold at their respective Book Value without further adjustment, (ii) payments to any holder of a nonrecourse debt are limited to the Book Value of the assets securing repayment of such debt, and (iii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 9.2(b) (without retention of any reserves).

(c)          Item Allocations. If the Executive Committee determines, upon consultation with the Company's tax advisors, that allocations of Profits and Losses over the term of the Company are not likely to cause each Member's Adjusted Capital Account Balance to equal the amount that would be distributed to such Member pursuant to Section 9.2(b)(ii) upon a hypothetical liquidation of the Company in accordance with Section 5.1(b), then special allocations of income, gain, loss, and/or deduction shall be made as reasonably deemed necessary by the Executive Committee to achieve the intended Adjusted Capital Account Balances.

5.2          Regulatory Allocations.

Notwithstanding Section 5.1 and Section 5.3:

(a)          Loss Limitation. The Losses allocated pursuant to Section 5.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. If only one (1) Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 5.1, then the limitation set forth in this Section 5.2(a) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitations set forth in this Section 5.2(a) shall be allocated to the Members in proportion to their Percentage Interests. This Section 5.2(a) shall be interpreted consistently with the loss limitation provisions of Regulations § 1.704-1(b)(2)(ii)(d).

(b)          Minimum Gain Chargeback. Except as otherwise provided in Regulations § 1.704-2(f), if there is a net decrease in partnership minimum gain (as defined in Regulations §§ 1.704-2(b)(2) and 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount and in the manner required by Regulations §§ 1.704-2(f) and 1.704-2(j)(2). This Section 5.2(b) shall be interpreted consistently with the "minimum gain" provisions of Regulations § 1.704-2 related to nonrecourse liabilities (as defined in Regulations § 1.704-2(b)(3)).

(c)          Member Minimum Gain Chargeback. Except as otherwise provided in Regulation § 1.704-2(i)(4), if there is a net decrease in partner nonrecourse debt minimum gain (as defined in Regulations §§ 1.704-2(i)(2) and 1.704-2(i)(3)) attributable to partner nonrecourse debt (as defined in Regulations § 1.704-2(b)(4)) during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such Member's partner nonrecourse debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount and in the manner required by Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(c) shall be interpreted consistently with the "minimum gain" provisions of Regulations § 1.704-2 related to partner nonrecourse liabilities (as defined in Regulations § 1.704-2(b)(4)).

(d)          Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) that results in such Member having an Adjusted Capital Account Deficit (or otherwise increases the amount of any deficit), then items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit, if any, of such Member as quickly as possible. This Section 5.2(d) shall be interpreted consistently with the "qualified income offset" provisions of Regulations § 1.704-1(b)(2)(ii)(d).

(e)          Nonrecourse Deductions. Any non-recourse deduction (as defined in Regulations § 1.704-2(b)(1)) for any Fiscal Year shall be allocated to the Members in proportion to their respective Percentage Interests.

(f)          Member Nonrecourse Deductions. Any partner nonrecourse deductions (as defined in Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2)) for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt (as defined in Regulations § 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable in accordance with Regulations § 1.704-2(i)(1).

(g)          Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Code § 732(d), Code § 734(b) or Code § 743(b), the Capital Accounts of the Members shall be adjusted pursuant to Regulations § 1.704-1(b)(2)(iv)(m).

(h)          Curative Allocations. The allocations under Sections 5.2(a) through 5.2(f) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5. Therefore, notwithstanding any other provision this Section 5 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Executive Committee reasonably determines is appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.1. In exercising its discretion under this Section 5.2(h), the Executive Committee shall take into account future Regulatory Allocations under Sections 5.2(a) through 5.2(f) that are likely to offset other Regulatory Allocations previously made.

5.3          Other Allocation Rules.

(a)          Profits, Losses, and any other items allocable to any period shall be determined on a daily, monthly, or other basis, as determined by the Executive Committee using any permissible method under Code § 706 and the Regulations thereunder.

(b)          The Members are aware of the income tax consequences of the allocations made by this Section 5 and as otherwise provided in this Agreement and hereby agree to be bound by the provisions of this Section 5 and this Agreement in reporting their shares of Company Profit, Loss, income, gain, deduction and credit for income tax purposes.

5.4          Special Tax Allocations.

In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company (including, but not limited to, the Property) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with the definition of Book Value) using the "remedial method" as described in Regulations promulgated under Code § 704(c).

In the event the Book Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code § 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Executive Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 6.
MANAGEMENT

6.1          Designation of Manager.

(a)          Manager. The Members hereby appoint Lewis as the initial manager (the "Manager") of the Company. Lewis shall act as the Manager, unless removed pursuant to Section 6.1(b) or a replacement Manager is appointed by the Executive Committee.

(b)          Designation; Removal. Limoneira may deliver a termination notice to Lewis ("Removal Notice") removing Lewis as Manager upon the occurrence of any of the following events:

(i)          the Manager is a member and Transfers its Membership Interest in breach of the terms of this Agreement, which is not cured within the Cure Period;

(ii)         Manager, Manager Affiliate, or any Representative of Lewis has been convicted of a felony related to the Property or the Company (exclusive of any felony involving the operation of a motor vehicle);

(iii)        any Bad Conduct by Manager, its Affiliates, or any Representative of Lewis relating to the Project or the Company;

(iv)        any material breach of this Agreement or any Affiliate Agreement by Manager or any of its Affiliates, which is not cured within the Cure Period;

(v)         The occurrence of a Voluntary Bankruptcy Event, Involuntary Bankruptcy Event or Dissolution Event with respect to Lewis, the Manager Affiliate, or Lewis Guarantor.

(c)          Adjudication of Removal. The Removal Notice shall specify the basis for the same and shall become effective ten (10) Business Days after delivery. However, Lewis may dispute the existence of grounds for the removal by delivering written notice ("Adjudication Notice") to Limoneira within such ten (10) Business Day period. If Lewis fails to provide an Adjudication Notice within such ten (10) Business Day period, then notwithstanding anything to the contrary herein, Lewis shall have no right to dispute the effectiveness of the Removal Notice, which shall be conclusive. If an Adjudication Notice is given within the period set forth above, then (i) the dispute shall be resolved by judicial reference as provided in Section 12.11, and (ii) if the referee upholds the grounds for termination, then the Removal Notice shall thereupon become effective immediately.

(d)          Signature Power of the Manager. The Manager, acting without the joinder of any Member, shall have the right, power and authority to execute and deliver documents and instruments of every type and nature on behalf of the Company, which executed documents shall be binding on the Company, provided the same have been approved and authorized in accordance with the terms hereof, to the extent required herein. Any Person dealing with the Company may rely, without further inquiry, upon the identity of the Manager and may rely on a certificate signed by the Manager as to the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company. No Member shall have any authority to hold itself out as a general agent of the Company or any other Member in any other business or activity. If requested by the Manager, the Members shall execute and deliver resolutions confirming the authority of the Manager to act for and bind the Company on matters described in such resolutions.

(e)          Standard for Management. The Manager shall fully and faithfully discharge its obligations and responsibilities and shall devote such time and attention to affairs of the Company as may be reasonably necessary for the proper management and supervision of the business of the Company and the discharge of its duties under this Agreement. The Manager shall, at all times, exercise good faith and shall promote and protect the best interests of the Company. The Manager shall diligently and continuously pursue the Approved Business Plan in accordance with its reasonable professional business judgment, and shall make the personnel of its Affiliates available to the Company to the extent reasonably necessary to carry out its duties and obligations under this Agreement in a timely manner. Subject to the foregoing, the Manager shall not be obligated to devote its full time efforts to the Company.

(f)          Replacement Manager After Removal. If Lewis is removed as Manager pursuant to a Removal Notice, Limoneira shall have the right to appoint a replacement Manager, which may be Limoneira or an Affiliate of Limoneira.

6.2          Management of Company.

Except as expressly set forth in this Agreement, no Member shall undertake any action, expend any sum, make any decision, give any consent, approval or authorization or incur any obligation for or on behalf of the Company.  Each Member shall only have the right to vote on (and propose) the Major Decisions described in Section 6.5 and any other matter that such Member is granted the express right to approve (or propose) under this Agreement.  The Members shall not be entitled to vote on any other matter, nor shall the consent of the Members be required for any other decision or action.  Subject to all applicable limitations, standards, and requirements set forth in this Agreement (including with respect to Major Decisions), the right to manage, control, and conduct the day-to-day business and affairs of the Company is vested in the Manager which right may be delegated to a Manager Affiliate as provided below; provided however, neither the Manager nor Manager Affiliate shall have no power to do any act outside the purposes of the Company as set forth in Section 1.5 hereof.  Without limiting the generality of the foregoing, the Manager shall have the right, duty and obligation to perform the development services described on Schedule 6.2 attached hereto provided Manager may delegate such right, duty and obligation (and the right duty and obligation to perform any other services or duties required to be provided by Manager under this Agreement) to any Affiliate of Manager (a “Manager Affiliate”) (provided such delegation shall not in any way release Manager from its right, duty and, obligation to provide the services described in the Agreement).  Manager has informed Limoneira that Manager has no employees and that all of Manager’s rights, duties and obligations under this Agreement as the Manager  have been initially delegated by Manager to its Manager Affiliate, Lewis Operating Corp., a California corporation (“LOC”) and that effective January 1, 2016, and provided Lewis is the Manager on that date,  Lewis Management Corp., a California corporation (“LMC”), will succeed LOC as the Manager Affiliate without the need for further approval by the Company. Subject to the limitations set forth in this Section 6.2, the Manager shall have the authority to take any action it deems necessary or advisable in connection with implementation of the Approved Business Plan and the Approved Budget, including, but not limited to, the following:

(a)          Implement the Approved Business Plan consistent with the Approved Budget, and decisions and directions of the Executive Committee;

(b)          At the expense of the Company, supervise contractors, accountants, attorneys and other persons necessary or appropriate to carry out the business of the Company, and to maintain the books of account and other records and to produce the reports required by the terms of this Agreement;

(c)          Monitor the Company's activities and use commercially reasonable efforts to cause the Company to maintain, at the expense of the Company, such insurance as is required under Section 6.10 and not (i) commit or permit others to commit any waste on or of such assets, or (ii) make any change in the use of the assets that will in any way increase the risk of fire or other hazard arising out of the use, ownership or operation of such assets;

(d)          Pay, at the expense of the Company, and to the extent funds of the Company are available, all Approved Project Costs of the Company;

(e)          Cause all books of account and other records of the Company to be kept in accordance with the terms of this Agreement;

(f)          Prepare and deliver to each Member all reports required by the terms of this Agreement;

(g)          Maintain all funds of the Company in a Company account in a bank or banks or financial institution or financial institutions as reasonably determined by the Executive Committee, and be the signatory to such accounts;

(h)          Undertake, at the expense of the Company, such actions as are reasonably necessary or desirable in order that the Company promptly complies with all material present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction which may be applicable to the Company, its assets, and the operations and management of the Company;

(i)          Perform all other duties otherwise described in this Agreement to be carried out by the Manager and take all actions reasonably deemed necessary to carry out any of the above rights and duties.

6.3          Entitlement Services.

Limoneira shall fully and faithfully discharge any services specifically requested by the Executive Committee related to obtaining entitlements for the Project, and shall devote such time and attention as may be reasonably necessary to perform such services. Limoneira shall, at all times, exercise good faith and shall promote and protect the best interests of the Company in performing such services. Limoneira shall make its personnel available to the Company to the extent reasonably necessary to carry out the services described in this Section 6.3 in a timely manner. As compensation for rendering such services, Limoneira shall be entitled to receive the amounts described in Section 6.8(b).

6.4          Executive Committee.

(a)          Executive Committee. Whenever the approval of the Executive Committee is required by this Agreement, or when this Agreement contemplates joint action, consent or approval of the Members, such actions shall be taken through a committee (the "Executive Committee"). The Executive Committee may reserve authority to itself or delegate additional responsibilities or authority to the Manager, as deemed necessary or advisable by the Executive Committee to accomplish the purposes of the Company.

(b)          Election. The Executive Committee shall be comprised of four (4) representatives (individually, a "Representative" and collectively, the "Representatives"). Two (2) Representatives shall be appointed by Lewis (the "Lewis' Representatives") and two Representatives shall be appointed by Limoneira (the "Limoneira's Representatives"). The Representatives shall be natural persons, but need not be residents of Delaware or members of the Company. As of the Effective Date, Lewis' Representatives are John M. Goodman and Leon S. Swails and Limoneira's Representatives are Harold Edwards and Joe Rumley. Each Representative shall have the authority to act on behalf of (i) the Member that appointed such Representative on all matters that require the consent or approval of such Member under this Agreement, or (ii) the other Representative appointed by such Member if such other Representative is absent from a meeting of the Executive Committee.

(c)          Removal and Replacement. Only Lewis may remove and/or replace Lewis' Representatives and only Limoneira may remove and/or replace Limoneira's Representatives. A Representative may resign at any time by giving written resignation to the other Representatives. The resignation is effective without acceptance when such resignation is actually received by the other Representatives, unless a later effective time is specified in the resignation.

(d)          Vacancies. A vacancy created by the removal, death, incapacity or resignation, or by any other reason, of any Representative may only be filled by election or appointment by the Member that appointed such Representative.

(e)          Meetings of the Executive Committee. The Executive Committee shall meet monthly at such times and places as the Executive Committee may designate. Unless otherwise agreed by the Executive Committee, meetings shall be held in Santa Paula, California (provided any such meeting may be held by telephone in accordance with Section 6.4(e)(i) below). Meetings of the Executive Committee may be called by any Member or a Representative upon written notice to the other Member and Representatives, delivered not less than five (5) Business Days before the meeting, setting forth the time and general purpose of the meeting. Any Representative may waive such notice.

(i)          Conduct of the Meetings. Any meeting of the Executive Committee may be held in person and by means of a conference, telephone or similar communication equipment by means of which all Representatives and other individuals participating in the meeting can hear each other, and such participation in a meeting shall constitute presence by such person at the meeting. Each Member (and its advisors) shall be entitled to attend all meetings and conferences (both internal meetings and those including third parties) held with respect to the Company.

(ii)         Voting and Decisions. Subject to Sections 2.5(d), 8.3 and 11.2(d) (which provide for the loss of voting and approval rights), all matters that are subject to the approval, or require the action, of the Executive Committee under this Agreement must be approved by at least one of the Lewis' Representatives and one of the Limoneira's Representatives. Notwithstanding any other provision of this Agreement to the contrary:

(A)         If there is a contract between a Company Entity, on the one hand, and a Member or an Affiliate of a Member, on the other hand, then without limitation on the rights of the Executive Committee to approve such contract under Section 6.5), the other Member (or its Representatives) shall have the right unilaterally (but not the obligation) to make any decision or determination by the Company Entity under, exercise any right under, or terminate, extend, modify or agree to a waiver or forbearance of, such contract. However, any approval or consent (or other determination that does not relate to (x) a default, or (y) whether to exercise a right of the Company other than a mere approval or consent) to be made by the Company Entity under such contract shall be subject to the approval of the Executive Committee. Nothing in this Section 6.4(e)(ii)(A) shall reduce the obligations of the Manager to enforce such contracts and to keep each Member informed of the status thereof (including any defaults thereunder and all facts relevant thereto) and of any rights that may be exercised thereunder.

(B)         If there is a good faith dispute under an Affiliate Agreement respecting the payment of money by the Company to the other party to such agreement, then the Member who is an Affiliate of such party shall have no right to make a Capital Contribution or Member Loan and/or call on the other Member to make a Capital Contribution or Member Loan, to fund such disputed payment until such dispute has been resolved.

(C)         If there is an outstanding Default Loan made to any Member, then the approval of such Member's Representatives serving on the Executive Committee shall not be required for the Company to make any distribution under Sections 4.1, 4.2 or 9.2, to the extent such distribution is not in excess of the amount required to discharge all outstanding Default Loans.

(iii)        Attendance and Waiver of Notice. Attendance of a Representative at any meeting shall constitute a waiver of notice of such meeting, except where a Representative attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(iv)        Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Executive Committee may be taken by written consent without a meeting. Subject to Sections 2.5(d), 8.3 and 11.2(d), any such action taken by the Executive Committee without a meeting shall be effective only if the written consent or consents set forth the action to be taken in writing and are signed by at least one Lewis' Representative and one Limoneira's Representative.

(f)          Compensation. No Representative shall be entitled to compensation for attendance at meetings of the Executive Committee or for time spent in the capacity as a Representative. Nothing contained in this Agreement shall be construed to preclude a Representative from serving the Company in any other capacity and receiving compensation from the Company for such service, as determined by the Executive Committee.

(g)          Minutes. Minutes of all meetings of the Executive Committee shall be kept and distributed to each Representative and the Members as soon as reasonably practicable following each meeting. If no objection is raised in writing following receipt of minutes or in any event at the next meeting of the Executive Committee, then such minutes shall be deemed to be accurate and shall be binding on the Representatives and the Company with respect to the matters dealt with therein.

6.5          Major Decisions.

(a)          Major Decisions. Notwithstanding any other provision of this Agreement to the contrary, the following actions and matters relating to the Company and any subsidiary of the Company (each a "Company Entity") shall be "Major Decisions" that require the prior approval of the Executive Committee and may be proposed by any Member:

(i)          Any update, revision or modification to the Approved Business Plan as set forth in Section 6.6(b) of this Agreement;

(ii)         Any update, revision or modification to the Approved Budget as set forth in Section 6.7(b) of this Agreement;

(iii)        Any activity that is inconsistent the Approved Business Plan, the Government Agreements or the Pre-Closing Agreements;

(iv)        The entry into any construction, development, sale or other agreement relating to any Company Entity or any of their respective assets, which (i) materially deviates from any corresponding form contract approved by the Executive Committee or is not on a form of contract that has been approved by the Executive Committee (any such approval not to be unreasonably withheld), (ii) is not contemplated in the Approved Business Plan or Approved Budget or is inconsistent with the Approved Business Plan or Approved Budget, or (iii) any termination or material modification to any of the foregoing;

(v)         Subject to Section 3.1, the entering into and terms of all Project Loans (and related documents) or any material modification to, or extensions thereof;

(vi)        Undertaking or causing a Company Entity to take any action or failure to act that would result in a breach of, or inconsistent with, the terms of any of the Project Loan Documents, including, for this purpose, causing a Company Entity to make any prepayment of a Project Loan that is outside the ordinary course of the terms of the payment schedules set forth therein; provided, further, the decision to pay any final unamortized loan balance, or to refinance any Project Loan, and the terms thereof, shall be a Major Decision;

(vii)       Except as contemplated in the Approved Business Plan or Approved Budget, any modification to the general plan, specific plan, subdivision maps, zoning, covenants, conditions and restrictions, or plans and specifications for the Project after they have been approved by all applicable governmental authorities, quasi-governmental authorities, and utility providers and regulators or seeking modification of any such approval;

(viii)      Whether to sell, and the terms and conditions of any sale or other conveyance of any portion of, the Project;

(ix)         Admitting a new member into the Company (other than as specifically authorized under Section 8);

(x)          The selection or termination of any Company legal counsel or auditors, the institution of any legal proceedings in the name of a Company Entity (other than collection or enforcement actions involving trade payables or receivables valued at less than $100,000), settlement of any legal proceedings against a Company Entity in excess of One Hundred Thousand Dollars ($100,000), confession of any judgment against a Company Entity or any property of Company Entity in excess of One Hundred Thousand Dollars ($100,000), submitting a claim in excess of One Hundred Thousand Dollars ($100,000) to arbitration, or releasing, compromising, assigning, or transferring any claims, rights, or benefits of a Company Entity in excess of One Hundred Thousand Dollars ($100,000);

(xi)         Except for any Capital Contributions (and issuing Funding Notices for those Capital Contributions) authorized under Sections 2.2(e), 2.3, 2.6, 2.7 and 10.3(c), making any Capital Contributions, issuing any Funding Notices, or making distributions other than distributions pursuant to Sections 4.1 or 9.2(b);

(xii)        The formation of any Company Entity, or, with respect to any Company Entity, any merger, consolidation, or other similar arrangement, or the entry into any joint venture, partnership, limited liability company, or other entity or business combination;

(xiii)       Making loans of Company Entity funds to, or directly or indirectly providing any Credit Enhancement for, any Person;

(xiv)      Acquiring any real property other than in accordance with the provisions of this Agreement or the Approved Business Plan;

(xv)       Entering into or consummating any transaction or arrangement with any Member or any Affiliate of any Member, or any other transaction involving an actual or potential conflict of interest;

(xvi)      Any amendment to this Agreement;

(xvii)     An act that is not reasonably related to the Business;

(xviii)    The dissolution of a Company Entity (exclusive of any dissolution resulting from the consummation of any transaction allowed under the current Approved Business Plan or as a result of any transaction approved by the Executive Committee);

(xix)       Filing, consenting to, or acquiescing in any act or event that would constitute an event of bankruptcy with respect to a Company Entity;

(xx)        Directly or indirectly establishing, increasing or decreasing any reserves (other than any reserves contained in the Approved Budget);

(xxi)       A Company Entity entering any contract or other arrangement under which the potential value or liability of or payments by the Company Entity are reasonably expect to exceed Two Million Dollars ($2,000,000.00);

(xxii)      Directly or indirectly deciding to rebuild any portion of the Project after a casualty in a case where the Company has the right to elect whether or not to rebuild under applicable agreements to which the Company is a party, including any Project Loan; provided, however, that consent of the Executive Committee shall be required to decide not to rebuild if the failure of the Company to rebuild could give rise to recourse obligations of the Members or any Affiliate of a Member under any Project Loan, Recourse Document or Credit Enhancement;

(xxiii)     Executing a contract engaging a mortgage broker in connection with any financing or refinancing of the Property, the Business or any part thereof, or giving listings of “Lots” or “Parcels” (as defined on Schedule 6.2) to outside brokers;

(xxiv)    Except as contemplated in the Approved Business Plan or Approved Budget, amending, modifying or deviating from the Government Agreements or the Pre-Closing Agreements;

(xxv)     Opening any Bank Account at a financial institution not previously approved by the Executive Committee, or closing any Bank Account; and

(xxvi)    Press releases and marketing for the Property, the Company or any Company Entity (and, without limitation on the foregoing, in no event shall Manager identify Limoneira or its Affiliates in any press release or marketing).

(b)          Mechanism for Obtaining Consents.

(i)          Request for Approval. Any Representative may propose Executive Committee approval of a Major Decision by giving written notice thereof to each other Representative serving on the Executive Committee.

(ii)         Failure to Respond. If neither of the Lewis' Representatives responds in writing to any matter in a notice given under Section 6.4(b)(i) by (i) expressly granting or withholding approval; (ii) providing notice that more time is needed; or (iii) requesting a meeting for further information within ten (10) days following delivery of such notice, that matter shall be deemed to have been disapproved by the Lewis' Representatives. If neither of Limoneira's Representatives responds in writing to any matter in a notice given under Section 6.4(b)(i) by (i) expressly granting or withholding approval; (ii) providing notice that more time is needed; or (iii) requesting a meeting for further information within ten (10) days following delivery of such notice that matter shall be deemed to have been disapproved by Limoneira's Representatives.

(iii)        Failure to Agree. If mutual agreement cannot be achieved with respect to a Major Decision submitted to the Executive Committee, then either Member may give written notice (a "Major Dispute Notice") to the other Member and its Representatives that a dispute exists with respect thereto (a "Major Dispute"), in which event:

(A)         The Executive Committee shall meet in person, if possible, and otherwise by telephone, not later than five (5) Business Days following delivery of the Major Dispute Notice and attempt in good faith to resolve the applicable Major Dispute.

(B)         If a Major Dispute with respect to any "Eligible Major Decision" (defined below) is not resolved for any reason pursuant to Section 6.5(b)(iii)(A) within a total of fifteen (15) Business Days following delivery of a Major Dispute Notice, then an impasse (the "Impasse") shall be deemed to exist and any Member that is not in default under this Agreement (an "Eligible Member") may initiate the buy/sell sale procedure under Section 6.9 at any time following the expiration of such fifteen (15) Business Day period and prior to the resolution of the applicable Major Dispute. An "Eligible Major Decision" means only the Major Decisions described in Sections 6.5(a)(i), (ii), (iv), (v), (vi), (vii), (viii), (x), (xi), (xviii), (xix), (xx), (xxi), (xxii), and (xxiv).

6.6          Business Plan.

(a)          Adoption of Initial Business Plan . The Company shall undertake the Project and conduct the Business, and the Manager shall, in accordance with Section 6.1(e), operate the Company in conformance with the Company's business plan. Each business plan shall contain (i) a narrative description of the Company's business objectives and proposed activities to be undertaken by the Company in the conduct of the Business for the next two (2) Fiscal Years including sales plans and construction activities, (ii) a description of the Project including a description of the proposed entitlements, site planning and amenities, (iii) development schedules and timelines, including, without limitation, a description of the phasing for the Project, (iv) the budget for the Company described in Section 6.7 below, (iv) a proforma for the Project, which shall set forth for the anticipated life of the Project (A) the anticipated costs and expenses that will be incurred by the Company, in connection with the development, construction and sale of the Project, (B) the anticipated revenues that will be realized by the Company from the Project, (C) the anticipated Capital Contributions that the Members will be required to make to the capital of the Company, and (D) the projected returns that will be realized by the Company, and (v) any other material matters relating to the business and operation of the Project that is deemed relevant by the Executive Committee.

(b)          Revisions to Business Plan. The business plan shall be revised by the Manager on or before November 1 of each calendar year commencing on November 1, 2016, and submitted to the Executive Committee for its review and approval. The most recent version of the business plan that has been approved by the Executive Committee is referred to as the "Approved Business Plan" and shall govern the operations of the Company, until such time as a revised business plan is approved. Except as otherwise provided in this Agreement, no revisions or modifications to, or deviations from, the Approved Business Plan shall be implemented, unless approved by the Executive Committee (which approval shall not be unreasonably withheld, delayed or conditioned). Each Approved Business Plan shall be consistent with the Company's intention of the developing the Project as soon as market and other circumstances reasonably permit. The Members acknowledge that the initial business plan for the Company (including, without limitation, the proforma and the budget contained therein) has been approved by the Executive Committee as of the Effective Date.

6.7          Budgets.

(a)          Adoption of Initial Budget. Each business plan shall contain a budget, which shall include, without limitation, the following: (i) a reasonable contingency reserve for unanticipated costs associated with the matters covered thereby; (ii) periodic payments (including any payments due at maturity) on any debt incurred by the Company in accordance with this Agreement; (iii) the projected costs to develop and construct the Project; (iv) routine costs incurred by the Company in connection with holding and maintaining the Property including, without limitation, property taxes, assessments, insurance premiums and accounting and other professional fees; (v) anticipated Capital Contributions or Member Loans that the Members will be required to make, if any; (vi) anticipated draws from a Project Loan, if any; (vi) any other debt proceeds or public finance proceeds, and (viii) anticipated revenues from the Project. Each budget shall apply to one Fiscal Year, but may include non-binding projections for subsequent Fiscal Years.

(b)          Revisions to Budget. The Manager shall revise and update the budget on a monthly basis and present it the Executive Committee at the monthly meeting of the Executive Committee described in Section 6.4(e). The Executive Committee shall have the right to approve each such revised and updated budget. Any Representative having objections to any such proposed revision or update shall provide written notice thereof to the other Representatives and the Manager ("Objection Notice"), which Objection Notice shall set forth the objections with specificity. The Manager shall respond in writing with specificity to the Objection Notice and include therein proposed revisions to the proposed revised budget to address each such Representative's objections. For a period of ten (10) days after receipt by the Manager of an Objection Notice, the Executive Committee shall confer to resolve the objections described in the Objection Notice. The most recent version of the budget that has been approved by the Members or the Executive Committee is referred to as the "Approved Budget" and shall govern the operations of the Company for one (1) Fiscal Year. Except as otherwise provided in this Agreement, no revisions or modifications to, or deviations from, the Approved Budget shall be implemented, unless approved by the Executive Committee (which approval shall not be unreasonably withheld, delayed or conditioned). The Members acknowledge that the Executive Committee has approved the initial budget as of the Effective Date as part of the Approved Business Plan. The Approved Budget shall be automatically adjusted to take into account any increases in real property taxes, insurance premiums, utility charges and similar items over which the Company has no control.

(c)          Expenditure of Company Funds. Subject to the variances described in this Section 6.7(c), specific expenditures to develop and operate the Project may be made only by the Manager pursuant to the Approved Business Plan and Approved Budget. Notwithstanding the foregoing, the Manager shall have discretion, without the approval of the Executive Committee or any Member, (i) to use any contingency reserves included in the Approved Budget in any reasonable manner, (ii) to re-allocate the portion of any line item included in the Approved Budget for which the Manager reasonably determines there will be cost savings to any other line item contained in the Approved Budget, and (iii) to incur expenditures in excess of any line item contained in the Approved Budget, provided, however, that in each case, (x) the amount of any expenditures made for any line item shall not exceed the greater of $25,000 or 110% of the budgeted amount of such line item, and (y) the aggregate amount of all expenditures for any Fiscal Year shall not exceed 105% of the aggregate amount of all budgeted line items (excluding any contingency line items) for such Fiscal Year. The Manager shall notify the Executive Committee of any expenditures made pursuant to this Section 6.7(c). All expense items identified in the Approved Budget from time to time, as the same may be adjusted pursuant to this Section 6.7(b), shall constitute "Approved Project Costs" of the Company.

6.8          Reimbursements.

(a)          Reimbursement of the Manager. The Company shall reimburse the Manager on a monthly basis for the costs and expenses incurred by the Manager or any Affiliate thereof allocable to the Company and/or the Project. The costs and expenses to be reimbursed to the Manager shall be limited to the Manager's and its Affiliates' employees who are rendering services for the benefit of the Company and/or the Project and to those third party expenses set forth in Section 6.8(c). The reimbursement will be calculated in accordance with the wage schedules approved by the Members or as otherwise approved by the Executive Committee from time to time (but at least once per Fiscal Year). Except as provided in this Section 6.8(a), the Manager will be responsible for all direct and indirect expenses associated with the compensation of the Manager's and its Affiliates' personnel or employees associated with Manager's performance of duties and responsibilities as Manager of the Company (the "Excluded Costs"). The Company, however, will be responsible for all other expenses related to the Company's formation (e.g., filing fees and other costs and expenses directly related to its organization) and operations, and the Manager shall be entitled to reimbursement from the Company for its reasonable out-of-pocket costs that are not Excluded Costs incurred in the performance of its duties hereunder.

(b)          Reimbursement of Limoneira. The Company shall reimburse Limoneira on a monthly basis for the costs and expenses incurred by Limoneira allocable to the Company and/or the Project. The costs and expenses to be reimbursed to Limoneira shall be limited to Limoneira's employees and consultants who are rendering services for the benefit of the Company and/or the Project and to those third party expenses set forth in Section 6.8(c). The reimbursement will be calculated in accordance with the wage schedules approved by the Members or as otherwise approved by the Executive Committee from time to time (but at least once per Fiscal Year). Except as provided in this Section 6.8(b), Limoneira will be responsible for all direct and indirect expenses associated with the compensation of the Limoneira's personnel or employees associated with Limoneira's performance of duties and responsibilities hereunder.

(c)          Compensation and Reimbursement of Members and Representatives. The Members and Representatives shall be reimbursed by the Company for any third-party out-of-pocket costs incurred by them in connection with the performance of their duties hereunder, to the extent and provided that such expenses are included in the Approved Budget. The Members and Representatives will bear their own legal costs and expenses in negotiating and documenting this Agreement and the Contribution Agreement (including, without limitation, all exhibits and schedules contained therein). Except as provided in this Section 6.8, the Members, the Representatives and their Affiliates shall not be entitled to compensation or reimbursement of expenses from the Company, unless the amounts of any such compensation or reimbursements have previously been approved in writing by the Executive Committee.

6.9          Buy/Sell Procedure.

(a)          Right to Invoke. At any time after the Development Milestone is satisfied, each Eligible Member shall have the right, but not the obligation, to implement the procedures set forth in this Section 6.9 if there is an Impasse with respect to an Eligible Major Decision between the Representatives of the Executive Committee by delivering written notice (the "Buy/Sell Notice") to the other Member. The term "Development Milestone" means the completion of the grading and those infrastructure improvements for the Project described more fully on Exhibit G. The Member delivering a Buy/Sell Notice pursuant to this Section 6.9 is hereinafter referred to as the "Triggering Member" and the Member receiving such Buy/Sell Notice from the Triggering Member is hereinafter referred to as the "Non-Triggering Member." The Buy/Sell Notice shall set forth the proposed sales price for the entire Project determined in the sole and absolute discretion of the Triggering Member (the "Sales Price"), which shall be payable, in cash, at the closing.

Within fifteen (15) days following the delivery date of any Buy/Sell Notice, the Triggering Member shall cause the Independent Accountant to determine the aggregate amount of cash that would be distributed and paid to each Member pursuant to Section 9.2(b) (including, without limitation, any Member Loans made by such Member that would be repaid by the Company pursuant to Section 9.2(b)(i) below) if (i) the entire Project was sold for the Sales Price as of the effective date of the Buy/Sell Notice; (ii) the liabilities of the Company were liquidated pursuant to Section 9.2(b)(i); (iii) a reasonable reserve was established for contingent liabilities of the Company pursuant to Section 9.2(b)(i); and (iv) the Company distributed any remaining amounts in accordance with the provisions of Sections 9.2(b)(ii) as of the effective date of the Buy/Sell Notice (with respect to each Member, the "Purchase Price" for such Member’s Membership Interest). Upon such determination, the Independent Accountant shall give each Member written notice (the "Accountant's Notice") thereof. The determination by the Independent Accountant of such amounts, including all components thereof, shall be deemed conclusive on all of the Members, absent any material computational error. Each Member shall bear its own cost in connection with any sale of a Membership Interest pursuant to this Section 6.9.

(b)          Right to Deliver Election Notice. Within one hundred twenty (120) days following the effective date of the Accountant's Notice (the “Exercise Period"”), the Non-Triggering Member shall elect one of the following: (1) to consent to the Triggering Member’s proposed determination for the applicable Impasse, (2) to purchase the entire Membership Interest of the Triggering Member, or (3) to sell its entire Membership Interest to the Triggering Member, in any such case by delivering written notice (the "Exercise Notice") of such election to the Triggering Member.

(i)          If the Non-Triggering Member timely delivers an Exercise Notice under the preceding clause (b)(2), then the Non-Triggering Member shall purchase the entire Membership Interest of the Triggering Member in accordance with the terms and conditions of Section 6.9(c).

(ii)         If the Non-Triggering Member timely delivers an Exercise Notice under the preceding clause (b)(1), then the Executive Committee shall be deemed to have approved the Triggering Member’s proposed determination for the applicable Impasse, and there shall be no purchase or sale of either Member’s Membership Interest pursuant to this Section 6.9.

(iii)        If the Non-Triggering Member timely delivers an Exercise Notice under the preceding clause (b)(3), or if the Non-Triggering Member fails to timely deliver any Exercise Notice, then the Non-Triggering Member shall be deemed to have elected to sell its entire Membership Interest to the Triggering Member and the Triggering Member shall purchase the entire Membership Interest of the Non-Triggering Member in accordance with the terms and conditions of Section 6.9(c).

(c)          Purchase of a Member's Membership Interest. Following the election by the Non-Triggering Member to be a purchaser pursuant to Section 6.9(b)(i) or the election (or deemed election) to be a seller pursuant to Section 6.9(b)(iii) (the “Buy/Sell Election”), the following terms and conditions shall apply (with the purchasing Member referred to as the “Purchasing Member”, and the selling Member referred to as the “Selling Member”):

(i)          Within ten (10) days following the Buy/Sell Election, the Purchasing Member shall deposit into an escrow account established in the reasonable discretion of the Selling Member with a nationally recognized escrow company, a deposit (the "Deposit") by wire transfer of immediately available federal funds in an amount equal to five percent (5%) of the Purchase Price of the Selling Member’s Membership Interest, which shall be non-refundable to the Purchasing Member if the closing of the sale fails to occur by reason of a default by the Purchasing Member. Upon the closing of the sale of the Selling Member's Membership Interest, the Deposit shall be a credit against the Purchase Price. If the sale fails to occur due to a default by the Purchasing Member, then the Selling Member may elect (i) to sue the Purchasing Member for specific performance to compel the Purchasing Member to sell its entire Membership Interest to the Selling Member in accordance with the terms of this Section 6.9(c), (ii) to retain the Deposit (without reduction to the Selling Member's Capital Account, Unreturned Initial Contribution Balance or Unreturned Additional Contribution Balance) as liquidated damages, as its sole and exclusive remedy at law or equity in connection with such default (provided that from and after any such default, the Purchasing Member and the Representatives of the Purchasing Member shall also lose any and all rights to vote on any Company matters in accordance with the terms of Section 11.2(d) below), (iii) to pursue all rights and remedies available at law, in equity or otherwise against the Purchasing Member if the Purchasing Member failed to make the Deposit (including, without limitation, the right to seek the recovery of the Deposit), or (iv) to purchase the entire Membership Interest of the Purchasing Member pursuant to Section 6.9(c)(vii).

The Members acknowledge that it would be impractical and extremely difficult to estimate the damages that the Selling Member may suffer in connection with a default by the Purchasing Member under this Section 6.9(c). Therefore, the Members have agreed that a reasonable estimate of the total net detriment that the Selling Member would suffer in such event is and shall be the right of the Selling Member to retain the Deposit if the Selling Member elects to do so under clause (ii) above as liquidated damages, as its sole and exclusive remedy at law and in equity under this Section 6.9(c) (subject to the terms of Section 11.2(d) below). The Members expressly acknowledge and agree that the retention of the Deposit is not intended as a forfeiture or penalty within the meaning of the Act or any other state law. The Members acknowledge that they have been advised by their counsel with respect to the foregoing provisions of this Section 6.9(c)(i) and by their initials set forth below indicate that the foregoing remedies are fair and reasonable and agree and covenant not to contest the validity of such remedy as a penalty, forfeiture or otherwise in any court of law (and/or in any reference or other proceeding).

INITIALS OF LEWIS	INITIALS OF LIMONEIRA

(ii)         Within five (5) days before the actual date of the closing pursuant to Section 6.7(c)(iii) below, the Independent Accountant shall recalculate the amount of cash that would be distributed and/or paid to each Member pursuant to Section 9.2(b) if such amount were determined as of the closing date under Section 6.9(c)(iii) (in lieu of the effective date of the Buy/Sell Notice) taking into account any contributions and/or distributions that occur after the effective date of the Buy/Sell Notice. Upon such determination, the Independent Accountant shall give each Member written notice ("Adjusted Price Determination Notice") thereof. The Independent Accountant shall reasonably and in good faith adjust the Purchase Price, if and to the extent necessary, to take into account the adjustments described in the Adjusted Price Determination Notice and to take into account appropriate prorations that would have been made if there had been an actual sale of the Project to a third party.

(iii)        The closing of a purchase and sale held pursuant to this Section 6.9(c) shall be held at the principal office of the Company on a Business Day designated by the Purchasing Member within forty-five (45) days following the Buy/Sell Election. The Selling Member shall transfer to the Purchasing Member (or the Purchasing Member's nominee(s)) the entire Membership Interest of the Selling Member free and clear of all liens, security interests, and competing claims and shall deliver to the Purchasing Member (or the Purchasing Member's nominee(s)) such instruments of transfer and such evidence of due authorization, execution, and delivery, and of the absence of any such liens, security interests, or competing claims, as the Purchasing Member (or the Purchasing Member's nominee(s)) shall reasonably request. The Purchase Price for the Selling Member's Membership Interest shall be paid by the Purchasing Member by delivering at the closing of a confirmed wire transfer of readily available funds or one (1) or more certified or bank cashier's checks made payable to the Selling Member in an amount equal to the Purchase Price, less the amount of the Deposit paid by the Purchasing Member pursuant to Section 6.9(c)(i) above (which shall be released to the Selling Member at the closing). Effective as of the closing for the purchase of the Selling Member's Membership Interest, the Selling Member shall withdraw as a member of the Company. In connection with any such withdrawal, the Purchasing Member may cause any nominee designated in the sole and absolute discretion of such Member to be admitted as a substituted member of the Company. Notwithstanding the foregoing, any indemnity of the Selling Member and its Affiliates provided for under this Agreement shall survive the sale of the Membership Interest of the Selling Member and its withdrawal as a member of the Company.

(iv)        At the closing, the Selling Member shall represent and warrant to the Purchasing Member that the sale of the Selling Member's Membership Interest to the Purchasing Member (or its nominee(s)) (A) does not violate, conflict with, or result in a breach of any provisions of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, security or pledge agreement, license, lease, franchise, permit, agreement or other instrument or obligation to which the Selling Member is a party (exclusive of any such agreement or other instrument or obligation to which the Company is a party), and (B) does not violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Selling Member or any of the other properties or assets of the Selling Member (exclusive of its Membership Interest in the Company). The Selling Member shall also represent and warrant to the Purchasing Member at such closing that no notice to, declaration, filing or registration with, or authorization, consent or approval, or permit from, any domestic or foreign governmental regulatory body or authority, or any other Person, is necessary in connection with the sale of its Membership Interest to the Purchasing Member.

(v)         The Purchase Price shall be offset at the closing of such purchase by the then unpaid principal balance of any and all Default Loan(s) (together with all accrued, unpaid interest thereon) made by the Purchasing Member to the Selling Member. Such Default Loan(s) (together with all accrued, unpaid interest thereon) shall be deemed paid to the extent of such offset, with such deemed payment to be applied first to the accrued interest thereon and thereafter to the payment of the outstanding principal amount thereof. If the Purchase Price is insufficient to fully offset the then unpaid principal balance of any and all Default Loan(s) (together with all accrued, unpaid interest thereon) made by the Purchasing Member to the Selling Member, then the portion of any such Default Loan(s) (and accrued, unpaid interest thereon) that remains outstanding following such offset shall be paid at the closing referenced in Section 6.9(c)(iii). Also, notwithstanding any provision of this Agreement to the contrary, the unpaid balance of any and all Default Loan(s) (including all outstanding principal amounts thereof and all accrued, unpaid interest thereon) made by the Selling Member to the Purchasing Member shall be required to be paid by the Delinquent Member at the closing referenced in Section 6.9(c)(iii).

(vi)        On or before the closing of a purchase and sale held pursuant to this Section 6.9(c), the Purchasing Member shall use such Member's reasonable and good faith efforts to obtain written releases of the Selling Member and the Selling Member's Affiliates from all liabilities under all Recourse Documents and all other liabilities of the Company for which the Selling Member (and/or its Affiliates) may have personal liability. To the extent the Purchasing Member is unable to obtain such releases on or before the closing, the Purchasing Member and an Affiliate of the Purchasing Member with a net worth reasonably acceptable to the Selling Member (and, in the case of Limoneira as the Purchasing Member, LIMCO shall be deemed a reasonably acceptable party) shall jointly and severally indemnify, defend and hold the Selling Member (and its Affiliates) wholly harmless from and against all such liabilities and guaranties, except for any liabilities arising out of the Bad Conduct of the Selling Member (and/or its Affiliates).

(vii)       If the Purchasing Member defaults in its obligation to timely and validly close the purchase of the Selling Member's Membership Interest, then (A) the Purchasing Member shall not have any further right to deliver a Buy/Sell Notice pursuant to Section 6.9(a), and (B) the Selling Member shall have the right, but not the obligation, to elect to purchase the Membership Interest of the Purchasing Member by delivering written notice to such defaulting Member within thirty (30) days following such default. If the Selling Member makes the election described in clause (B) above, then the Purchase Price for the Purchasing Member's Membership Interest shall be equal to 90% of the Purchase Price determined under Section 6.9(a) and on the other terms and conditions set forth in this Section 6.9(c). If the Selling Member elects to purchase the Membership Interest of the Purchasing Member pursuant to this Section 6.9(c)(vii), then the Selling Member shall not be entitled to retain the Deposit under Section 6.9(c)(i).

(viii)      During the pendency of any proceedings under this Section 6.9(c), the Company shall continue its operations in the ordinary course of business, in accordance with the terms and conditions of this Agreement, provided that no Funding Notice shall be delivered pursuant to Section 2.3 and the Company shall not accept any contributions from the Members, but shall accept Member Loans if the Company has a Shortfall from either or both Members on terms reasonably approved by the Executive Committee.

(ix)         If, during the course of proceedings under this Section 6.9(c), and prior to the Closing, there is material damage to the Project, taken as a whole, by fire, accident, act of God or other similar casualty, the Company receives notice of a threat of condemnation of a material portion of the Project, a claim is asserted against the Company by third parties that may not be fully satisfied from available insurance proceeds, or another similar event threatening the continuing viability of the Company occurs, then the Purchasing Member may terminate the proceedings under this Section 6.9(c) by written notice to Selling Member provided that the material damage, threat of condemnation, or claim that is the basis for such termination did not result from the intentional act or omission of Purchasing Member occurring after the commencement of proceedings under this Section 6.9(c).

6.10         Project Insurance.

The Company shall purchase and maintain, or shall cause to be purchased and maintained, the policies of insurance determined by the Executive Committee.

SECTION 7.
BOOKS AND RECORDS

7.1           Books and Records.

(a)          The Manager shall keep or cause to be made available at the specified office of the Company the following: (a) a current list of the full name and last known business, residence or mailing address of each Member, (b) a copy of the initial Certificate and all amendments thereto, (c) copies of all written limited liability company agreements, including this Agreement, and all amendments to the limited liability company agreements for each Company Entity, including any prior written limited liability company agreements, no longer in effect, (d) copies of the Company's federal, state and local income tax returns and reports, (e) minutes of every meeting of the Executive Committee as well as any written consents of the Executive Committee or actions taken by the Executive Committee without a meeting, and (f) any other additional pertinent information, including any information and expenses regarding any third party arrangement. Any such records or information maintained by the Company may be kept on or be in the form of any information storage device, provided that the records so kept are convertible into legible written form within a Cure Period of time. Any Member or its designated representative shall have the right, at any reasonable time upon at least two (2) Business Days prior written notice, to have access to and inspect and copy the contents of such books or records and information, which, upon request, shall be made available to such Member at the Company's office.

(b)          The Manager shall keep adequate books and records at the Company's office, setting forth an account of all business transactions arising out of and in connection with the conduct of the Company. Any Member or its designated representative shall have the right, at any reasonable time upon at least two (2) Business Days prior written notice, to have access to and inspect and copy the contents of such books or records.

7.2           Reports.

The Manager shall provide the following reports on the dates specified: (a) within twenty (20) days following the end of each calendar month other than the last calendar month of the fiscal year of the Company, the Manager shall furnish to each Member, at the Company's expense, with unaudited financial statements consisting of a balance sheet, income statement, a statement of cash flows and a statement of sources and uses of funds for the month then ended; and (b) within twenty (20) days following the end of the last calendar month of the Fiscal Year of the Company, the Manager shall furnish to each Member, at the Company's expense, with unaudited financial statements consisting of a balance sheet, income statement and statement of cash flows for the Fiscal Year then ended. In addition, the Manager shall provide monthly reports (within twenty (20) days following the end of each month) to the Members, which shall include (i) a Project status report comparing actual results to the current Approved Budget and the Base Budget; (ii) year-to-date draw requests on the Project Loan; (iii) status of any litigation involving the Company; (iv) status of marketing efforts and pending sales; (v) a job cost report; (vi) such financial statements and financial and other reports as are required to be provided by the Company under any of the Project Loan Documents; and (vii) such other reports and information regarding the Company and/or the Business as and when reasonably requested by Limoneira. The reports described in clauses (i) and (v) above will be in a form substantially similar to the form reports attached hereto as Exhibit H. The Company's annual financial statements shall be audited by the Independent Accountant, and the costs of the audit shall be treated as an Approved Project Cost for purposes of this Agreement. All of such financial statements shall be prepared in accordance with United States generally accepted accounting principles consistently applied, provided that monthly financial statements may omit footnotes and may be subject to normal year-end adjustments.

7.3           Tax Matters.

The Manager shall cause the Company's tax returns to be prepared and filed by the Independent Accountant, unless otherwise required by the Executive Committee, at the expense of the Company as soon as reasonably practicable after the end of each Fiscal Year and shall cause tax information to be delivered to each Member as reasonably necessary for the filing of tax returns by such Member. The cost of preparing and filing such returns shall be borne by the Company (and shall be treated as an Approved Project Cost for all purposes of this Agreement). All such tax returns shall require the approval of Limoneira prior to their filing.

7.4           Fiscal Year; Accounting; Elections.

The Fiscal Year of the Company shall conclude on October 31st of each year as required by Code Section 706(b) and the Regulations promulgated thereunder ("Fiscal Year"). All decisions as to accounting matters and any election available pursuant to the Code, except as specifically provided to the contrary herein, shall be made by the Tax Matters Partner in its reasonable discretion and approved by the Executive Committee.

7.5           Tax Matters Partner.

Lewis shall be the "Tax Matters Partner" pursuant to the Code and is authorized and required to represent the Company in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith and such costs shall be treated as an Approved Project Costs for purposes of this Agreement. The Tax Matters Partner shall take such action as may be necessary to cause each of the Members to become a "notice partner" within the meaning of Code Section 6223. The Tax Matters Partner agrees to promptly notify the Members (other than the Tax Matters Partner) and the Executive Committee upon the receipt of any correspondence from any federal, state or local tax authorities relating by giving writing notice within five (5) Business Days after becoming aware thereof. The Tax Matters Partner may not take any action on behalf of the Company (including actions contemplated by Code Sections 6222 through 6232) without the prior approval of the Executive Committee. The prior sentence does not authorize the Tax Matters Partner to take any action left to the determination of an individual Member under Code Sections 6222 through 6232. Each Member (and its tax advisors) shall have the right to participate in all meetings or telephone calls with any taxing authority and in any tax proceedings.

SECTION 8.
TRANSFER OF COMPANY INTERESTS; NEW MEMBERS; DEFAULT REMEDY

8.1           General.

No Member shall Transfer all or any portion of its Membership Interest in the Company, or permit any Person (an "Interest Holder") that holds an Ownership Interest in such Member to Transfer any part of such interest, except for Transfers that comply with the requirements of Section 8.8 and that are either (a) approved in writing by the Executive Committee, (b) permitted under Section 8.2(a), or (c) Excluded Transfers. A transferee of a Member's interest in the Company will be admitted as a Substituted Member only pursuant to Section 8.2(b) or Section 8.6. Any purported Transfer that does not comply with the provisions of this Section 8 shall be void and of no force or effect to the maximum extent allowed by law.

8.2           Permitted Transfers and Excluded Transfers.

(a)          Permitted Transfers. A Member or any direct or indirect owner of a Member shall be permitted to Transfer its entire Membership Interest or Ownership Interest to any Person provided the Ownership Requirement applicable to such Member remains satisfied after such Transfer. The term "Ownership Requirement" means (i) with respect to Lewis, (A) more than fifty percent (50% ) of the total beneficial interests in Lewis are owned, directly or indirectly, by one (1) or more lineal descendants of Ralph M. Lewis (the "Lewis Descendants") and (B) the Lewis Descendants have the right, directly or indirectly, to appoint and replace the individual(s) that manage Lewis; and (ii) with respect to Limoneira, (A) more than fifty percent (50%) of the total beneficial interests in Limoneira are owned, directly or indirectly, by LIMCO, and (B) only LIMCO has the right to appoint and replace the individual(s) that manage Limoneira.

(b)          Admission of Permitted Transferees. If the Executive Committee approves a Transfer of a Member's entire Membership Interest in the Company, then the transferee shall be admitted as a Substituted Member upon (i) the payment of the reasonable out-of-pocket costs incurred by the Company and the non-transferring Member in connection with such admission, and (ii) the execution of instruments reasonably satisfactory in form and substance to the non-transferring Member, whereby the transferee agrees to be bound by all terms and conditions of this Agreement that were applicable to the transferring Member. Following the satisfaction of the requirements in clauses (i) and (ii), any such transferee shall be admitted as a member in the Company effective immediately prior to the effective date of the Transfer (as set forth in Section 8.7), and, immediately following such admission, the transferring Member shall cease to be a member of the Company, but shall not be released from any of its obligations or liability under this Agreement without the written consent of the other Member, which may be granted or withheld in the other Member's sole and absolute discretion, unless the transferee is a Person that results from a merger or consolidation with the transferring Member or that purchases all of the assets of the transferring Member.

(c)          Excluded Transfers. For purposes of this Agreement, an "Excluded Transfer" means any of the following events, to the extent they would otherwise be treated as a Transfer under the definition thereof: (i) the transfer of any publicly traded equity securities of LIMCO; (ii) the sale of all or substantially all of the assets of LIMCO, any change of control of LIMCO, or any merger or consolidation involving LIMCO; or (iii) the transfer of any direct or indirect interest in Lewis provided the Ownership Requirement applicable to Lewis remains satisfied after any such transfer.

8.3           Assignee of Member's Interest.

If, pursuant to a Transfer of a Membership Interest in the Company by operation of law and without violation of Section 8.1 (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to Section 8.2 or Section 8.6, then such Person:

(a)          shall be treated as an assignee of a Member's interest, as provided in the Act;

(b)          shall have no right to inspect the books or records of the Company, to participate in the business and affairs of the Company or to exercise any rights of a Member under the Act or this Agreement (including, without limitation, any management, voting, or consent rights under this Agreement or the right to appoint any Representative to the Executive Committee); and

(c)          shall share in distributions from the Company with respect to the transferred interest, on the same basis as the transferring Member provided that any Damages to the Company as a result of such Transfer shall be offset against amounts that otherwise would be distributed to such Member or otherwise paid to such Member or an Affiliate of such Member pursuant to any contract or other arrangement with the Company (including any Affiliate Agreement).

8.4           Election; Allocations Between Transferor and Transferee.

Upon the transfer of the Membership Interest in the Company by any Member or the distribution of any property of the Company to a Member, the Manager may file an election in accordance with applicable Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code.

8.5           Withdrawal.

Except as provided in this Section 8, no Member may voluntarily or involuntarily withdraw or dissociate from the Company or terminate its Membership Interest therein without the prior written consent of the other Member, which consent may be withheld in such other Member's sole and absolute discretion. Any Member who withdraws from the Company in breach of this Section 8.5 shall be treated in accordance with Section 8.3 as an assignee of a Member's Membership Interest that is not admitted as a member, and shall not be relieved from any obligations under this Agreement, including, but not limited to, the obligation to make Capital Contributions and Member Loans to the Company as required under Sections 2.2 and 2.3. The right to share in distributions granted under this Section 8.5 shall be in lieu of any right the withdrawn Member may have under the Act or otherwise to receive a distribution or payment of the fair market value of the Member's Membership Interest in the Company.

8.6           Substituted Members.

Except as provided in Section 8.2, no Person taking or acquiring, by whatever means, the Membership Interest of any Member in the Company shall be admitted as a substituted member in the Company (a "Substituted Member") without the written consent of the Executive Committee, which consent may be withheld or granted in the sole and absolute discretion of each Representative.

8.7           Effective Date of Transfer.

Any valid Transfer of a Member's Membership Interest in the Company, pursuant to the provisions of this Section 8 shall be effective as of the close of business on the day preceding the closing of the transaction evidencing the Transfer. The Company shall, from the effective date of such Transfer, thereafter make all distributions on account of the Membership Interest so transferred, to the transferee of such Membership Interest. As between any Member and its transferee, the Profits and Losses of the Company for federal, state, and local income tax purposes for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under Section 706(d) of the Code reasonably selected by the Executive Committee.

8.8           Additional Limitations on Transfer.

Notwithstanding any other term of this Agreement, no Transfer of any Membership Interest in the Company or Ownership Interest in any Member may be effectuated, unless in the opinion of the Company's counsel the Transfer (a) would not result in a breach of, or acceleration of obligations under, any provision of any instrument governing any Recourse Document or under any provision of the Project Loan Documents or other major contract to which the Company is a party; (b) would comply with the Securities Act of 1933 and applicable securities laws of any other jurisdiction; and (c) would not violate any other applicable laws, provided that the provisions of this Section 8.8 may be waived by the consent of the Representatives of the Executive Committee of the Member that is not causing the Transfer of a Membership Interest or Ownership Interest in a Member. The Member who desires to Transfer a Membership Interest in the Company (or in which an Ownership Interest is desired to be transferred) shall be responsible for all legal fees incurred in connection with said opinion.

8.9           Transfer Indemnity.

If the transfer of any Member's Membership Interest or the transfer of an Ownership Interest in any Member would either (i) cause the Company to "terminate" under Section 708(b)(1)(b) of the Code, or (ii) cause there to be a "change in control" of the Company within the meaning of California Revenue and Taxation Code Section 64(c)(1), then such Member and its transferee shall jointly and severally indemnify the Company for any loss, cost, expense or liability incurred by the Company as a result of (A) any documentary taxes that may be imposed on the Company, and (B) any reassessment of the Project under California Proposition 13.

SECTION 9.
DISSOLUTION AND TERMINATION

9.1           Dissolution.

In the event of any Member's bankruptcy, dissolution, retirement, resignation, expulsion or other cessation to serve or the admission of any new member into the Company, the Company shall not dissolve, but the business of the Company shall continue without interruption and without any break in continuity. Except as may be permitted in accordance with this Agreement, to the maximum extent allowed by law, each Member shall not have the right to, and each Member hereby agrees that such Member shall not, seek to dissolve or cause the dissolution of the Company or seek to cause a partial or whole distribution or sale of Company assets whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale would cause a substantial hardship to the Company and the remaining Member. The Company shall only dissolve upon the first to occur of any of the following events:

(a)          The unanimous election by the Members to dissolve the Company;

(b)          The sale or description of all of the Company's assets and the collection of all proceeds realized in connection thereunder (including, without limitation, the collection of any promissory note or other deferred amounts); or

(c)          The entry of a judicial decree of dissolution under Section 18-802 of the Act.

9.2          Winding Up.

(a)          General Matters. Following the dissolution of the Company, as provided in Section 9.1, the Manager, or if there is no Manager, each remaining Member, shall wind up the Company as provided in Section 18-803 of the Act. During such winding up process, the Profits, Losses and Net Cash Flow distributions shall continue to be shared by the Members in accordance with this Agreement. After the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company's separate existence shall continue until a certificate of cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

(b)          Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Executive Committee shall take full account of the Company's liabilities and assets, and such assets shall be liquidated by the Manager as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 6. The proceeds from liquidation of the Company's property, to the extent sufficient therefor, shall be applied and distributed in the following order:

(i)          To the payment and discharge of all of the Company's debts and liabilities, including those to Members who are creditors in the order of priority required by law, and to the establishment of any necessary reserves (including, without limitation, reserves for insurance deductibles); and

(ii)         To the Members in accordance with Section 4.1.

Any reserves withheld pursuant to Section 9.2(b)(i) shall be distributed as soon as practicable, as determined in the reasonable discretion of the Manager, to the Members pursuant to Section 9.2(b)(ii).

9.3           Certificate of Cancellation.

When all debts, liabilities, and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a certificate of cancellation shall be executed and filed by any Member with the Delaware Secretary of State.

SECTION 10.
EXCULPATION AND INDEMNIFICATION

10.1         Exculpation and Reliance on Information and this Agreement.

The Members hereby agree to the exculpation, indemnity and other provisions set forth below as follows:

(a)          Limitation on Liability. Neither the Manager, and Manager Affiliate, any Member, any Officer nor any direct or indirect member, partner, shareholder, director, officer, manager or trustee of any such Person or any other Person designated by the Manager (collectively, the "Covered Persons") shall be liable or accountable in damages or otherwise to the Company or to any Member for any error of judgment or any mistake of fact or law or for anything that such Covered Person may do or refrain from doing hereafter, except to the extent caused by such Covered Person's bad faith, fraud, willful misconduct, gross negligence or breach of this Agreement or any Affiliate Agreement.

(b)          Reliance upon Information, Opinions, Reports, etc. A Covered Person shall be fully protected in relying in good faith upon the records of the Company, any information received by the Manager, any Member or the Company with respect to the Property (financial or otherwise), and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence including, but not limited to, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(c)          Reliance upon Agreement. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they define the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

10.2         Member Indemnification.

Each Member (such Member, the "Indemnifying Party") shall and does hereby indemnify, defend and hold wholly harmless, to the fullest extent permitted by law, the Company, the other Member and their respective Affiliates (each, as applicable, the "Indemnified Parties") for, from and against and in respect of any and all Damages, actually incurred by the Indemnified Parties to the extent attributable to Bad Conduct or breach of this Agreement (including any Capital Default) or any Affiliate Agreement by the Indemnifying Party or any Affiliate thereof (including, but not limited to, the breach by any Indemnifying Party or Affiliate thereof of any representation or warranty contained in this Agreement or any Affiliate Agreement); provided, however, that Damages shall not include any Damages to the extent covered by insurance maintained by or for the benefit of such Indemnified Party or any Excluded Liabilities. In the event the Indemnifying Party or any of its Affiliates incurs an indemnification obligation pursuant to this Section 10.2, then the Indemnifying Party shall (i) in the event the Company has suffered Damages, make a cash payment to the Company in the amount of the indemnification obligation which, for the avoidance of doubt, will (A) not be treated as a Capital Contribution to the Company; and (B) not result in credit to the Indemnifying Party's Capital Account (or Unreturned Initial Contribution Balance or Unreturned Additional Contribution Balance); or (ii) in the event the Indemnified Party is not the Company, make a cash payment to the Indemnified Party in the amount of the indemnification obligation.

10.3         Company Indemnification.

(a)          General Indemnity. The Company shall and does hereby indemnify, defend (with counsel selected by the Executive Committee) and hold wholly harmless, to the fullest extent permitted by law, each Covered Person, from and against any and all Damages incurred by such Covered Person by reason of anything which such Covered Person may do or refrain from doing that arises out of or relates to the Company. Notwithstanding the foregoing, no Covered Person shall be entitled to be indemnified by the Company to the extent any such Damages are covered by insurance maintained by or for the benefit of such Covered Person or to the extent such Damages are incurred by such Covered Person by reason of such Covered Person's Bad Conduct or breach of this Agreement or any Affiliate Agreement.

(b)          Financing Indemnity. Without limiting the provisions of Section 10.3(a), the Guarantors may execute and deliver one (1) or more Recourse Documents pursuant to Section 3.2 that may impose liability upon such Guarantors in connection with any financing or refinancing obtained by the Company or other transactions entered into by the Company. The Members acknowledge and agree that each Guarantor shall execute and deliver one (1) or more Recourse Documents as an accommodation to the Company and the Members. Accordingly, if any Guarantor incurs any Damages under any Recourse Document, then the Company shall indemnify, defend, protect and hold such Guarantor wholly harmless from and against all such Damages incurred by such Guarantor as a result of such Recourse Document; provided, however, the foregoing indemnification obligation shall not extend or apply to any Damages incurred by any such Guarantor resulting from the Bad Conduct or breach of this Agreement by, such Guarantor (other than a failure to pay any amounts due under any such Recourse Document as a result of the breach or default of the Company) or to the extent such Damages are covered by insurance maintained by or for the benefit of such Guarantor. For purposes of this Section 10.3(b), any contract entered into by LIMCO that is expressly assumed by the Company under the Contribution Agreement shall be treated as a Recourse Document if LIMCO is unable to obtain a release from any liability thereunder. Additionally, at the request of Limoneira (and at Limoneira’s sole cost and expense), if Limoneira or its Affiliates are prohibited by the other contracting party from enforcing any obligations expressly retained by Limoneira on any such assumed contracts by reason of the assignment of the assumed contract to Company , the Company shall use its commercially reasonable efforts to enforce any such obligations on any such assumed contracts, on behalf of, and for the benefit of Limoneira and its Affiliates.

(c)          Delivery of Funding Notice. Notwithstanding any other term of this Agreement, the Manager may deliver a Funding Notice to the Members pursuant to Section 2.3 if the Company has insufficient funds to satisfy its obligations under this Section 10.3.

10.4         Survivability of Provisions. The provisions of this Section 10 shall survive each Member's withdrawal as a member of the Company and the liquidation of the Company.

SECTION 11.
DEFAULT AND REMEDIES

11.1         Events of Default.

The occurrence of any of the following events (each an "Event of Default") shall constitute an event of default and the Member so defaulting (the "Defaulting Member") shall thereafter be deemed to be in default without any further action whatsoever on the part of the Company or the other Member (the "Non-Defaulting Member") (other than with respect to any notice specifically required by this Agreement):

(a)          Bad Acts. Bad Conduct by such Member (or by such Member as the Manager, or by such Member’s Manager Affiliate) in connection with the Business ("Bad Act Event");

(b)          Resignation or Withdrawal. The resignation or withdrawal, or attempted resignation or withdrawal, by a Member from the Company in violation of this Agreement without the prior written consent of the other Member ("Withdrawal Event");

(c)          Dissolution or Liquidation. Any dissolution or liquidation of a Member or the taking of any action by its owners, members, managers, partners, directors, majority stockholder, or Parent intended to cause the dissolution or liquidation of such Member, unless either (i) the business of such Member is carried on without termination; or (ii) substantially all assets of the Member, including its interests in the Company, are transferred or are to be transferred to a Permitted Transferee or to a Person acquiring substantially all of the assets of the Parent of such Member, whether by purchase, contribution, merger, or change of control resulting from stock transfers in a Parent that is publicly traded ("Dissolution Event");

(d)          Voluntary Bankruptcy. The bankruptcy of a Member, which means: (i) the inability of the Member generally to pay its debts as such debts become due, or an admission in writing by the Member of the Member's inability to pay the Member's debts generally or a general assignment by the Member for the benefit of creditors; (ii) the filing of any petition or answer by the Member seeking to adjudicate the Member as bankrupt or insolvent, or seeking for the Member any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Member or the Member's debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for the Member or for any substantial part of the Member's property; or (iii) any action taken by the Member to authorize any of the actions set forth above ("Voluntary Bankruptcy Event");

(e)          Involuntary Bankruptcy. The involuntary bankruptcy of a Member, which means, without the consent or acquiescence of the Member, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such person, which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of the Member, the entering of an order appointing a trustee, custodian, receiver, or liquidator of the Member or of all or any substantial part of the property of the Member, which order shall not be dismissed within ninety (90) days ("Involuntary Bankruptcy Event"); or

(f)          Breach. The occurrence of any of the following events; provided that if any of such event is reasonably susceptible of cure, then such event shall not constitute an Event of Default unless and until such occurrence is not cured within a Cure Period after notice of such default is given by the other Member:

(i)          If any material representation, warranty, or other statement of fact made by any Member or Affiliate thereof contained in this Agreement or any Affiliate Agreement is materially misleading in any material respect;

(ii)         A Member's failure to perform any other material obligation or act required of that Member (whether in its capacity as a Member or the Manager) by the provisions of this Agreement;

(iii)        An Affiliate of a Member failing to perform any material obligation, act, or acts required of such Affiliate by the provisions of any Affiliate Agreement;

(iv)        Any Transfer by any Member in breach of the terms of this Agreement ("Transfer Event"); or

(v)         Any other breach by a Member (whether in its capacity as a Member or the Manager) of this Agreement.

11.2         Remedies.

With respect to each Event of Default other than a failure to make a Capital Contribution (except the water rights under Section 2.7) or Member Loan which shall be exclusively governed by Section 2.5 of this Agreement:

(a)          Non-Defaulting Member Remedies. The Non-Defaulting Member shall have all rights and remedies set forth in this Agreement and all available remedies at law and in equity;

(b)          Company Remedies. The Company shall have all rights and remedies set forth in this Agreement and all available remedies at law and in equity;

(c)          Default Loan Remedies. If the Event of Default is attributable to the Defaulting Member's failure to make a cash payment to the Company pursuant to the provisions of Section 10.2, then (i) the Non-Defaulting Member shall have the right, but not the obligation, to make a Default Loan to the Defaulting Member in the amount of the Company's Damages; and (ii) the Defaulting Member shall be deemed to have used the proceeds of such Default Loan to satisfy its obligation to reimburse the Company for the Company Damages (without credit to such Defaulting Member's Capital Account, Unreturned Initial Contribution Balance or Unreturned Additional Contribution Balance). The Non-Defaulting Member shall also be entitled to offset against the Defaulting Member's obligation (i) any distributions or payments to be made by the Company to the Defaulting Member pursuant to Section 4.1 or 4.2 (including reference thereto pursuant to Section 9.2(b)(ii)); and (ii) any payments owed or to be made by the Company to the Defaulting Member or any Affiliate of the Defaulting Member pursuant to any contracts with the Company (including, without limitation, under any Affiliate Agreement). Amounts that the Company offsets pursuant to the preceding sentence shall be treated for all purposes of this Agreement and the applicable contract as if such amounts had been paid by the Company directly to the Defaulting Member or the Affiliate of the Defaulting Member followed by the Defaulting Member's and/or the Affiliate's payment of such amount to the Company pursuant to the indemnification obligation provided by Section 10.2 of this Agreement.

(d)          Loss of Voting Rights. If there is an uncured Event of Default that is a Bad Act Event, Withdrawal Event, Voluntary Bankruptcy Event, Involuntary Bankruptcy Event or Transfer Event, then (i) the Delinquent Member's Representatives shall not be entitled to serve on the Executive Committee and its Representatives shall not be entitled to otherwise vote upon any matters under this Agreement (exclusive of any Fundamental Decision), (ii) the management of the business and affairs of the Company shall be vested solely in the Representatives of the Non-Delinquent Member, (iii) the rights of the Delinquent Member shall be limited solely to those of an assignee that is not admitted as a substituted member in accordance with the provisions of Section 8.3 (i.e., sharing in any allocations and/or distributions of Profits, Losses (and items thereof) and Net Cash Flow and liquidating distributions to which such Member is entitled to receive under this Agreement), and (iv) the Delinquent Member shall not have any authority to act for or bind the Company. For the avoidance of any doubt, the Members acknowledge that a Transfer Event shall not be to have occurred unless such event is not cured within the Cure Period after notice of such default is given by the Non-Delinquent Member.

(e)          Notwithstanding the foregoing provisions of this Section 11.2, a Member (and its Affiliates) shall not be liable for any Excluded Liabilities.

SECTION 12.
MISCELLANEOUS

12.1         Notices.

Any notice, demand, request or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, sent by registered or certified mail, return receipt requested, or sent by Federal Express or any other courier service guaranteeing overnight delivery, addressed to any Member at the address appearing below such Person's name on Exhibit B or by electronic transmission to the electronic mail address set below such Person's name on Exhibit B (followed by notice by mail sent in the manner described above, or by Federal Express or other courier service), or if to the Company, by notice to each Member as herein provided, or to such other address as each Member may from time to time specify by notice in accordance with this Section 12.1. Any such notice shall be deemed to have been delivered, given, and received for all purposes as of the date so delivered, at the applicable address; provided that notices received on a day that is not a Business Day, or after 5:00 p.m. (at the location to which delivery is to be made) on a Business Day shall be deemed received on the next Business Day. Notice to a party shall not be effective unless and until each required copy of such notice specified on Exhibit B (or as the parties may from time to time specify by notice in accordance with this Section 12.1) is given. The inability to deliver a notice because of a changed address of which no notice was given or an inoperative facsimile number for which no notice was given of a substitute number, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by legal counsel for such party. Any telephone numbers set forth on Exhibit B are provided for convenience only and shall not alter the manner of giving notice set forth in this Section 12.1.

12.2         Non-Competition and Independent Activities.

(a)          Non-Competition. Each Member agrees that it will not, and will cause its Affiliates not to, and will cause its Representatives on the Executive Committee not to, directly or indirectly, engage in the development, construction and/or sale of any single family residential housing projects within any of the real property that is located in the geographical area designated on Exhibit I attached hereto during the time both Members (and/or any Affiliate(s) thereof) are members in the Company; provided, however, the restrictions contained in this Section 12.2 will automatically expire on the date the Company has fewer than 250 residential lots to sell in the Project and/or the Company has been dissolved. Notwithstanding the foregoing sentence, with respect to East Area 2 and the Retained Property, the restrictions and covenants contained in this Section 12.2 shall not apply to (i) any Person that owns stock of LIMCO, or (ii) Limoneira and its Affiliates.

(b)          Enforcement. Each Member recognizes that irreparable harm and damage will result to the Company in the event of any breach by any Member of any of the covenants contained in this Section 12.2. Each Member agrees that, in the event of such a breach and in addition to any other legal or equitable remedies to which the Company may be entitled or which may be available, the Company will be entitled to specific performance of the covenants in this Section 12.2, to an injunction from a court of law to restrain the violation of those covenants by any Member and all other Persons acting for or with the Member, or to both specific performance and an injunction. Each Member further agrees that, in the event the Company brings an action for the enforcement of the covenant contained in this Section 12.2, and if the court or arbitrator under Section 12.11 finds any part of the covenant unreasonable as to time, area, or activity covered, then such Member agrees to abide by any finding, judgment or decree of the court or arbitrator as to what is reasonable and the Member agrees that the Company may enforce this Agreement to the extent of such finding, judgment or decree.

(c)          Waiver of Rights with Respect to Independent Activities. Except with respect to restrictions of business activities as set forth in this Section 12.2(a) or as otherwise expressly set forth in this Agreement, nothing in this Agreement shall be construed to: (i) prohibit any Member or any of its respective Affiliates from continuing, acquiring, owning, or otherwise participating in any transaction, investments, and business ventures and undertakings of every type and nature (each an "Independent Activity" and collectively the "Independent Activities") that is not owned or operated by the Company even if such Independent Activity is or may be in competition with the Company; (ii) require any Member or any of its Affiliates to allow the Company or any other Member to participate in the ownership or profits of any such Independent Activity; or (iii) require any Member or any of its Affiliates to provide notice to the Company or any Member regarding any Independent Activity of such Person. To the extent any Member would have any rights or claims against the other Member as a result of the Independent Activities of such Member or its Affiliates, whether arising by statute, common law, or in equity, the same are hereby waived.

(d)          Acknowledgment of Reasonableness. The Members hereby expressly acknowledge, represent and warrant that they are sophisticated investors, they understand the terms, conditions and waivers set forth in this Section 12.2, and that the provisions of this Section 12.2 are reasonable, taking into account the relative sophistication and bargaining position of the Members.

12.3         Binding Effect.

Subject to any transfer restrictions set forth in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12.4         Construction.

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

12.5         Time.

Time is of the essence with respect to this Agreement. In the event that the last day for performance of an act or the exercise of a right under this Agreement falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day thereafter.

12.6         Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

12.7         Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid, or unenforceable for any reason whatsoever, then such illegality, invalidity, or unenforceability shall not affect the legality, validity, or enforceability of the remainder of this Agreement.

12.8         Incorporation by Reference.

Every exhibit, schedule, recital and other appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference.

12.9         Additional Documents.

Each Member, upon the request of the other Member, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

12.10         Variation of Pronouns.

All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, and singular or plural, as the identity of the Person or Persons may require.

12.11         Dispute Resolution; Jury Trial Waiver.

(a)          Generally. Each and every controversy, dispute, or claim between the Members arising out of or relating to this Agreement or the transactions contemplated hereby (exclusive of any impasse on any Major Decision other than the Major Decision) ("Dispute") that is not settled in writing within thirty (30) days after the date (the "Claim Date") upon which any such party hereto gives written notice to the other that a Dispute exists, shall be submitted for binding adjudication to a reference proceeding in California, without a jury, in accordance with the provisions of Section 638, et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections. The procedures set forth herein in this Section 12.11 shall constitute the exclusive means for the resolution of any such Dispute, including, without limitation, whether such Dispute is subject to such reference proceedings and regardless of whether such Dispute includes any tort claims.

The referee shall be a retired Judge of the Superior Court in Ventura County (the "Court") selected by mutual agreement of the parties to the Dispute, and if they cannot so agree within thirty (30) days after the Claim Date, then the referee shall be promptly selected by the Presiding Judge of the Court (or his or her representative) and in accordance with CCP §640. The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one (1) peremptory challenge of a referee selected by the Court pursuant to CCP §170.6. The referee shall (i) be requested to set the matter for hearing within ninety (90) days after the referee's appointment, and (ii) try any and all issues of law or fact and report a statement of decision upon them, if possible, within thirty (30) days after all parties have rested and the case has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive (except as otherwise provided expressly in this Agreement) and judgment thereon shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction.

Any party may apply for a reference proceeding by filing a petition for a hearing and/or trial by reference pursuant to CCP §638 at any time after the earlier of (A) thirty (30) days following notice of the Claim Date, or (B) commencement by a party to this Agreement of a regular (non-reference) legal action involving a Dispute. All discovery permitted herein shall be at the discretion of the referee and shall be completed no later than fifteen (15) days before the first hearing (trial) date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Subject to the discretion of the referee, depositions may be taken by either party upon seven (7) days' written notice, and request for production or inspection of documents shall be responded to within fourteen (14) days after service. All disputes relating to discovery that cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b)          Manner of Proceedings. Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties. All other costs shall be divided equally between all of the parties to the proceeding; provided, however, that such costs, along with all other costs and expenses, including, without limitation, attorneys' fees, shall be subject to award, in full or in part, by the referee, in the referee's discretion, to the prevailing party. Unless the referee so awards attorneys' fees, each party shall be responsible for such party's own attorneys' and expert witness fees and costs.

(c)          Determination of Issues. The referee shall be required to determine all issues in accordance with existing case law and the statutory law of the State of Delaware; provided, however, that the referee shall apply the rules of civil procedure and evidence applicable to proceedings at law in the State of California. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue written findings of fact and conclusions of law, a written statement of decision, and a single judgment at the close of the reference proceeding that shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto also expressly reserve the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(d)          WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY DISPUTE AS DEFINED HEREINABOVE, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A REFERENCE PROCEEDING AS PROVIDED ABOVE BUT THIS WAIVER SHALL BE EFFECTIVE EVEN IF, FOR ANY REASON WHATSOEVER, SUCH CLAIM OR CAUSE OF ACTION CANNOT BE TRIED BY SUCH REFERENCE PROCEEDING. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.

12.12         Attorneys' Fees.

If any proceeding is commenced by any Member against any other Member that arises out of, or relates to, this Agreement (including, but not limited to, any reference proceeding), then the prevailing Member in such proceeding shall be entitled to recover reasonable attorneys' fees and costs. Any judgment or order entered in any legal proceeding shall contain a specific provision providing for the recovery of all costs and expenses of suit including, but not limited to, reasonable attorneys' and expert witness fees, costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment; (ii) post-judgment motions; (iii) contempt proceedings; (iv) garnishment, levy, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation.

12.13         Governing Law.

Subject to Section 12.12, the laws of the State of Delaware (without reference to the rules regarding conflict or choice of laws of such State), including, without limitation, the Act, shall govern the organization and internal affairs of the Company, the liability of the Members of the Company and the construction and interpretation of this Agreement.

12.14         Waiver of Action for Partition.

The Company may be dissolved, liquidated and terminated only pursuant to the provisions of Section 9.1 above, and, to the fullest extent permitted by applicable law but subject to the terms of this Agreement, each Member (on behalf of itself and any person or entity that may claim for or on behalf of such Member) hereby irrevocably waives any and all other rights that it (or any such person or entity) may have to maintain any action for or otherwise cause (i) a dissolution, liquidation or termination of the Company or any Company Subsidiary or (ii) a sale or partition of, or appointment of a receiver for, any or all of the assets of the Company or any Company Subsidiary, except as expressly provided in this Agreement.

12.15         Counterpart Execution; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files or Portable Document Format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.16         Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. All prior agreements among the parties with respect to the subject matter of this Agreement, whether written or oral, are merged herein and shall be of no force or effect. This Agreement can be modified or amended only upon the written consent of all Members.

12.17         Representations and Warranties.

Each Member hereby represents and warrants as of the Effective Date, for the sole and exclusive benefit of the Company, the Manager and each other Member, as follows:

(a)          Such Member has acquired its interest in the Company for its own account, for investment, and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof;

(b)          Such Member has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, transfer, or pledge all or any portion of its interest in the Company and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

(c)          Such Member has such business and financial experience alone, or together with its professional advisers, that it has the capacity to protect its own interests in connection with its acquisition of an interest in the Company;

(d)          Such Member has sufficient financial strength to hold the interest in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

(e)          Such Member has performed its own due diligence with respect to its interest in the Company and the Company's acquisition of the Property and is relying on that due diligence in making this investment, and such Member is not relying on the Manager or representation or information provided by the other Member or any of the other Member's Affiliates, with respect to tax, suitability, or other economic considerations, other than the representations and warranties contained in this Section 12.17 and the Contribution Agreement;

(f)          Such Member has not received any assurances from anyone, including the other Member, that it will receive the return of, or any return on, its Capital Contributions, and that it is aware that its investment in the Company has substantial risks, including, without limitation, the risk of changes in the Ventura County, California real estate market and risk of the use of substantial leverage, and that it may lose all of its Capital Contributions;

(g)          The Membership Interest in the Company acquired by such Member has not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., the Delaware Securities Act, the California Corporate Securities Law of 1968 or any other state securities laws (the "Securities Acts") because the Company has issued the Interests in the Company in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;

(h)           Such Member has not received any advertisement or general solicitation with respect to the sale of the Membership Interests in the Company;

(i)           Such Member acknowledges and agrees that the projections contained in any documents, reports or other information previously or subsequently provided to such Member are based on numerous assumptions that are subject to uncertainty and over which the Company and the Manager have no control, are for illustrative purposes only and should not be viewed as a guarantee of actual results. Neither the Company, the Manager nor any of their Affiliates (or any other party) have any obligation whatsoever to update information contained in any projections or other materials provided to any Member. Such Member should consult with its own advisors (A) to evaluate any projections and any associated assumptions, (B) to make its own independent determination of the feasibility of any projections (and the assumptions contained therein), and (C) to evaluate whether such Member should execute and deliver this Agreement;

(j)           Such Member is an "accredited investor" within the meaning of Regulation D and the rules and regulations promulgated under the Securities Act of 1933;

(k)          This Agreement constitutes a legal, valid, and binding obligation of the Member enforceable against the Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting generally the enforcement of creditors' rights and statutes or rules of equity concerning the enforcement of the remedy of specific performance;

(l)           Such Member is duly organized, validly existing, and in good standing under the laws of the state of its formation or incorporation, as applicable, is qualified to do business in the State of California, and has full power and authority to enter into this Agreement and to perform the terms and provisions hereof;

(m)          The execution, delivery, and performance of this Agreement by such Member have been duly authorized by all necessary limited liability company and corporate action and the Persons executing this Agreement and all documents related thereto on behalf of such Member are fully authorized to do so. No consent of any person exercising control (as such term is defined in the definition of Affiliate) over such Member or any judicial or administrative body or other governmental authority or any other Person or party is required for such execution, delivery, or performance (or, if required, such consent already has been obtained);

(n)          The execution, delivery, and performance of this Agreement by such Member do not and will not violate, conflict with or contravene any judgment, order, decree, writ or injunction, or any law, rule, regulation, contract or agreement to which the Member is subject, which conflict, violation, or breach would have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Company;

(o)          To the actual knowledge of such Member, no representation, warranty or covenant of such Member in this Agreement or any Affiliate Agreement contains or will contain any untrue statement of material facts or omits or will omit to state material facts necessary to make the statements or facts contained therein not misleading; and

(p)          Such Member has not retained any broker, finder, agent or the like in connection with this Agreement or the transactions contemplated under this Agreement for which the Company or the other Member is responsible, in whole or in part, for any fee or commission.

12.18         Enforceability of Provisions.

THE MEMBERS ACKNOWLEDGE AND AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE HEREOF, THE REMEDIES PROVIDED FOR IN SECTIONS 2.5, 6.9 AND 11.2 ARE FAIR AND REASONABLE AND DO NOT CONSTITUTE A FORFEITURE OR PENALTY. THE MEMBERS FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL WITH RESPECT TO THE PROVISIONS OF SECTIONS 2.5, 6.9 AND 11.2 AND AGREE AND COVENANT NOT TO CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH REMEDY AS A PENALTY, FORFEITURE OR OTHERWISE IN ANY COURT OF LAW AND/OR REFERENCE PROCEEDING (OR OTHERWISE).

12.19         Contractual Duties Prevail; Approval Standard.

To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Company Entity or to the other Member, a Member acting pursuant to this Agreement shall not be liable to the Company or any Company Subsidiary or to any other Member except to the extent provided in Section 10.2. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties (including fiduciary duties) and liabilities of such Member. Except as expressly provided herein: (1) any agreement, approval, consent, judgment or other determination to be made by a Member (or its Representatives) under this Agreement shall not be effective unless it is in writing and shall be in the sole and absolute discretion of such Member (or its Representatives) for any reason or no reason; and (2) such Member (and its Representatives) shall be entitled to consider only such interests and factors as it desires, including such Member's interests, and shall, to the fullest extent permitted by applicable law, have no duty (including fiduciary duties) or obligation to give any consideration to any interest of or factors affecting the Company, any Company Entity or any other Member.

12.20         Scope of Representation.

EACH MEMBER HEREBY ACKNOWLEDGES AND AGREES THAT, IN CONNECTION WITH THE DRAFTING, PREPARATION AND NEGOTIATION OF THIS AGREEMENT AND THE CONTRIBUTION AGREEMENT, THE FORMATION OF THE COMPANY AND ANY OTHER MATTERS RELATED THERETO, (I) ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LLP HAS ONLY REPRESENTED THE INTERESTS OF LEWIS, AND NOT THE INTERESTS OF LIMONEIRA OR THE COMPANY OR ANY OTHER PARTY (AS A GROUP AND/OR INDIVIDUALLY), AND (II) PIRCHER, NICHOLS & MEEKS HAS ONLY REPRESENTED THE INTERESTS OF LIMONEIRA AND NOT THE INTERESTS OF LEWIS OR THE COMPANY (OR ANY OTHER PARTY). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR ANY OF THE PARTIES HERETO MAY ALSO PERFORM SERVICES FOR THE COMPANY. TO THE EXTENT THE FOREGOING REPRESENTATION CONSTITUTES A CONFLICT OF INTEREST, EACH MEMBER HEREBY EXPRESSLY WAIVES ANY SUCH CONFLICT OF INTEREST. EACH MEMBER FURTHER ACKNOWLEDGES THAT THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY SHALL NOT BE DEEMED BY VIRTUE OF SUCH REPRESENTATION TO HAVE ALSO REPRESENTED ANY OTHER PARTY IN CONNECTION WITH ANY SUCH MATTERS.

12.21         Nonrecourse Parties.

Except as provided in Sections 3.2 and 10.2 (and without limiting the liability of Lewis Guarantor or Limoneira Guarantor under its Joinder), no direct or indirect partner, shareholder, officer, director or trustee of the Manager or any Member (collectively, the "Nonrecourse Parties") shall be personally liable in any manner or to any extent under or in connection with this Agreement, and the Company shall not have any recourse to any assets of any of the Nonrecourse Parties to satisfy any liability, judgment or claim that may be obtained or made against any such Nonrecourse Party under this Agreement. The limitation of liability provided in this Section 12.21 is in addition to, and not in limitation of, any limitation on liability applicable to any Nonrecourse Parties provided by law or by this Agreement or any other contract, agreement or instrument; provided, however, the foregoing shall not limit any liability that a Nonrecourse Party has to return any distribution received by such party in violation of applicable law.

12.22         No Suretyship Defenses.

Each Member hereby unconditionally waives any guarantor or suretyship defense that may otherwise apply with respect to this Agreement.

12.23         Interpretation.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined herein shall include the plural as well as the singular; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with US generally accepted accounting procedures; (iii) references in this Agreement to "Sections," "subsections," "paragraphs" and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the words "include", "such as" and "including" and their variations, shall mean "including, but not limited to;" (vii) references to "days" shall mean calendar days unless otherwise stated; (viii) every reference to any document refers to that document as modified from time to time, and includes all exhibits and schedules to that document; (ix) "good faith" means "honesty in fact" as such phrase is used in the Uniform Commercial Code, as adopted in the State of Delaware as of the date of this Agreement; (x) "reasonable efforts" or "commercially reasonable efforts" means the level of effort a reasonable person would exert under similar circumstances acting on its own behalf and shall require diligence and good faith but not illegal or other unreasonable actions; and (xi) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement.

12.24         Omitted.

12.25         Joinder.

Certain obligations of Lewis under this Agreement shall be guaranteed by the parties (the "Lewis Guarantors") pursuant to that certain Joinder of Lewis Guarantors attached to this Agreement to be executed by the Lewis Guarantors. Certain obligations of Limoneira under this Agreement shall be guaranteed by LIMCO (the "Limoneira Guarantor") pursuant to that certain Joinder of Limoneira Guarantor attached to this Agreement to be executed by Limoneira Guarantor.

12.26         Definitions.

The following terms shall have the meanings specified in this Section 12.26:

"Act" means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, 18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Adjusted Capital Account Balance" means an amount with respect to each Member equal to the balance in such Member's Capital Account at the end of the relevant Fiscal Year, after taking into account contributions and distributions during such Fiscal Year and after increasing the balance in such Member's Capital Account by any amount such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1), 1.704-2(i)(5) or 1.704-1(b)(2)(ii)(c).

"Adjusted Capital Account Deficit" means, with respect to any Member, a deficit balance in such Member's Capital Account as of the end of the Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account the additions, if any, permitted by Regulations §§ 1.704-1(b)(2)(ii)(c) (referring to obligations to restore a capital account deficit), 1.704-2(g)(1) (referring to "minimum gain") and 1.704-2(i)(5) (referring to a partner's share of "partner nonrecourse debt minimum gain"), and (b) debit to such Capital Account the items described in §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation § 1.704-1(b)(2)(ii)(d).

"Affiliate" means, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any Person owning or controlling twenty-five percent (25%) or more of the outstanding voting and/or beneficial ownership interests of such Person; (iii) any officer, director, manager, managing member, or general partner of such Person; or (iv) any Person who is an officer, director, manager, managing member, general partner, trustee, or holder of twenty-five percent (25%) or more of the voting interests of any Person described in clauses (i) through (iii) of this definition. For purposes of clause (i) of this definition, two or more Persons shall be deemed to be under common control if there is a twenty-five percent (25%) or greater overlap in the ownership of any classes of equity in such Persons. Without limitation on the foregoing, Lewis, LOC and LMC are Affiliates of each other.

"Affiliate Agreement" means an agreement, contract or other arrangement between the Company and an Affiliate of a Member including, but not limited to, the Contribution Agreement and the Assignment Agreement.

"Agreement" means this First Amended and Restated Limited Liability Company Agreement, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

"Assigned Agreements" has the meaning given that term in the recitals of this Agreement.

"Bad Conduct" means acts or omissions constituting gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, bad faith or a knowing violation of law.

"Bank Account" means a bank account established by the Company at a financial institution reasonably approved by the Executive Committee.

"Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)          The initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time of contribution to the Company, as reasonably determined by the contributing Member and the Executive Committee as reflected in this Agreement or another writing agreed to by all the Members;

(ii)         The Company shall adjust the Book Value of all Company assets to equal their respective gross fair market values (taking Code § 7701(g) into account), as determined by the Executive Committee as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with the issuance by the Company of a non-compensatory option (as defined in Regulations § 1.721-2(f) other than an option for a de minimis interest; provided that the Company is required to make an adjustment described in clauses (A), (B) and (C) of this paragraph only if the Executive Committee determines that the adjustment is necessary to reflect the relative economic interests of the Members in the Company.

(iii)        The Company shall increase (or decrease) the Book Value of Company assets to reflect any adjustments to the adjusted basis of the Company's assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), provided, however, that the Company will not adjust the Book Value pursuant to this subparagraph (iii) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iii).

(iv)        The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of the distribution as reasonably determined by the Executive Committee.

(v)         If any non-compensatory option is outstanding at the time the Book Value of the Company's assets is adjusted, then the provisions of Regulations § 1.704-1(b)(iv)(h)(2) apply.

If the Book Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iii) above, then the Book Value will thereafter be adjusted by the Capital Account Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

"Business Day" means any day that is not a Saturday, Sunday, legal holiday in California, or a day on which banking institutions in California are authorized or required by law to close.

"Capital Account" means, with respect to each Member or assignee, the Capital Account maintained for such Person in accordance with the following provisions:

(a)          To each Person's Capital Account there shall be credited such Person's Capital Contributions, including the amount listed under the column labeled "Capital Account" on Exhibit B, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Person pursuant to Section 5.2, and the amount of any Company liabilities assumed by such Person or which are secured by any Property distributed to such Person.

(b)          To each Person's Capital Account there shall be debited the amount of cash and the Book Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Person pursuant to Section 5.2, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

(c)          In the event all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except that if the Transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, then Regulations § 1.708.1(b) shall apply.

(d)          In determining the amount of any liability for purposes of (a) and (b) of this definition, there shall be taken into account Code § 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Executive Committee determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company, a Member, or assignee), are computed in order to comply with such Regulations, the Executive Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 9.2 of this Agreement upon the dissolution of the Company. The Executive Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between (A) the aggregate balances standing in the Capital Accounts of the Members and assignees, and (B) the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

If the Book Value of Company assets are adjusted pursuant to this Agreement, then the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustments as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment. On the exercise of a non-compensatory option (as defined in Regulations § 1.721-2(f) the Capital Accounts of the Members shall be adjusted in accordance with Regulations § 1.704-1(b)(2)(iv)(s).

"Capital Account Depreciation" shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, then Capital Account Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis.

"Capital Contribution" means, with respect to each Member, the amount of money and the net fair market value of any property (other than money) contributed to the Company by such Member pursuant to any provision of this Agreement (exclusive of any amounts paid by any Indemnifying Party pursuant to Section 10.2).

"Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

"Company" means the limited liability company formed pursuant to the filing of the Certificate and the execution of the Original Agreement and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.

"Credit Enhancement" means any letter of credit, bond or similar credit enhancement.

"Cure Period" means, with respect to any Defaulting Member, a period of thirty (30) calendar days after such Defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such thirty (30)-day period, then the period shall continue, if such Defaulting Member commences to cure the breach within such thirty (30)-day period, for so long as such defaulting Member diligently prosecutes the cure to completion, up to a maximum of the lesser of (a) sixty (60) calendar days, or (b) the period of time allowed for such performance under any Project Loan Documents.

"Default Loan" means a recourse loan that has been advanced to a Delinquent Member or a Defaulting Member pursuant to Section 2.5(b)(iii) or Section 11.2(c), respectively, that shall bear interest at a rate equal to fifteen percent (15%) per annum, compounded annually; provided that any applicable laws limiting the rate of interest that may be legally charged with respect to such loan shall be taken into account and, if applicable, the rate of interest charged on such loan shall be reduced to the maximum rate of interest permitted by such law. Subject to any extension provided for under this Agreement, each Default Loan shall be due and payable in full one (1) year from the date advanced (or, if earlier, upon the sale of any Member's Membership Interest under Section 6.9(c) or the dissolution of the Company).

"Entity" means any Person other than an individual.

"Excluded Liabilities" means (a) special, exemplary, punitive, and/or consequential damages, unless payable to third parties; and (b) any claim for lost profits or similar claim by a Member.

"Gross Revenues" means the gross cash proceeds realized by the Company from any source pursuant to sound accounting principles.

"Independent Accountant" means Ernst & Young, or such other accounting firm that is approved by the Executive Committee.

"Manager" means Lewis and any Person who succeeds to Lewis as Manager in accordance with Section 6.1(a).

"Member" means any Person identified as a member of the Company in the introductory paragraph to this Agreement. If any Person is admitted as Substituted Member pursuant to the terms of this Agreement, then the term "Member" shall also be deemed to refer to such Person. "Members" refers collectively to all Persons who are designated as a "Member" pursuant to this definition, until such time as any such Person ceases to be a member of the Company in accordance with this Agreement or the Act.

"Membership Interest" means, with respect to each Member, (i) that Member's status as a member, (ii) that Member's Capital Account and share of the Profits, Losses and other items of income, gain, loss, deduction and credits of, and the right to receive distributions (liquidating or otherwise) from, the Company under the terms of this Agreement, (iii) all other rights, benefits and privileges enjoyed by that Member (under the Act or this Agreement) in its capacity as a member, including that Member's rights to vote, consent and approve those matters described in this Agreement, and (iv) all obligations, duties and liabilities imposed on that Member under the Act or this Agreement in its capacity as a member.

"Net Cash Flow" means Gross Revenues less the portion thereof used to pay for Company expenses, to repay any Member Loans and to establish reserves for Approved Project Costs, all as reasonably determined by the Executive Committee, consistent in all material respects with any Approved Business Plan then in effect.

"Ownership Interest" means the direct and/or indirect ownership in any Member.

"Parent" means any Person that holds, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities, or comparable equity interests, of a Member.

"Percentage Interest" means, with respect to a particular Member, that Member's interest, expressed as a percentage. The Percentage Interest of each Member is fifty percent (50%).

"Person" means any individual, partnership, corporation, trust, limited liability company, or other entity.

"Pre-Assignment Expenses" means Lewis Pre-Assignment Expenses and the Limoneira Pre-Assignment Expenses, collectively.

"Pre-Closing Agreements" has the meaning assigned to such term in the Contribution Agreement.

"Prime Rate" means the highest prime rate of interest published in the then most recent edition of the Wall Street Journal, Western Edition (if such edition is then published), or any successor publication.

"Profits" and/or "Losses" for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (including in such taxable income or loss all items of income, gain, loss or deduction required by Code Section 703(a) to be stated separately) with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in this definition in computing Profits or Losses, shall be added to such taxable income or loss;

(b)          Any Company expenditures described in Code Section 705(a)(2)(B), or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in this definition in computing Profits or Losses shall be subtracted from such taxable income or loss, including nonrecourse deductions;

(c)          Gain or loss resulting from any disposition of Company property shall be computed by reference to the Book Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)          In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account the Capital Account Depreciation computed in accordance with such definition contained above; and

(e)          Notwithstanding any other provision of this subsection, any items of income, gain; loss or deduction which are specially allocated shall not be taken into account in computing Profits or Losses.

"Project Loan" means a third-party loan made to the Company necessary for the Company to acquire, own, develop, design, construct, furnish, operate and maintain the Project.

"Project Loan Documents" shall mean any instrument and documents that evidence or secure the Project Loan.

"Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Related Party" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition of Related Party, the term "control" (including the terms "controlled by" and "under common control with") with respect to the relationship between or among two or more Persons, means direct or indirect, record or beneficial, ownership of one hundred percent (100%) of the outstanding equity, capital, or right to profits of such Person.

"Transfer" means any change in the ownership of any Membership Interest in the Company or in the Ownership Interest of any Member, whether made voluntarily, involuntarily, directly, indirectly or by operation of law, including, but not limited to, the following: (i) a sale, assignment, contribution, distribution, gift or other transfer of an Ownership Interest to any Person; (ii) a transfer of an Ownership Interest to the personal representative of the estate of a Person upon such Person's death, and any subsequent transfer of an Ownership Interest from such personal representative to the heirs or devisees of the deceased Person under his will or by the laws of descent and distribution; (iii) a transfer of an Ownership Interest to a judicially appointed personal representative as a result of the adjudication by a court of competent jurisdiction that the transferring Person is mentally incompetent to manage his person or property; (iv) a transfer of an Ownership Interest to the transferring Person's spouse or former spouse, or heirs of such spouse or former spouse, in connection with a division of their community or other property upon the death or divorce of the transferring Person, divorce or the death of such spouse; (v) a general assignment for the benefit of creditors, or any assignment to a creditor resulting from the creditor's foreclosure upon or execution against any Person holding an Ownership Interest; (vi) the filing of a voluntary bankruptcy petition; (vii) the adjudication of any Person holding an Ownership Interest as bankrupt or insolvent or the entry of an order for relief under the United States Bankruptcy Code against any Person holding an Ownership Interest; (viii) the filing of a petition or answer by any Person holding an Ownership Interest seeking for such Person's reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or rule; (ix) the filing of an answer or other pleading by any Person holding an Ownership Interest admitting or failing to contest the material allegations of a petition filed against such Person in a bankruptcy, insolvency, reorganization or similar proceeding; (x) the seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of any Person holding an Ownership Interest or of all or any substantial part of such Person's property; (xi) if a Person holding an Ownership Interest is a general or limited partnership, the dissolution and commencement of winding up of the partnership; (xii) if a Person holding an Ownership Interest is a corporation, the filing of a certificate of dissolution or its equivalent for the corporation or revocation of its charter; (xiii) if a Person holding an Ownership Interest is another limited liability company, the filing of articles of dissolution or termination or their equivalent for the limited liability company; or (xiv) if a Person holding an Ownership Interest is an Entity, any change in the control or majority ownership of such Person to another Person that is not a Related Party of the transferring Person.

"Unreturned Additional Contribution Balance" means, with respect to each Member, an amount equal to (a) the sum of such Member's Capital Contributions made or deemed made to the Company pursuant to the provisions of either Section 2.2(b), 2.2(c), 2.2(d), 2.2(e), 2.2(f), 2.3 or 2.5(iii) of this Agreement, minus (b) all distributions to such Member pursuant to Section 4.1(a) (including by reference thereto pursuant to Section 9.2(b)) and Section 4.2 until the balance standing in such account has been reduced to zero.

"Unreturned Additional Contribution Balances" means the Unreturned Contribution Balance for both Members.

"Unreturned Initial Contribution Balance" means, with respect to each Member, an amount equal to the sum of such Member's Capital Contributions made or deemed made to the Company pursuant to the provisions of Section 2.2(a) of this Agreement, minus all distributions to such Member pursuant to Section 4.1(b) (including by reference thereto pursuant to Section 9.2(b)) until the balance standing in such account has been reduced to zero.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Members have executed and entered into this First Amended and Restated Limited Liability Company Agreement of Limoneira Lewis Community Builders, LLC as of the date first set forth above.

MEMBERS:

LEWIS SANTA PAULA MEMBER, LLC,
a Delaware limited liability company

By:	Lewis Operating Corp.,
a California corporation
Its: Manager

By:
John M. Goodman
Its: Senior Vice President

LIMONEIRA EA1 LAND, LLC
a Delaware limited liability company

By:	Limoneira Company,
a Delaware corporation
its sole Member

By:
Name:
Title:

MANAGER:

LEWIS SANTA PAULA MEMBER, LLC,
a Delaware limited liability company

By:	Lewis Operating Corp.,
a California corporation
Its: Manager

By:
John M. Goodman
Its: Senior Vice President

(1)